    As filed with the Securities and Exchange Commission on May 5, 1999

                                                 Registration No. 333-77583
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                KeraVision, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

         Delaware                                            77-0328942
     (State or Other          (Primary Standard           (I.R.S. Employer
       Jurisdiction       Industrial Classification     Identification No.)
   of Incorporation or           Code Number)
      Organization)
                              48630 Milmont Drive
                           Fremont, California 94538
                                 (510) 353-3000
          (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                ---------------

                                Thomas M. Loarie
                Chairman, President and Chief Executive Officer
                                KeraVision, Inc.
                              48630 Milmont Drive
                           Fremont, California 94538
                                 (510) 353-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copies to:
            Michael W. Hall                         Steven D. Singer
            Latham & Watkins                       Hale and Dorr LLP
         135 Commonwealth Drive                     60 State Street
      Menlo Park, California 94025                  Boston, MA 02109

                                ---------------

   Approximate date of commencement of proposed sale to the public:

   As promptly as practicable after this registration statement becomes effective and the effective time of the proposed merger of a subsidiary of the Registrant with and into Transcend Therapeutics, Inc. as described in the Agreement and Plan of Reorganization dated as of December 22, 1998 (the "Merger Agreement"), attached as Annex A to the proxy statement/prospectus forming a part of this registration statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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                          TRANSCEND THERAPEUTICS, INC.

                     Notice of Special Meeting of Stockholders

                               ----------------

Transcend is holding a special meeting of its stockholders on Friday, May 28, 1999 at 8:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. At the meeting, Transcend stockholders will be asked to consider and vote on a proposal to approve an agreement and plan of reorganization among Transcend, KeraVision, Inc. and a subsidiary of KeraVision formed for purposes of the merger. We have included a copy of the agreement and summarized its terms in the proxy statement/prospectus you are receiving with this notice.

The close of business on April 29, 1999 is the record date for determining the stockholders of Transcend that are entitled to receive notice of the special meeting and vote on the proposal.

                                          By order of the board of directors,

                                          B. Nicholas Harvey
                                          President

Waltham, Massachusetts

May 7, 1999

                                KERAVISION, INC.

                     2,500,000 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               ----------------
                          TRANSCEND THERAPEUTICS, INC.

                                PROXY STATEMENT

                                      FOR

                               SPECIAL MEETING OF

                                  STOCKHOLDERS

                        OF TRANSCEND THERAPEUTICS, INC.

   Transcend Therapeutics, Inc. has agreed to be acquired in a merger by KeraVision, Inc., a developer of medical devices for vision correction. This merger requires the approval of Transcend's stockholders.

   Transcend is holding a special meeting of its stockholders to vote on an agreement and plan of reorganization previously signed by the two companies. Transcend's board of directors is soliciting proxies from its stockholders to be voted at the special meeting. This proxy statement contains information Transcend's board is required to provide in order to solicit your proxy.

   This document also constitutes a prospectus for the shares of KeraVision's common stock expected to be issued to Transcend's stockholders in the merger. If the merger occurs, each Transcend stockholder will receive a fraction of a share of KeraVision's common stock for each share of Transcend common stock they own. The fraction of a share is currently expected to be worth between $1.62 and $1.75 when issued.


   We cannot now determine how much KeraVision common stock will be issued for each share of Transcend common stock; it will be determined three days before the meeting.

   You can get a current estimate of the exchange ratio by calling 1-888-277-7772. KeraVision's common stock trades on the Nasdaq National Market under the symbol "KERA." Transcend's common stock trades on the Nasdaq SmallCap Market under the symbol "TSND." The date of the prospectus contained in this document is May 5, 1999.

   Please see "Risk Factors" beginning on page 5. The risk factors describe material risks involved in approving the merger and becoming a holder of KeraVision's common stock.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the KeraVision common stock to be issued under this proxy statement/ prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus and a proxy card are being mailed beginning May
                                 7, 1999.

                             TABLE OF CONTENTS FOR
                           PROXY STATEMENT/PROSPECTUS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS.....................................................   1
SUMMARY...................................................................   3
  What the companies do...................................................   3
  Transcend's reasons for the merger......................................   3
  KeraVision's reasons for the merger.....................................   3
  Transcend has received a fairness opinion from its financial advisor....   3
  Transcend and KeraVision have signed a merger agreement.................   4
  Affiliates of Transcend have agreed to approve the merger...............   4
  You have appraisal rights...............................................   4
  Your rights as a stockholder will change................................   4
RISK FACTORS..............................................................   5
COMPARATIVE PER SHARE DATA................................................  11
MARKET PRICE DATA AND DIVIDEND POLICY.....................................  12
SELECTED HISTORICAL FINANCIAL INFORMATION.................................  13
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  15
THE SPECIAL MEETING OF TRANSCEND STOCKHOLDERS.............................  18
  Purpose of the Special Meeting..........................................  18
  Record Date and Outstanding Shares......................................  18
  Voting of Proxies.......................................................  18
  Vote Required...........................................................  18
  It Is Very Unlikely that the Merger Will Not Be Approved................  19
  Quorum; Abstentions.....................................................  19
  Solicitation of Proxies; Expenses.......................................  19
  Accountants.............................................................  19
THE MERGER................................................................  20
  Background of the Merger................................................  20
  Transcend's Reasons for the Merger......................................  21
  KeraVision's Reasons for the Merger.....................................  22
  Recommendation of the Transcend Board...................................  23
  Opinion of Transcend's Financial Advisor................................  23
  Historical Share Price Analysis--Transcend..............................  24
  Absence of Ongoing Business of Transcend................................  25
  Book Value of Transcend.................................................  25
  Premiums in Recent Merger Transactions..................................  25
  Historical Share Price Analysis--KeraVision.............................  26
  Discounted Earnings Analysis--KeraVision................................  26
  Benefits of the Merger to Transcend's Affiliates........................  27
  Affiliates of Transcend Have Agreed to Approve the Merger...............  28
  Affiliates of Transcend Have Agreed Not to Sell Any KeraVision Stock for
   Six Months After the Merger............................................  28
  Transcend has Deposited $7 Million in an Escrow Account to Assure the
   Merger Will Close......................................................  28
  Material Federal Income Tax Considerations..............................  29
  Anticipated Purchase Accounting Treatment...............................  30
  You Have Appraisal Rights if You Do Not Wish to Receive KeraVision
   Shares in the Merger...................................................  30
THE MERGER AGREEMENT......................................................  32
  General.................................................................  32
  What You Will Receive in the Merger.....................................  32
  Examples of Exchange Ratio Formula Results..............................  33
  No Fractional Shares of KeraVision Stock Will Be Issued.................  34

                                                                          Page
                                                                          ----
  Transcend Options and Warrants Will Be Cancelled.......................  34
  Stock Ownership Following the Merger...................................  35
  Conversion of Shares; Procedures for Exchange of Certificates..........  35
  Effect on Stock Certificates...........................................  35
  No Solicitation by Transcend of Other Potential Acquirers..............  35
  Representations, Warranties and Covenants of Transcend and KeraVision..  35
  Employment Matters.....................................................  36
  Updates to Net Cash....................................................  36
  Indemnification and Insurance..........................................  36
  Conditions that Must Be Met for the Merger to Close....................  37
  Termination of the Merger and Merger Agreement.........................  37
  Termination Fee........................................................  37
  Expenses...............................................................  37
KERAVISION, INC. ........................................................  38
  Business...............................................................  38
  Employees..............................................................  54
  Properties.............................................................  54
  Legal Proceedings......................................................  54
  KeraVision Management's Discussion and Analysis........................  54
MANAGEMENT OF KERAVISION.................................................  60
  Board of Directors.....................................................  60
  Executive Officers of KeraVision.......................................  62
  Director Compensation..................................................  63
  Board Meetings and Committees..........................................  63
  Compensation Committee Report..........................................  65
  Executive Compensation.................................................  67
  Performance Graph......................................................  70
  Certain Relationships and Related Transactions.........................  71
  Compliance with Section 16(a) of the Securities Exchange Act of 1934...  73
TRANSCEND THERAPEUTICS, INC..............................................  74
  Business...............................................................  74
  Properties.............................................................  75
  Legal Proceedings......................................................  75
  Transcend Management's Discussion and Analysis.........................  75
SECURITY OWNERSHIP.......................................................  77
  KeraVision.............................................................  77
  Transcend..............................................................  80
DESCRIPTION OF KERAVISION CAPITAL STOCK..................................  82
  KeraVision Common Stock................................................  82
  KeraVision Preferred Stock.............................................  82
COMPARISON OF CAPITAL STOCK AND RIGHTS OF HOLDERS OF KERAVISION COMMON
 STOCK AND TRANSCEND COMMON STOCK........................................  84
EXPERTS..................................................................  85
LEGAL MATTERS............................................................  86
WHERE YOU CAN FIND MORE INFORMATION......................................  86
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS...............................  86
INDEX TO FINANCIAL STATEMENTS............................................ F-1
ANNEX A--AGREEMENT AND PLAN OF MERGER.................................... A-1
ANNEX B--OPINION OF FINANCIAL ADVISOR TO TRANSCEND....................... B-1
ANNEX C--SECTION 262 OF THE DCGL......................................... C-1

                             QUESTIONS AND ANSWERS

   Q: Why am I receiving these materials?

   A: Transcend's board of directors has approved the acquisition of Transcend by KeraVision in the merger. The merger now requires the approval of Transcend's stockholders. We are sending you these materials to help you decide whether to approve the merger.

   Q: Why is Keravision acquiring Transcend?

   A: In brief, Transcend has a significant amount of cash it originally obtained to develop a drug based on Procysteine. Procysteine has since been shown to be ineffective in treating its targeted disease. KeraVision wishes to acquire Transcend for its cash, and use that cash in its business of developing and marketing medical devices for vision correction.

   Q: How did Transcend arrive at its decision to be acquired?

   A: Transcend's board of directors conducted an in-depth review of alternatives for Transcend's potential future business. The review included discussions with other potential acquirers and the advice of EVEREN Securities, Inc., an investment banking firm engaged for this purpose. EVEREN delivered an opinion to Transcend's board that the terms of the merger are fair to Transcend's stockholders from a financial point of view. EVEREN's opinion is attached to this proxy statement/prospectus as Annex B.

   Q: What will I receive in the merger?

   A: You will receive shares of KeraVision's common stock, which is publicly traded on Nasdaq under the symbol "KERA." The value of the total number of shares that KeraVision will issue to all Transcend's stockholders will represent a 20 to 30 percent premium over Transcend's net cash.

   Q: How much Keravision common stock will I receive?

   A: You will receive a fraction of a share of KeraVision's common stock, which we expect to be worth between $1.62 and $1.75, for each share of Transcend's common stock you own. We will not know until three days before the merger the actual fraction of a share of KeraVision's common stock that you will receive for each share of Transcend common stock. We call this fraction the "exchange ratio." We plan on completing the merger the day of the meeting. Accordingly, we expect to be able to provide the exchange ratio to you three days prior to the meeting. The final calculation of the exchange ratio depends partly on an average of the closing prices of KeraVision's common stock during the ten-day period ending three days before the merger occurs. The exchange ratio also depends on how much net cash Transcend has at the time of the merger and how many shares of Transcend's common stock are outstanding when the merger closes. See "The Merger Agreement--What You Will Receive in The Merger."

   Q: How can I find out the exchange ratio before voting?

   A: Call the toll-free number Transcend has established for this purpose, 1-888-277-7772, and ask for the exchange ratio. If you call before the exchange ratio has been calculated, you will get an estimate. If you call after it has been calculated, you will get the final exchange ratio.

   Q: What do I need to do now?

   A: Read this document. Then complete your proxy card and indicate how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible. You should complete, sign and return your proxy even if you currently expect to attend the special meeting and vote in person. Mailing in a proxy now will not prevent you from later canceling or "revoking" your proxy right up to the day of the special meeting. And you will ensure that your shares get voted if you later find you are unable to attend.

   Q: What do I do if I want to change my vote?

   A: Just mail in a later-dated, signed proxy card before the special meeting or attend the special meeting in person and sign a new proxy card or vote in person.

   Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

   A: Your broker will vote your shares only if you tell the broker how to vote. To do so, follow the directions your broker provides. Without instructions, your broker will not vote your shares.

   Q: Should I send in my stock certificates now?

   A: No. After the merger is completed, KeraVision will send you instructions for exchanging your stock certificates.

   Q: When do you expect the merger to occur?

   A: We intend to complete the merger on May 28, 1999, after the special meeting.

   Q: What are the tax consequences to me of the merger?

   A: We expect the merger to be a taxable event for you for federal income tax purposes.

   If you have other questions, you should contact:


    Transcend Therapeutics, Inc.
    c/o Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attention: Patrick Toher, Esq.
    Phone: (617) 526-6000
    Fax: (617) 526-5000

                                    SUMMARY

   This summary highlights information from this proxy statement/prospectus. To fully understand the proposed merger and its consequences to you, you should also read the more detailed information and financial statements contained in this proxy statement/prospectus, and the accompanying appendices.

What the companies do

  KeraVision, Inc.
  48630 Milmont Drive
  Fremont, California 94538
  (510) 353-3000
  Nasdaq stock symbol: KERA

   KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low to moderate myopia (nearsightedness) and low to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs(TM) for myopia, part of a technology platform that KeraVision believes will potentially treat the most common forms of vision problems.

  Transcend Therapeutics, Inc.
  738 Main Street
  Suite 431
  Waltham, MA 02451
  Nasdaq stock symbol: TSND

   Transcend was formed in 1992. Its activities have concentrated on developing a compound, Procysteine, for use in treating Acute Respiratory Distress Syndrome. In March 1998, Transcend suspended its clinical trial of Procysteine following the recommendation of an independent safety monitoring board. In August 1998, after further review of data from the trial, Transcend abandoned its efforts in this area. In December 1998, Transcend commenced winding down its operations.

Transcend's reasons for the merger (page 21)

   Transcend's board of directors approved the merger for a number of reasons, including:

  . A study has shown that Procysteine and Transcend's other glutathione repleting compounds have little remaining value;

  . It would take significant time and money to try to restart Transcend's drug development business by in-licensing new products, because the acquisition costs would be high and there are a limited number of opportunities that involve acceptable development risks;

  . The acquisition of Transcend at a premium to its net cash by a public-traded company is preferable to liquidating Transcend because of the costs and delays involved in liquidation; and

  . The opinion of EVEREN Securities, Inc., Transcend's financial advisor, that the consideration to be paid to you in the merger is fair.

KeraVision's reasons for the merger (page 22)

   KeraVision's board of directors believes the merger will benefit KeraVision primarily because:

  . Transcend's net cash of approximately $8 million will enable KeraVision to continue developing its products and conducting clinical trials and will assist in financing the launching of its products in Europe, Canada and in the United States.

  . The merger provides KeraVision a source of cash on terms that are more favorable than current financing options.

Transcend has received a fairness opinion from its financial advisor (page 23)

   Transcend retained EVEREN Securities, Inc. as its exclusive financial advisor and agent in connection with the proposed merger to render an opinion to the board of directors of Transcend as to whether the consideration to be paid to you was fair. EVEREN has delivered an opinion that the transaction is fair to you from a financial point of view. EVEREN based its opinion on a number of factors, with the principal factor being the value of the consideration you would receive for each of your shares of Transcend common stock. A complete copy of EVEREN's opinion is attached as Annex B to this document.

Transcend and KeraVision have signed a merger agreement (Annex A)

   Transcend and KeraVision signed an agreement and plan of reorganization on December 22, 1998. You should read the agreement carefully; it describes your rights in the merger. A copy of the agreement is included as Annex A and a summary of its terms begins on page 32.

Affiliates of Transcend have agreed to approve the merger (page 28)

   Some of Transcend's principal stockholders have signed voting agreements with KeraVision that require these stockholders to vote in favor of the KeraVision merger and against any other acquisition transaction. Together, these stockholders own approximately 51 percent of Transcend's common stock, which is enough shares to provide the majority vote needed to approve the merger. The agreements expire when the merger with KeraVision has been approved or three months after the merger agreement terminates, whichever comes first.

You have appraisal rights (page 30)

   You are entitled to appraisal rights under the laws of Delaware if you follow the procedures established by those laws. These procedures are described beginning on page 30.

Your rights as a stockholder will change (page 82)

   When the merger is completed, your rights as a KeraVision stockholder will be determined by Delaware law and by KeraVision's amended and restated certificate of incorporation and bylaws. As a holder of KeraVision common stock, your ability to elect members of the KeraVision board of directors may be reduced in comparison to your ability to elect members of the Transcend's board of directors. Directors of KeraVision may be more easily removed from office than directors of Transcend. KeraVision has established a stockholders rights plan that may have the effect of deterring a potential acquirer from making an offer to purchase the outstanding KeraVision common stock.

   Approximately 530,000 shares of KeraVision series B preferred stock currently are outstanding. Holders of KeraVision series B shares are entitled to vote on all matters upon which holders of KeraVision common stock are entitled to vote. Holders of series B preferred shares are entitled to four votes per share. Holders of series B shares are entitled elect one member of the KeraVision board of directors so long as 300,000 series B shares remain outstanding.

                                  RISK FACTORS

   You should carefully consider the following risk factors in evaluating whether to approve the merger agreement and the acquisition. You should also consider these risk factors in conjunction with the other information included in this proxy statement/prospectus.

You may receive fewer KeraVision shares than you expected at the time you executed your proxy.

   Because the price of KeraVision's common stock will change, you may receive considerably fewer shares of KeraVision stock than you expect. When the merger occurs, your shares of Transcend common stock will be converted to a number of shares of KeraVision common stock that is not yet known. You will receive a fraction of a share of KeraVision common stock for each share of Transcend common stock you own which is based in part upon the average closing price of KeraVision common stock during the 10-day period ending three days before the merger closes.

KeraVision is incurring operating losses which may result in a substantial reduction over time of the value of KeraVision shares you receive in the merger.

   KeraVision has generated only limited revenues to date and has experienced significant operating losses every year since 1986. KeraVision expects to incur substantial and increasing operating losses for at least the next year and until sufficient revenue and margin can be generated to offset expenses, including increasing expenses for sales and marketing efforts. KeraVision cannot predict the amount of net losses and the time required for it to reach profitability. KeraVision is still developing products for sale in the United States market and is subject to the uncertainties and risks associated with developing products and beginning sales efforts. As a result, KeraVision's future operating losses may be even greater than we currently anticipate.

KeraVision may not be able to execute its business plan if a significant amount of capital is not available to it in the near future.

   KeraVision will be required to commit substantial resources to establish production, marketing and sales capabilities in order to bring KeraVision Intacs to market. KeraVision will be required to commit additional resources to conducting the research and development, clinical studies and regulatory activities necessary to bring any other medical device products to market. We do not anticipate that KeraVision's current cash, cash equivalents and short-term investments or financing plans will be sufficient to fund KeraVision's operations to profitability. KeraVision will need to raise substantial additional funds for this purpose. KeraVision may seek such additional funding through collaborative arrangements and through public or private debt or equity financings. Any additional equity financing will be dilutive to you as a stockholder to the extent you do not participate in the financing, and any debt financing, if available, may restrict KeraVision's future ability to pay dividends on its capital stock or the manner in which KeraVision conducts its business. KeraVision currently has no commitments for any additional financings, and we cannot assure you that any such financings will be available. Nor can we assure you that funds from these financings will be available when needed or available on terms favorable to KeraVision. If KeraVision fails to obtain sufficient funds, it may need to delay, scale back or eliminate some or all of its research and product development programs, clinical studies or regulatory activities or license third parties to commercialize products or technologies that it would otherwise seek to develop itself. Such actions would adversely affect KeraVision's business and financial condition.

KeraVision needs market acceptance of KeraVision Intacs and other products to be successful.

   KeraVision's future performance depends, to a substantial extent, upon the degree of market acceptance of KeraVision Intacs for correction of myopia, and on KeraVision's ability to successfully manufacture, market, deliver and support KeraVision Intacs. We cannot assure you that KeraVision Intacs or any future product that KeraVision develops will achieve or maintain acceptance in their target markets. To be successful KeraVision Intacs will have to be accepted by ophthalmic surgeons as well as by patients. To date, KeraVision has sold its product primarily in Canada, France and Germany, and has so far received only limited acceptance and generated only limited revenues. KeraVision has only recently begun the sale of KeraVision Intacs in the United States. Many surgeons in these countries and elsewhere have already invested significant time and resources in developing expertise in other corrective ophthalmic surgical techniques. KeraVision intends to market its proposed products to people whose vision can be corrected with eyeglasses or contact lenses. We cannot assure you that these persons will elect to undergo surgical insertion of KeraVision Intacs when such nonsurgical vision-correction alternatives are available. The extent of, and rate at which, KeraVision Intacs and future products achieve market acceptance and penetration is a function of many variables including price, safety, efficacy, reliability and marketing and sales efforts. Similar risks may confront other products KeraVision develops in the future.

The development of KeraVision's products and KeraVision's future revenue are uncertain and may not be successful.

   KeraVision Intacs will require a significant investment of capital before commercialization in the United States. To obtain revenues KeraVision must, alone or with others, successfully manufacture and market KeraVision Intacs and successfully develop, obtain regulatory approval for, manufacture and market other products. The time frame for any products and potential products, including KeraVision Intacs, to succeed in the market is long and uncertain. Although KeraVision has received approval to market KeraVision Intacs in the United States, the European Union and Canada, we cannot assure you that KeraVision will successfully complete its research and development efforts for this or other products to be marketed elsewhere. Nor can we assure you that KeraVision Intacs will perform in the manner anticipated, or that we will experience the results observed in animal, eye-bank or human nonfunctional and sighted-eye testing in long-term use of KeraVision Intacs. We also cannot assure you that KeraVision Intacs will prove to be safe or effective over the long term in correcting vision. If KeraVision Intacs fails to perform as anticipated our business and financial condition will be jeopardized.

Compliance with governmental standards applicable to KeraVision and its products may prove too burdensome and costly for KeraVision to operate profitably.

   Having received approval from the FDA for the correction of myopia, KeraVision Intacs is subject to additional post-market testing and surveillance programs required by regulatory agencies. KeraVision is also required to engage in extensive record keeping and reporting, and to conduct extensive post-market surveillance or other device follow-up. In addition, KeraVision expects to manufacture KeraVision Intacs internally and will accordingly be required to adhere to additional FDA requirements for the manufacture and distribution of KeraVision Intacs. KeraVision's ongoing compliance with the government's quality system regulation, labeling and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA, and comparable agencies in other countries. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, injunctions, civil penalties, suspensions or withdrawal of regulatory approvals, product recalls, product seizures, including cessation of manufacturing and sales, operating restrictions and criminal prosecution, and the occurrence of any of these events could have a material adverse effect on KeraVision's business, financial condition and results of operations.

KeraVision may not be able to obtain necessary regulatory approvals in a timely manner, which would delay the sale and distribution of KeraVision Intacs or future products and adversely affect our revenues.

   As the manufacturer of KeraVision Intacs and potential products, KeraVision's operations must undergo quality service regulation compliance inspections conducted by the FDA and equivalent inspections conducted by state and foreign officials. Third parties manufacturing KeraVision instrumentation may similarly be affected. We cannot assure you that KeraVision or these third parties will be able to obtain necessary regulatory approvals of their manufacturing operations in a timely manner or at all. Delays in receipt of, failure to receive or loss of previously received approvals would have a material adverse effect on KeraVision's business, financial condition and results of operations.

KeraVision may not obtain the approvals necessary for the sale of its products in foreign markets which would prevent the sale of products in these markets.

   KeraVision's success depends in part on its ability to develop and market its products in markets outside the United States. Although we have received approvals for the sale of our products in some of these markets, we cannot assure you that we will obtain the requisite approvals of foreign countries for the sale of our products in new foreign markets. Even if we ultimately obtain these approvals, doing so may take longer, and the licensing requirements may be more restrictive, than we anticipate. As a result, the sale of our products in additional foreign markets may be delayed or prevented and our financial condition and results of operations may be adversely affected.

The cost of KeraVision Intacs and the availability of other established vision correction products may limit the potential market for KeraVision Intacs which may impact KeraVision's ability to realize revenues.

   KeraVision's target market for KeraVision Intacs currently is limited to healthy patients who have mild to moderate myopia without significant astigmatism and are generally over the age of 21. We cannot assure you that even this target population will prefer refractive surgery to current and future alternatives for visual correction. KeraVision believes that the inability of some patients to afford the procedure and the psychological aversion of some patients to refractive surgery may further limit the potential market for KeraVision Intacs. KeraVision also expects that the relative attractiveness and affordability of other refractive surgical techniques will affect the market.

Long-term follow-up data may not demonstrate that KeraVision Intacs is safe.

   The KeraVision Intacs technology is a relatively new technology. KeraVision has developed only limited clinical data to date on the safety and efficacy of KeraVision Intacs in correcting myopia, and KeraVision has not yet developed any long-term safety or efficacy data. KeraVision cannot yet determine if KeraVision Intacs will prove to be effective for the predictable treatment of myopia. We cannot assure you that the clinical trial results of KeraVision Intacs are necessarily indicative of the degree of safety or efficacy that KeraVision Intacs will achieve in the long term.

Complications and visual side effects associated with KeraVision Intacs may affect KeraVision's ability to obtain regulatory approval or gain market acceptance for KeraVision Intacs.

   Although no patient has suffered any serious or lasting injury to the eye or any material loss of vision, some patients who have received KeraVision Intacs have experienced various complications. These complications include induced astigmatism, infection, decentered placement and a reduction in central corneal sensation. In addition, patients undergoing the KeraVision Intacs procedure have reported various visual side effects. These include glare, haloes and other visual symptoms associated with low-light conditions. We cannot assure you that these complications or side effects will not be serious or lasting or will not impair or preclude acceptance of the product by patients or ophthalmologists or preclude KeraVision from obtaining regulatory approval for its potential products.

KeraVision's ability to operate its business may be adversely affected if is unable to retain its key personnel or to hire additional key personnel.

   KeraVision's success depends in large part on its ability to attract and retain key management, scientific and operating personnel. We cannot assure you that KeraVision will be able to attract and retain the qualified personnel or develop the expertise needed for its business. KeraVision currently has a small research and management group. The loss of the services of one or more members of the research or management group or the inability to hire additional personnel and develop expertise as needed could limit KeraVision's ability to maximize the potential of KeraVision Intacs and develop new products. Such persons are in high demand and often receive competing employment offers. KeraVision also will need to develop expertise and add skilled personnel or retain consultants in such areas as clinical testing, government approvals, sales, and marketing and manufacturing.

KeraVision has limited manufacturing experience and may be unable to develop commercial-scale manufacturing capabilities.

   KeraVision has limited ability to manufacture a large volume of products and limited experience in manufacturing medical devices or other products. We cannot assure you that KeraVision will be able to develop commercial-scale manufacturing capabilities at acceptable costs or enter into agreements with third parties with respect to these activities. To be successful, KeraVision must manufacture its products and potential products in commercial quantities in compliance with regulatory requirements at acceptable costs. Production of commercial-scale quantities will involve technical challenges for KeraVision. In addition, if KeraVision established its own commercial-scale manufacturing capability, it would incur significant scale-up expenses including the need to expand its facilities and hire additional personnel. KeraVision may seek collaborative arrangements with other companies to manufacture products and potential products, including KeraVision Intacs. If we are dependent upon third parties for the manufacture of our products and proposed products, then our profit margins and ability to develop and deliver such products on a timely basis may be adversely affected. Moreover, we cannot assure you that such parties will adequately perform, and any failures by third parties may impair our ability to deliver products on a timely basis or otherwise impair our competitive position.

KeraVision has limited sales and marketing experience and may not be able to successfully sell or market its products.

   KeraVision has only sold products in the United States since April 1999, in Canada since mid-1998 and Europe since late-1996. KeraVision has recently entered into additional distribution agreements and also plans to market and sell its products through a direct sales force. We cannot assure you that KeraVision's sales effort will be successful. To successfully market and sell its products, KeraVision will need to hire a sales force that has established relationships with physicians. KeraVision also needs to hire personnel with consumer marketing skills. KeraVision will need significant resources to recruit and retain skilled sales management, direct sales persons or distributors. To the extent that KeraVision has established or enters into distribution arrangements for the sale of its products, KeraVision is and will be dependent on the efforts of third parties. We cannot assure you that such efforts will be successful.

KeraVision may not be able to successfully compete in the highly competitive field of research and development of vision correction alternatives.

   KeraVision is engaged in a rapidly evolving field. Many public and private companies, universities and research laboratories engage in activities relating to research on vision correction alternatives. We cannot assure you that KeraVision's competitors will not succeed in developing technologies, procedures or products that are more effective or economical than those KeraVision is developing or that would render its technology and proposed products obsolete or noncompetitive.

   Other companies, most of which are larger and better financed than KeraVision, are engaged in the refractive surgery market. Four companies have received approval to market their products in the United States. In addition, a number of other large entities currently market and sell laser systems overseas for use in refractive surgery, including Bausch and Lomb, Aesculap-Meditec, GmbH and Schwind, several of whom are seeking to obtain FDA approval to sell their products in the United States. See "KeraVision, Inc.--Business-- Competition." Moreover, several companies are developing other non-laser approaches to vision correction, including the use of radio-frequency energy to reshape the cornea.

   These companies and institutions represent significant long-term competition for KeraVision. In comparison to KeraVision, they have:

  . substantially greater resources;

  . larger research and development staffs;

  . better facilities;

  . more experience in research and development;

  . more experience in preclinical and human clinical studies

  . more experience obtaining regulatory approval; and

  . more experience manufacturing and marketing medical device products.

KeraVision is subject to the risk that product liability litigation and insurance may be unavailable.

   KeraVision faces a risk of exposure to product liability claims or product recalls if the use of KeraVision Intacs or other future potential product is alleged to have resulted in serious adverse effects. We cannot assure you that the precautions we take with respect to these risks will prevent KeraVision from incurring significant liability. We cannot assure you that our current product liability insurance policies will cover all material liabilities or that the coverage we have obtained will continue to be available at an acceptable cost, if at all, before or after commercialization of any of KeraVision's products. A product liability claim, product recall or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on KeraVision's business or financial condition. See "KeraVision, Inc.--Business--Product Liability."

KeraVision depends on one supplier who will discontinue manufacturing raw material needed by KeraVision and additional supplies may not be available.

   KeraVision currently purchases the raw material used in manufacturing KeraVision Intacs from a single source. This sole-source supplier has given KeraVision notice that it will discontinue its manufacture of the particular material KeraVision uses. KeraVision has agreed to purchase a significant amount of this material, which we anticipate will provide us with a three year supply and will be delivered over the next twelve months. We cannot assure you that:

  . the supplier will timely deliver the raw material;

  . interruptions in supplies will not occur in the future;

  . KeraVision will not have to obtain substitute vendors, which would require additional regulatory submissions; or

  . this supply will last as long as we anticipate.

We have been informed that our supplier will be able to make available an additional five year supply of material beyond the supplies we have agreed to purchase. As a result, we have not made arrangements to obtain an alternate supply of material. In the event we are unable to obtain alternative supplies of materials upon the depletion of our current supply we will experience delays in the production of KeraVision Intacs and will need to obtain alternate materials. If we are required to manufacture KeraVision Intacs using alternate materials we will also be required to obtain FDA approval of this material, a process that could take several years and cause us to incur substantial costs. Furthermore, we cannot assure you that we will be able to obtain FDA approval of a new material at all. Any interruption of supply would have a material adverse effect on KeraVision's ability to manufacture KeraVision Intacs or future products which could have a material adverse effect on its business, financial condition or results of operations.

Year 2000 computer problems may affect KeraVision's computer systems and its ability to operate.

   The Year 2000 computer problem is caused by the inability of some software and hardware to handle dates after December 31, 1999. KeraVision is actively working with critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are year 2000 compliant and to monitor their progress toward year 2000 compliance. However, some of KeraVision's or its suppliers' computer systems could fail or miscalculation could occur, causing disruptions in our operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   We cannot assure you that any system of other companies on which KeraVision's systems rely and which are not Year 2000 compliant, will be year 2000 compliant in a timely fashion and would not have an adverse effect on KeraVision's systems.

KeraVision may not have the ability to obtain and maintain patents on KeraVision Intacs and its technology which could permit others to develop similar products or more easily compete with our business.

   KeraVision's commercial success depends in part on acquiring and maintaining patent and trade secret protection of KeraVision Intacs technology, KeraVision Intacs and any other potential products it seeks to develop. We cannot assure you that KeraVision will be successful in obtaining additional necessary patents or license rights; KeraVision's processes or products will not infringe patents or proprietary rights of others; or that any issued patents will provide KeraVision with any competitive advantages or will withstand challenges by third parties.

   KeraVision is aware of ongoing academic research on both solid and injectable forms of corneal inserts. We cannot assure you that others will not independently develop similar products or duplicate KeraVision Intacs or design products that circumvent any patents used by KeraVision.

   In addition, KeraVision could incur substantial costs in defending against patent litigation or in bringing suits to protect its patents against infringement. If the outcome of any such litigation is adverse to KeraVision, its business could be adversely affected.

   KeraVision also relies on trade secrets and proprietary know-how which it seeks to protect by confidentiality agreements with its employees, consultants, investigators and advisors. We cannot assure you that these agreements will not be breached, that KeraVision will have adequate remedies for any breach, or that competitors will not otherwise discover KeraVision's trade secrets and proprietary know-how.

                           COMPARATIVE PER SHARE DATA

   The following table contains historical per share data of KeraVision and Transcend and combined per share data on an unaudited pro forma basis after giving effect to the merger as a purchase of assets. You should read this data in conjunction with the selected financial information starting on page 13 and the separate historical financial statements and related notes. The following data does not necessarily indicate the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                                                     Year Ended
                                                                    December 31,
                                                                        1998
                                                                    ------------
      Historical--KeraVision
      Basic and diluted net loss per common share..................   $ (2.16)
      Book value (deficit) per share (at period end)...............   $ (0.90)
      Historical--Transcend
      Basic and diluted net loss per common share..................   $ (1.23)
      Book value per share (at period end).........................   $  1.48
      Pro Forma Combined
      Basic and diluted net loss per common share..................   $ (2.02)
      Book value (deficit) per share (at period end)...............   $ (0.29)
      Pro Forma Combined Equivalent Transcend
       shares using exchange ratio of 0.1552:
      Basic and diluted net loss per common share..................   $ (0.31)
      Book value (deficit) per share (at period end)...............   $ (0.04)

   Historical book value (deficit) per share is computed by dividing total stockholders' equity, or net capital deficiency, by the number of shares outstanding at December 31, 1998. Pro forma combined net loss per share is computed by dividing KeraVision's net loss applicable to common stockholders for the year ended December 31, 1998 by KeraVision's weighted average common shares outstanding for the year plus approximately 918,000 shares of KeraVision common stock estimated to be issued in exchange for all of the outstanding Transcend common stock at the closing of the merger as of April 30, 1999. To the extent that the market price of KeraVision's common stock increases, the actual number of shares of KeraVision common stock issued will decrease. To the extent KeraVision's market price decreases, the number of shares of KeraVision common stock issued will increase.

   Pro forma combined book value (deficit) per share is computed by dividing the sum of stockholder's equity, or net capital deficiency, of KeraVision at December 31, 1998 plus the estimated Transcend net cash assets to be acquired by the outstanding shares of KeraVision common stock at December 31, 1998 plus approximately 918,000 shares of KeraVision common stock estimated to be issued in connection with the merger.

   Pro forma combined equivalent Transcend amounts are calculated by multiplying the pro forma amounts by the estimated exchange ratio of 0.16, based on the average closing sale price of KeraVision common stock for the ten-day period ended April 30, 1999, and 5,922,036 shares of Transcend common stock outstanding.

                     MARKET PRICE DATA AND DIVIDEND POLICY

                                                                    Transcend
                                                    KeraVision,   Therapeutics,
                                                    Inc. Common    Inc. Common
                                                       Stock          Stock*
                                                  --------------- --------------
                                                   High    Low     High    Low
                                                  ------ -------- ------- ------
1997
  First Quarter.................................. $15.00 $ 10.800     --     --
  Second Quarter.................................  10.75     6.63     --     --
  Third Quarter..................................  10.63     6.63 $ 10.13 $ 7.63
  Fourth Quarter.................................   8.63     5.00    9.00   6.50
1998
  First Quarter.................................. $ 8.25 $   4.75 $  8.13 $ 2.00
  Second Quarter.................................  10.63     7.25    3.88   0.75
  Third Quarter..................................   8.06     3.31    1.56   0.69
  Fourth Quarter.................................  14.63     3.69    1.25   0.50
1999
  First Quarter.................................. $18.50 $  10.50 $  1.50 $ 1.19
  Second Quarter (through April 30, 1999)........  17.50     8.88    1.50   1.28

--------
* Transcend's common stock began trading on the Nasdaq National Market on July 2, 1997 and was transferred to the Nasdaq SmallCap Market on April 20, 1999.

   KeraVision has not historically paid cash dividends and does not anticipate paying cash dividends in the foreseeable future. Similarly, Transcend has not historically paid cash dividends.

   The first two columns of the following table show the closing sale price per share of both KeraVision's and Transcend's common stock on the Nasdaq National Market on December 22, 1998, the last trading day before the public announcement of the proposed merger, and on December 31, 1998. The third column shows the estimated per share equivalent price of Transcend common stock that would have been paid based on the price of KeraVision common stock quoted on those dates.

                                                 Transcend
                            KeraVision, Inc. Therapeutics, Inc.   Estimated Equivalent
                              Common Stock      Common Stock    Transcend Per Share Price
                            ---------------- ------------------ -------------------------
   December 22, 1998.......     $ 11.50            $ 0.56                $ 1.74
   December 31, 1998.......     $ 14.31            $ 1.25                $ 1.75

   The estimated equivalent per share price of a share of Transcend common stock represents 0.1222 shares of KeraVision common stock when KeraVision's common stock is $14.313 per share and 0.1513 shares of KeraVision common stock when KeraVision's common stock is $11.50 per share. These numbers are given as examples only. The actual fraction of a share of KeraVision common stock you will receive, called the exchange ratio, depends on three factors: the average closing price of KeraVision common stock for the ten trading days ending on the third trading day before the merger closes, the number of shares of Transcend common stock outstanding when the merger closes and Transcend's net cash when the merger closes, all of which may vary. The exchange ratio is described in more detail under the heading "The Merger Agreement--What You Will Receive in the Merger."

   The last trading price of Transcend's common stock on the Nasdaq SmallCap Market on April 30, 1999 was $1.28. The closing price of KeraVision's common stock on the Nasdaq National Market on April 30, 1999 was $9.22.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following selected historical annual financial information for KeraVision and Transcend has been derived from their respective audited historical consolidated financial statements. You should read this information in conjunction with the consolidated financial statements and related notes, included in this proxy statement/prospectus.

              KERAVISION SELECTED HISTORICAL FINANCIAL INFORMATION

                                         Year Ended December 31,
                                ----------------------------------------------
                                 1994     1995      1996      1997      1998
                                -------  -------  --------  --------  --------
                                  (in thousands, except per share data)
Statement of Operations Data
Net sales.....................  $   --   $   --   $    137  $    355  $    835
Costs and expenses:
 Cost of sales and
  manufacturing expense.......      --       --        319     3,701     4,386
 Research and development.....    5,146    6,527    10,888    10,774    11,356
 Selling, general and
  administrative..............    1,262    1,725     3,930     6,405     9,693
                                -------  -------  --------  --------  --------
Total costs and expenses......    6,408    8,252    15,137    20,880    25,435
                                -------  -------  --------  --------  --------
Loss from operations..........   (6,408)  (8,252)  (15,000)  (20,525)  (24,600)
Interest income, net..........      425    1,203     2,121     1,129       563
Other expense.................     (114)     (57)      --        --        --
                                -------  -------  --------  --------  --------
Net loss......................  $(6,097) $(7,106) $(12,879) $(19,396) $(24,037)
                                =======  =======  ========  ========  ========
Net loss applicable to common
 stockholders.................  $(6,097) $(7,106) $(12,879) $(19,396) $(27,414)
                                =======  =======  ========  ========  ========
Basic and diluted net loss per
 share applicable to common
 stockholders.................  $ (4.52) $ (1.05) $  (1.04) $  (1.55) $  (2.16)
Shares used in calculation of
 net loss per share...........    1,348    6,757    12,342    12,528    12,686

                                             December 31,
                             ------------------------------------------------
                               1994      1995      1996      1997      1998
                             --------  --------  --------  --------  --------
                                            (in thousands)
Balance Sheet Data
Cash, cash equivalents and
 available-for-sale
 investments................ $  5,909  $ 44,703  $ 32,065  $ 14,113  $  7,728
Working capital.............    4,935    43,205    30,435    11,820     4,915
Total assets................    6,934    45,919    35,485    17,345    11,184
Capital lease obligations,
 noncurrent.................      210       114       793       850       821
Redeemable convertible
 preferred stock............   27,844       --        --        --     17,489
Accumulated deficit.........  (23,440)  (30,403)  (43,282)  (62,678)  (90,092)
Total stockholders' equity
 (net capital deficiency)...  (22,144)   44,035    31,765    12,937   (11,447)

              TRANSCEND SELECTED HISTORICAL FINANCIAL INFORMATION

                                                                       January 1, 1993
                                                                        (commencement
                                  Year Ended December 31,              of operations)
                          -------------------------------------------  to December 31,
                           1994     1995     1996     1997     1998         1998
                          -------  -------  -------  -------  -------  ---------------
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Research and development
 contract revenue and
 license fees...........  $   --   $   --   $   --   $ 5,000  $   --      $ 11,095
Operating expenses:
 Research and
  development...........    2,627    2,739    1,968    4,510    3,439       19,780
 General
  administration........    1,115    1,645    1,834    3,339    4,038       13,596
 Loss on impairment and
  disposition of
  assets................      --       --       --       --       365          365
                          -------  -------  -------  -------  -------     --------
 Total operating
  expenses..............    3,742    4,384    3,802    7,849    7,842       33,741
                          -------  -------  -------  -------  -------     --------
Loss from operations....   (3,742)  (4,384)  (3,802)  (2,849)  (7,842)     (22,646)
Other income (expense)..      139      (66)    (325)     588      713        1,049
                          -------  -------  -------  -------  -------     --------
Net loss................   (3,603)  (4,450)  (4,127)  (2,261)  (7,129)    $(21,597)
                          -------  -------  -------  -------  -------     ========
Accretion of
 nonconvertible
 redeemable preferred
 stock..................   (1,111)  (1,481)  (5,080)    (178)     --
                          -------  -------  -------  -------  -------
Net loss to common
 stockholders...........  $(4,714) $(5,931) $(9,207) $(2,439) $(7,129)
                          =======  =======  =======  =======  =======
Net loss per common
 share--basic and
 diluted................           $ (7.77) $(11.94) $ (0.75) $ (1.23)
                                   =======  =======  =======  =======
Weighted average common
 shares outstanding.....               763      771    3,267    5,777
                                   =======  =======  =======  =======

                                             December 31,
                              -----------------------------------------------
                               1994      1995      1996      1997      1998
                              -------  --------  --------  --------  --------
                                            (in thousands)
Balance Sheet Data:
Cash and cash equivalents.... $ 3,461  $  1,276  $    640  $ 10,989  $  2,643
Funds held in escrow.........     --        --        --        --      7,010
Restricted cash..............     --        --        --      5,805       --
Working capital..............   3,136       733        96    15,320     8,763
Total assets.................   4,257     1,866     1,566    17,426     9,748
Senior secured convertible
 notes.......................     --      2,000       --        --        --
Redeemable preferred stock...   8,100     9,581    20,176       --        --
Deficit accumulated during
 the development stage.......  (3,631)   (8,081)  (19,719)  (21,980)  (29,109)
Total stockholders' equity
 (deficit)...................  (4,368)  (10,297)  (19,235)   15,766     8,769

   Revenue for 1997 consists of a one-time license fee of $5 million. Accretion of nonconvertible redeemable preferred stock for 1996 includes approximately $4 million of additional accretion relating to an exchange of Transcend series C convertible preferred stock in September 1996. See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per common share basic and diluted.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   We have prepared the following unaudited pro forma condensed combined financial statements to give effect to the merger as a purchase of assets.

   The unaudited pro forma condensed combined balance sheet as of December 31, 1998, gives effect to the merger as if it had occurred on that date. The shares being issued by KeraVision will be recorded at the fair value of the net monetary assets acquired, essentially cash less liabilities, less the estimated KeraVision merger costs, which will be reflected as issuance costs. Management of KeraVision believes that the amounts assigned to the shares issued are appropriate given Transcend will be a non-operating company at the date the merger is consummated. KeraVision also believes that the use of the fair value of the net cash assets is more appropriate than the value of the shares issued in the merger. KeraVision is not acquiring any goodwill, technology or other intangibles in the merger, which essentially represents a financing transaction.

   The unaudited pro forma condensed combined balance sheet includes pro forma adjustments to the historical Transcend information for wind-up activities through the estimated date of the closing of the merger in May 1999, of approximately $0.7 million.

   We have not presented pro forma information pertaining to results of operations because the Transcend business will not be continued by KeraVision and because Transcend will represent a non-operating company at the date the merger is consummated. KeraVision management does not believe the acquisition of Transcend will have any effect on its on-going operations, and information pertaining to combined pro forma operations would not be meaningful.

   We have presented the unaudited pro forma condensed combined financial information for illustrative purposes only. This information does not necessarily indicate the financial position that would have actually been reported had the merger occurred at the date presented, nor does it necessarily indicate future financial position or results of operations. The unaudited pro forma condensed combined balance sheet is based on the historical financial statements of KeraVision and Transcend included elsewhere in this proxy statement/prospectus, and should be read in conjunction with those historical financial statements.

                            KERAVISION AND TRANSCEND

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               December 31, 1998
                                 (in thousands)

                               Historical
                          --------------------  Pro Forma  References Proforma
                          KeraVision Transcend Adjustments  (Note 2)  Combined
                          ---------- --------- ----------- ---------- --------
         ASSETS
Current assets:
  Cash and cash
   equivalents,
   including funds held
   in escrow............   $  1,449   $ 9,653   $   (674)     (A)
                                                    (979)     (B)     $  9,449
  Available-for-sale
   investments..........      6,279       --         --                  6,279
  Prepaid expenses and
   other current
   assets...............      1,508        95        (95)     (C)        1,508
                           --------   -------   --------              --------
Total current assets....      9,236     9,748     (1,748)               17,236
Property and equipment,
 net....................      1,840       --         --                  1,840
Other assets............        108       --         --                    108
                           --------   -------   --------              --------
Total assets............   $ 11,184   $ 9,748   $ (1,748)             $ 19,184
                           ========   =======   ========              ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
(NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable and
   accrued expenses.....   $  1,742   $   979   $   (979)     (B)     $  1,742
  Accrued payroll and
   related expenses.....        581       --         --                    581
  Accrued clinical trial
   costs................      1,282       --         --                  1,282
  Other accrued
   liabilities..........        204       --         500      (D)          704
  Current portion of
   capital lease
   obligations..........        512       --         --                    512
                           --------   -------   --------              --------
Total current
 liabilities............      4,321       979       (479)                4,821
Capital lease
 obligations............        821       --         --                    821
Redeemable convertible
 series B preferred
 stock..................     17,489       --         --                 17,489
Stockholders' equity
 (net capital
 deficiency):
  Common stock..........         13        59        (59)     (E)
                                                       1      (F)           14
  Additional paid-in
   capital..............     80,162    38,083    (38,083)     (E)
                                                   7,499      (F)       87,661
  Deferred
   compensation.........        (30)     (264)       264      (E)          (30)
  Accumulated deficit...    (90,092)      --         --                (90,092)
  Accumulated other
   comprehensive
   income...............        109       --         --                    109
  Deficit accumulated
   during the
   development stage....        --    (29,109)    29,109      (E)          --
  Notes receivable from
   stockholders.........     (1,609)      --         --                 (1,609)
                           --------   -------   --------              --------
Total stockholders'
 equity (net capital
 deficiency)............    (11,447)    8,769     (1,269)               (3,947)
                           --------   -------   --------              --------
Total liabilities and
 stockholders' equity
 (net capital
 deficiency)............   $ 11,184   $ 9,748   $ (1,748)             $ 19,184
                           ========   =======   ========              ========

               The accompanying notes to the unaudited pro forma condensed balance sheet are an integral part of this statement.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Note 1

   We estimate the total consideration to be issued to Transcend stockholders in the proposed merger to be approximately $10.2 million, payable in KeraVision common stock which will be approximately 918,000 shares. The shares are calculated as follows: the net cash to be acquired in the transaction of $8.0 million, plus the premium of approximately $2.2 million (28%) divided by the ten-day average closing price of KeraVision's common stock for the period ended April 30, 1999 ($11.11).

   KeraVision expects that its merger related costs will be approximately $0.5 million. These merger related costs and the merger premium will be recorded as common stock issuance costs, resulting in the recording of the KeraVision stock at an amount equal to the net cash assets acquired. The estimated merger premium and total consideration were computed using the ten-day average closing price of KeraVision's common stock for the period ended April 30, 1999.

Note 2

   The pro forma condensed combined balance sheet includes adjustments necessary to give effect to the merger as if it had occurred on December 31, 1998 and to reflect cash acquired and liabilities assumed, including the elimination of Transcend's equity accounts and the allocation of the merger premium to additional paid in capital.

    (A) Reflects reduction of Transcend's cash for wind up costs through the estimated closing date of the merger.

    (B) Estimated decrease in accounts payable and accrued expenses through the merger date.

    (C) Write-off of Transcend miscellaneous assets acquired in the merger, which will not be utilized by KeraVision. Such assets are expected to be sold or abandoned prior to the closing date.

    (D) Estimated merger related costs to be paid by KeraVision. The estimated merger costs include amounts related to attorney fees, accounting fees and printing costs.

    (E) Elimination of Transcend equity accounts.

    (F) Issuance of approximately 918,000 shares of KeraVision common stock to purchase all Transcend common stock as discussed in Note 1. The shares to be issued have been recorded at an amount equal to the fair value of the net cash assets acquired (approximately $8 million) less merger-related issuance costs of approximately $0.5 million as follows:

      Transcend cash at December 31, 1998..........................  $9,653,000
      Less existing Transcend accounts payable and accrued expenses at December 31, 1998 (including severance and transaction
       costs)......................................................    (979,000)
      Less other Transcend operating expenses and wind up costs
       through the estimated closing date in May 1999..............    (674,000)
                                                                     ----------
      Net cash assets acquired.....................................   8,000,000
      Less KeraVision transaction expenses.........................    (500,000)
                                                                     ----------
      Net cash acquired in the transaction.........................  $7,500,000
                                                                     ==========

   The KeraVision equity will be recorded at the amount of the net asset acquired. The net cash acquired in the transaction will be recorded as common stock at $918 par value and additional paid-in capital of $7,499,082.

                 THE SPECIAL MEETING OF TRANSCEND STOCKHOLDERS

   We are sending this proxy statement/prospectus to stockholders of Transcend as part of the solicitation of proxies by the board of directors of Transcend to be used at a special meeting of stockholders to be held on May 28, 1999 at 8:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. This proxy statement/prospectus is first being mailed to Transcend's stockholders on or about May 7, 1999.

Purpose of the Special Meeting

   Transcend is holding the special meeting to vote on a proposal to approve the acquisition of Transcend by KeraVision, a developer of medical devices for vision correction located in Fremont, California. Specifically, you will be asked to approve an agreement and plan of reorganization that the companies signed in December 1998. Transcend's management does not expect any other matters to come before the special meeting.

Record Date and Outstanding Shares

   Transcend's board of directors has fixed April 29, 1999 as the "record date" for the special meeting. This means that persons who were record holders of Transcend's common stock at the close of business on that date may vote at the special meeting or at any postponement or adjournment of the special meeting. On the record date, there were approximately 30 stockholders of record holding a total of approximately 5,922,036 shares of Transcend common stock. Except the stockholders listed in the table found under "Security Ownership--Transcend," Transcend does not know of any stockholders that beneficially owned on the record date more than five percent of Transcend's outstanding common stock.

Voting of Proxies

   Included with this proxy statement/prospectus is a proxy card that you may fill out and return to have your shares voted for you at the special meeting without attending in person. If you properly complete, sign and return the proxy, the persons named in the proxy (called "proxy holders") will vote your shares for you at the special meeting according to the instructions you give them, unless you later revoke your proxy as described below.

   If you sign and return your proxy and later decide, any time before the vote is taken at the special meeting, that you want to cancel or "revoke" your proxy, you can do so in one of three ways. First, you can come to the special meeting, indicate that you want to revoke your proxy and then vote in person. Second, you can complete, sign and return another proxy bearing a later date. Finally, you can send Transcend a written notice that you want to revoke your proxy. All written notices of revocation and other communications regarding your proxy should be sent to: Transcend Therapeutics, Inc., c/o Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Patrick Toher, Esq. Keep in mind that attending the special meeting, by itself, will not revoke your proxy.

Vote Required

   Approval of the proposed merger requires the affirmative vote of holders of a majority of the shares of Transcend common stock outstanding on the record date. Every stockholder of record on the record date may cast one vote, in person or by proxy, for each of their shares of Transcend common stock. Shares that abstain from voting on a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on the matter will constitute votes against the transaction.

It Is Very Unlikely That The Merger Will Not Be Approved

   Stockholders affiliated with Transcend who owned approximately 51 percent of the shares of Transcend's common stock outstanding on the record date have entered into voting agreements with KeraVision. These stockholders alone hold enough shares to approve the proposed merger, and the voting agreements require them to vote all their shares of common stock in favor of the merger at any meeting of stockholders. These stockholders have also given the board of directors of KeraVision irrevocable proxies to vote their shares for them in favor of the acquisition at the any meeting of stockholders held to vote on the merger.

Quorum; Abstentions

   The presence of the holders of a majority of the shares of Transcend common stock that were outstanding on the record date is needed for a quorum at the special meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote on one or more of the matters presented for stockholder approval, will count in determining whether a quorum is present at the special meeting.

Solicitation of Proxies; Expenses

   In general, Transcend and KeraVision will each pay their own costs and expenses incurred in connection with the merger. However, they will share equally the fees and expenses, other than legal and accounting fees, incurred in printing, filing and mailing this proxy statement/prospectus.

   Transcend may reimburse brokerage firms and other persons representing beneficial owners of Transcend common stock for their expenses in forwarding solicitation materials to such beneficial owners. Directors or officers of Transcend may supplement the original solicitation of proxies by mail with telephone, facsimile or personal solicitation, without payment of additional compensation.

Accountants

   Representatives of Ernst & Young LLP, Transcend's independent auditors for fiscal 1998 and the current year, are not currently expected to attend the special meeting.

                                   THE MERGER

Background of the Merger

   The terms and conditions of the merger are the result of arm's length negotiations between representatives of Transcend and representatives of KeraVision. This is a summary of these negotiations.

   In August 1998, Transcend abandoned its work with Procysteine for use in the treatment of ARDS after having carefully evaluated clinical data from its suspended clinical trials. Transcend concluded it must find a new use for the financial resources it had obtained to develop and market Procysteine. At a meeting on August 19, 1998, Transcend's board authorized Transcend's management to find a potential acquirer in order to increase the value of Transcend stock. On August 20, 1998, Transcend engaged EVEREN Securities as the financial advisor to help identify and evaluate potential acquirers.

   During the months of August, September and October of 1998, B. Nicholas Harvey, President and Chief Executive Officer of Transcend, and representatives from EVEREN participated in discussions with a significant number of other companies regarding a possible acquisition of Transcend. These discussions reached various stages of maturity, some accompanied by meetings with key executives, the signing of confidentiality agreements and the preparation of preliminary term sheets. On September 29, 1998, representatives of two potential acquirers made presentations to Transcend's board of directors. One of the companies was a publicly held medical device company and the other was a publicly held pharmaceutical services company. Shortly after, the first of these companies accepted a tender offer from a third party. Discussions with the second of these companies were discontinued when the parties were unable to agree on a significant number of business and legal terms.

   In early October 1998, Mr. Harvey received a telephone call from Philippe Chambon, one of Transcend's directors and a general partner of the Sprout Group. The Sprout Group and affiliated entities own approximately six percent of the Transcend common stock and acquired $12 million of KeraVision's series B convertible preferred stock in June 1998. Mr. Chambon suggested KeraVision as a possible acquirer and indicated that a representative from KeraVision would be calling Mr. Harvey. On October 9, 1998, Mr. Harvey received a telephone call from Mark Fischer-Colbrie, KeraVision's Vice President of Finance/Administration and Chief Financial Officer. Mr. Fischer-Colbrie suggested that he and Mr. Harvey meet to discuss the possibility of an acquisition of Transcend by KeraVision. On October 14, 1998, Mr. Harvey arranged for Ryan Duncan, then an investment banker from EVEREN, to send Mr. Fischer-Colbrie a list of major negotiating items for any possible transaction between Transcend and KeraVision.

   On October 15, 1998, Mr. Harvey and Mr. Duncan met with Mr. Fischer-Colbrie and Thomas Loarie, KeraVision's Chairman and Chief Executive Officer at KeraVision's corporate offices in Fremont, California. The parties exchanged information and continued their discussion regarding a potential transaction. For the remainder of October and during the first week of November, Transcend and KeraVision continued to discuss the price and other terms of a possible acquisition of Transcend by KeraVision. At the same time, each conducted an investigation of the other's business, primarily by reviewing publicly available information.

   On November 12, 1998, Gerard Moufflet, a director of Transcend and a Managing Director of Advent International, a principal stockholder of Transcend, met with Mr. Loarie, Mr. Fischer-Colbrie and other key members of KeraVision's management team in Fremont, California to exchange information and continue discussions.

   During November 1998, discussions continued with other potential acquirers, including KeraVision. On November 14, 1998, Transcend's board of directors met and reviewed the status of the discussions then in progress with KeraVision and two other companies, both publicly held pharmaceutical developers. The board established an order of priority that placed KeraVision as the highest priority potential acquirer and authorized Transcend to enter into a "no-shop" agreement with KeraVision, if negotiations progressed favorably. The board assigned KeraVision the highest priority because it had offered a minimum premium over net cash at least equal to the other potential acquirers. Further, the board felt that an investment in the common stock of KeraVision offered better potential for share price appreciation than the other two companies. The other two companies discontinued discussions on learning later of KeraVision's position as the highest priority potential acquirer.

   In the latter part of November, Messrs. Harvey and Moufflet, in consultation with other directors of Transcend, reached agreement with Messrs. Loarie and Fischer-Colbrie on the general financial terms of the transaction. The terms were summarized in a non-binding letter of intent dated November 24, 1998. On November 30, 1998, the parties signed a confidentiality agreement. The agreement included the "no-shop" provision previously authorized by Transcend's board, which restricted Transcend's ability to enter into discussions with any other party concerning a strategic transaction until after December 20, 1998. Before November 30, 1998, Transcend had been involved in discussions with other companies regarding potential strategic transactions, but none of these discussions resulted in any transactions.

   On December 2, 3 and 4, Transcend and its representatives conducted on-site business and financial due diligence at KeraVision's principal offices in Fremont, California. In addition, Transcend engaged additional advisors to review the commercial and regulatory aspects of KeraVision's business. In early December 1998, The Venture Law Group, KeraVision's outside counsel at that time, delivered initial drafts of the legal documents for the proposed merger to Hale and Dorr LLP, Transcend's outside counsel. Between December 11 and December 22, Transcend, KeraVision and their respective counsel negotiated the terms of the acquisition documents.

   On December 21, 1998, at a special meeting of Transcend's board of directors, Mr. Harvey, representatives from Hale and Dorr and EVEREN reviewed with the board the proposed terms of the acquisition agreements, and responded to questions and comments from the board. Representatives of EVEREN reviewed their financial analysis of the proposed merger and delivered an oral opinion (subsequently confirmed in writing) that the merger was fair to Transcend stockholders from a financial point of view. Representatives of Hale and Dorr reviewed the fiduciary duties of the members of the board of directors with respect to the proposed transaction. After considering these presentations, the board of directors determined to adopt a resolution approving the merger agreement and declaring its advisability.

   Transcend later extended the term of the "no-shop" agreement from December 20, 1998 to the close of business on December 22, 1998. The relevant parties signed the agreement and plan of reorganization, a related escrow agreement and the stockholder voting agreements on December 22, 1998.

Transcend's Reasons for the Merger

   In August 1998, Transcend abandoned its work with Procysteine for use in the treatment of acute respiratory distress syndrome after having carefully evaluated clinical data from its clinical trials. Procysteine had been Transcend's lead product candidate. Its development had been the focus of Transcend's development and financing efforts and of Transcend's collaboration with Boehringer Ingelheim, a German pharmaceutical company. Transcend had other compounds in its portfolio, but none were at a stage of development sufficiently advanced to justify committing to any of them the cash Transcend had obtained to develop Procysteine.

   Transcend concluded it must redirect its resources, understanding that finding their full value might involve a departure from the field of drug development. At the same time, Transcend sought to use its experience in the healthcare field generally to identify the best opportunity for its future business. In August 1998, Transcend's management began a concerted effort to identify such an opportunity. As part of this effort, Transcend retained EVEREN Securities, Inc. to help identify and evaluate opportunities. EVEREN was the lead underwriter of Transcend's 1997 public offering. As part of its investment banking business, EVEREN is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

   In the course of its efforts, Transcend's board of directors considered and evaluated options for Transcend's future business that included:

  . in-licensing promising compounds for development as pharmaceuticals;

  . acquiring other businesses;

  . merging with a company in the drug development industry;

  . merging with a company in the general medical field; and

  . dissolving Transcend.

   After in-depth discussions regarding these options, both internally and with potential acquirers, Transcend's board of directors determined that the proposed acquisition by KeraVision was in the best interests of Transcend's stockholders. This was based on a number of factors, including:

  . that Procysteine and Transcend's glutathione patent estate had no significant value following an analysis of data from the phase III study which showed a lower incidence of mortality in patients receiving a placebo;

  . that Transcend's drug development business could not be readily restarted in a timely fashion by in-licensing new products because of high acquisition costs and a limited number of opportunities that involved acceptable development risks;

  . the belief that an acquisition of Transcend at a premium to its net cash by a public-traded company was better for Transcend's stockholders than liquidating Transcend because of the costs and delays involved in liquidating a Delaware corporation;

  . the information and financial data compiled by EVEREN; and

  . the opinion of EVEREN that the consideration to be paid in the merger was fair to Transcend's stockholders.

   Transcend's board of directors also considered potentially negative factors in its deliberations, including:

  . that KeraVision had not yet received FDA approval to market and sell its products in the United States;

  . that KeraVision will require substantial additional funds to finish developing and commercializing its products;

  . that the number of shares of KeraVision common stock to be received by Transcend's stockholders would depend on future performance of KeraVision's common stock; and

  . the other risks described above under "Risk Factors."

   In evaluating the wide variety of factors considered, the board of directors did not find it practicable to objectively quantify or otherwise assign comparative weight to any factor. However, after taking into account all of the factors, Transcend's board of directors concluded the proposed acquisition and the terms of the agreement are fair to, and in the best interests of, Transcend's stockholders. The board's decision to proceed with the transaction, and to recommend its approval by Transcend's stockholders, was unanimous, with the exception of Mr. Chambon who abstained from voting on the transaction because of his position as a general partner of the Sprout Group, a stockholder of both Transcend and KeraVision.

KeraVision's Reasons for the Merger

   KeraVision's board of directors determined that the merger will benefit KeraVision. Transcend's net cash of approximately $8 million will enable KeraVision to continue developing its products, conducting clinical trials and launching its products in Europe, Canada and the United States. KeraVision's board approved the merger because the merger provides KeraVision a source of cash on terms that are favorable to current financing options primarily because:

  . KeraVision's stock price had remained low despite the favorable news that the FDA had accepted KeraVision Intacs application for filing;

  . KeraVision had found that the secondary market and the high yield debt market were not open to KeraVision;

  . KeraVision found that the only financial institution funding available required KeraVision to accept excessive restrictions and costs;

  . any placement of shares would require discounts to market, dividends and conversion features entailing the risk to KeraVision's stockholders of significant dilution; and

  . due to the timing of the merger, KeraVision's stock would have a chance to appreciate based on news of the FDA advisory panel's recommendation of approval, increasing the potential that KeraVisiion would be required under the merger agreement to issue fewer shares to Transcend stockholders.

Recommendation of the Transcend Board

   The Transcend board of directors recommends that you vote FOR adoption of the merger agreement and approval of the merger. The Transcend board has approved the merger agreement by unanimous vote, with one director abstaining. Mr. Chambon abstained from voting on the transaction because of his position as a general partner of the Sprout Group, a stockholder of both Transcend and KeraVision.

Opinion of Transcend's Financial Advisor

   Transcend retained EVEREN as its exclusive financial advisor and agent in connection with its merger with KeraVision to render an opinion as to whether the consideration to be paid Transcend stockholders in the merger was fair, from a financial point of view. EVEREN did not determine the consideration to be received in the merger. KeraVision and Transcend made the determination through arms length negotiation. Transcend engaged EVEREN to provide its recommendation regarding the consideration to be received in the merger. EVEREN delivered its opinion to Transcend on December 21, 1998. EVEREN based its opinion on a number of factors, with the principal factor being the value of the consideration to be received for each share of Transcend common stock. EVEREN assumed that Transcend stockholders would receive $1.72 in value per share of Transcend common stock, paid in the form of KeraVision common stock. Under its arrangement with EVEREN, Transcend may request that EVEREN reissue its opinion regarding the transaction. However, as long as the per-share value payable to its stockholders in the transaction is no less than $1.62, and assuming no material adverse change in KeraVision's financial condition or business, Transcend does not expect to request a reissued opinion.

   Transcend selected EVEREN as an advisor because of its expertise and reputation as a nationally recognized investment banking firm. EVEREN, as part of its investment banking business, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   On December 21, 1998, during a telephonic meeting of the board of directors of Transcend, EVEREN rendered its opinion that, as of the date of such opinion, the consideration to be paid to Transcend stockholders in the merger was fair from a financial point of view to Transcend stockholders.

   In arriving at its opinion, EVEREN, among other things:

  . reviewed the draft merger agreement between Transcend and KeraVision in substantially final form;

  . reviewed Transcend's publicly available historical financial statements for recent periods and other relevant financial and operating data that EVEREN obtained from published sources and Transcend's management;

  . met with members of Transcend's senior management to discuss its operations, financial statements and projections and future prospects;

  . considered KeraVision's publicly available historical financial statements for recent periods and other relevant financial and operating data that EVEREN obtained from published sources and KeraVision management;

  . met with members of KeraVision's management to discuss KeraVision's operations, financial statements and future prospects;

  . reviewed publicly available financial data and stock market performance data of other ophthalmic and medical device manufacturers that EVEREN deemed comparable to KeraVision;

  . reviewed the price premiums of recent mergers and acquisitions that EVEREN deemed generally comparable to the merger;

  . reviewed the historical stock prices and reported traded volumes of Transcend's and KeraVision's common shares; and

  . conducted such other studies, analyses, inquiries and investigations as EVEREN deemed appropriate.

   EVEREN did not conduct a physical inspection of any of the assets, properties or facilities of either Transcend or KeraVision, and did not make or obtain, and was not furnished with, any independent evaluation or appraisal of any of such assets, properties, facilities, liabilities or contingencies of Transcend or KeraVision. EVEREN assumed and relied upon, without independent investigation, the accuracy and completeness of the financial and other information that was publicly available or provided to it by Transcend and KeraVision senior management, and did not independently attempt to verify any of such information. EVEREN also assumed that all of the conditions to the merger would be satisfied and that the merger would be consummated on a timely basis. No limitations were imposed by Transcend upon EVEREN with respect to the scope of its investigation, nor were any specific instructions given to EVEREN in connection with its fairness opinion.

   In connection with its analyses, EVEREN assumed that the financial projections which it reviewed were reasonably prepared using assumptions reflecting the best currently available estimates and judgments of the future financial performance of Transcend and KeraVision. EVEREN's opinion was based upon market, economic, financial and other conditions as they existed on the date of the opinion. Any subsequent material change in conditions would require a reevaluation of the opinion.

   For purposes of its opinion, EVEREN assumed that the merger would be accounted for as a purchase, and all of Transcend's outstanding in-the-money warrants and options would be exercised prior to the closing of the merger.

   The following is a summary of the material financial analyses used by EVEREN in connection with its written opinion provided to Transcend's board of directors.

Historical Share Price Analysis--Transcend

   EVEREN analyzed the historical trading prices and volumes of Transcend's common stock since Transcend's July 1997 initial public offering. As the table below illustrates, the analysis indicated that the merger consideration of $1.72 per share represented a premium of 207% to the closing trade price of $0.56 on December 15, 1998, and a premium of 197% to the average stock price during the previous 30-day period of $0.58. The analysis also indicated that, during the past six months, 73% of Transcend's total volume traded at a per share price between $0.70 and $0.90, and less than 2% of the total volume traded at a per share price of $1.72.

 Summary of Results

Assumed merger consideration value per Transcend share...........         $1.72
Resulting premium to closing trade price of $0.56 on December 15,
 1998............................................................          207%
Resulting premium to previous 30-day average stock price of
 $0.58...........................................................          197%
Total volume traded at $0.70 per share or below during previous
 six months......................................................           73%
Total volume traded between $0.70 and $0.90 per share during
 previous six months.............................................           15%
Total volume traded at a per share price of $1.72 or greater during previous six months......................................  less than 2%

Absence of Ongoing Business of Transcend

   Presently, Transcend has not initiated any new operations and has continued to close down its remaining operations. As such, Transcend, as currently constituted, presents no prospects of increasing shareholder value.

Book Value of Transcend

   EVEREN compared the assumed merger consideration of $1.72 per share to Transcend's estimated net cash balance, or book value, at the estimated closing of the merger of $8,187,623, or $1.38 per share. The estimated net cash balance at closing gives effect to costs associated with the winding down of Transcend's current operations, including estimated transaction costs. The analysis indicated, as presented below, that the merger consideration of $1.72 per share represents a premium of 25% to Transcend's estimated net cash per share at closing.

 Summary of Results

Assumed merger consideration value per Transcend share.................... $1.72
Transcend's estimated net cash per share at closing....................... $1.38
Resulting premium to estimated net cash per share at closing..............   25%

Premiums in Recent Merger Transactions

   EVEREN analyzed mergers and acquisitions since January 1, 1997 with aggregate values between $5 million to $20 million. These transactions included, among others, Verdant Brands/Consep (December 1998), Meridian Diagnostics/Gull Laboratories (November 1998), SPS Technologies/Magnetic Technologies (December 1997) and Vital Signs/Marquest Medical Products (June
1997). The following table summarizes EVEREN's observations on the premiums/discounts to the closing trade prices paid in these transactions.

 Summary of Results

                                                    Premium/(Discount)
                                                     to Closing Trade
                                                          Price
                                                    ------------------
                                                     Comparable Group
                                                     High / Median /
                                                           Low         Transcend
                                                    ------------------ ---------
Four weeks prior to announcement date.............. 73% / 14% / (54%)    150%
One week prior to announcement date................ 76% / 20% / (20%)    206%

   The analysis indicated that the merger consideration of $1.72 per share represented a 150% premium to Transcend's closing trade price four weeks prior to the date of the opinion and a 206% premium to its closing trade price one week prior to such date.

Historical Share Price Analysis--KeraVision

   EVEREN analyzed the historical trading prices and volumes of KeraVision's common stock since KeraVision's July 1995 initial public offering. Pursuant to the merger agreement, and assuming a KeraVision stock price of $10.38, Transcend shareholders would receive an aggregate of 984,771 shares of KeraVision common stock in exchange for net cash of $8,187,623. The resulting implied purchase price of $8.31 per KeraVision share represents a 20% discount to the current market price of $10.38 per share and a 38% discount to KeraVision's IPO price of $13.50 per share.

 Summary of Results

Implied purchase price per KeraVision share............................... $8.31
Resulting discount to KeraVision market price of $10.38 per share.........   20%
Resulting discount to KeraVision IPO price of $13.50 per share............   38%

Discounted Earnings Analysis--Keravision

   EVEREN analyzed the projections for KeraVision provided in an October 23, 1998 Goldman Sachs research report and guidance on these projections from the management of KeraVision. To derive an implied value for KeraVision, EVEREN used the projected, fully-taxed 2001 and 2002 earnings ($0.71 and $1.03 per share, respectively) and applied a range of P/E multiples from 25x -- 35x, which EVEREN deemed appropriate for rapidly growing medical technology companies. EVEREN applied a discount range of 25%-- 35%, a range EVEREN deemed appropriate for a development stage company with significant financing and commercialization risk and limited liquidity. EVEREN also assumed a $25 million financing at $10.00 per share to fund KeraVision's domestic launch of KeraVision Intacs in 1999. As the tables below illustrate, the analysis indicated that, at the midpoints of the P/E multiple range (30x) and discount range (30%) for projected earnings in 2001 and 2002, KeraVision's implied present value is $9.73 per share and $10.84 per share, respectively. The implied purchase price per KeraVision share of $8.31 represents discounts of 15% and 23%, respectively, to KeraVision's implied value under this methodology.

     Present Value of KeraVision Stock Based on 2001 EPS Estimate of $0.71

                                               Price /Earnings Ratio
                                               ---------------------
       Discount Rate          25x                       30x                       35x
       -------------         -----                      ---                      ------
            25%              $9.12                    $10.95                     $12.77
            30%              $8.11                     $9.73*                    $11.36
            35%              $7.24                     $8.69                     $10.14

--------
* Implied purchase price per KeraVision share of $8.31 represents a 15% discount to $9.73.

     Present Value of KeraVision Stock Based on 2002 EPS Estimate of $1.03

                                                Price /Earnings Ratio
                                                ---------------------
       Discount Rate          25x                        30x                       35x
       -------------         ------                      ---                      ------
            25%              $10.5                     $12.68                     $14.79
            30%               $9.03                    $10.68                     $12.65
            35%               $7.77                     $9.32                     $10.87

--------
* Implied purchase price per KeraVision share of $8.31 represents a 23% discount to $10.84.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying EVEREN's opinion. In arriving at its fairness determination, EVEREN considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Transcend, KeraVision or to the contemplated merger. The analyses were prepared solely for purposes of EVEREN providing its opinion to Transcend's board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by Transcend stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EVEREN. As described above, EVEREN's opinion to Transcend's board of directors was one of many factors taken into consideration in making the determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by EVEREN and is qualified by reference to the written opinion of EVEREN set forth as Annex B to this proxy statement/prospectus.

   Previously, EVEREN acted as Transcend's lead manager in connection with Transcend's initial public offering, for which it received customary compensation. EVEREN is serving as financial advisor to Transcend in connection with the merger and will receive a success fee upon its completion. In the ordinary course of business, EVEREN provides research coverage on Transcend. EVEREN also acts as a market maker and broker in Transcend common stock, for which it receives customary compensation. EVEREN provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Transcend or KeraVision for its own account and for the account of customers.

   In an engagement letter dated August 20, 1998, Transcend agreed to pay EVEREN an aggregate cash fee of $325,000 plus reimbursement of out-of-pocket expenses. Of such fee,

  .  $50,000 was paid to EVEREN upon execution of the engagement letter;

  .  $50,000 was paid to EVEREN upon the execution of the merger agreement;

  . $150,000 was paid to EVEREN upon the delivery of the opinion to Transcend's board of directors; and

  . the remaining $75,000 of the fee will be payable at the closing of the merger.

Benefits of the Merger to Transcend's Affiliates

   Members of Transcend's management and board of directors may have interests in the proposed transaction that are in addition to their interests as stockholders of Transcend generally. The board of directors of Transcend was aware of these interests and considered them, among other matters, in approving the merger and the merger documents.

   Indemnification and Insurance. The merger agreement requires Transcend to indemnify its current directors and officers, under the terms described in Transcend's current certificate of incorporation, for acts and, omissions occurring before the merger closes. After the closing, Transcend, as a subsidiary of KeraVision, must continue to indemnify these former officers and directors under the same terms for five years. The acquisition agreement also provides that, for five years after the closing, either KeraVision and/or Transcend will keep in place Transcend's current directors' and officers' liability insurance policy.

   Mr. Harvey Will Receive a Change-of-Control Bonus. In October 1998, Transcend entered into an agreement with Mr. Harvey, its President and Chief Executive Officer, providing benefits conditioned upon the closing of a merger, sale of assets or other similar form of acquisition transaction involving Transcend. The proposed acquisition by KeraVision would be such a transaction. The benefits were payable, with some variations, regardless of whether Transcend was the acquirer or the target in the transaction, and regardless of whether Mr. Harvey was to stay employed after the transaction. The benefits consisted of:

  . a bonus of $200,000 when the transaction closed, if the consideration paid to stockholders represented more than a 15% premium over Transcend's net cash, as will be the case in the proposed merger or a bonus of $100,000 when the transaction closed, if the consideration paid to stockholders represented less than a 15% premium over Transcend's net cash;

  . a $180,000 lump sum severance payment if Mr. Harvey did not remain an employee of Transcend or the acquirer after the transaction, as will be the case in the proposed merger or a $90,000 lump sum payment if Mr. Harvey remained an employee of Transcend or the acquirer after the transaction, and an additional $90,000 lump sum severance payment if Mr. Harvey remained an employee after the transaction but his employment were to terminate in the first year after the transaction, which payment would be made from an escrow established for this purpose;

  . a $29,000 payment, constituting Mr. Harvey's accrued vacation pay through March 31, 1999; and

  . continued equivalent health benefits until the first anniversary of the merger or such time as Mr. Harvey secured other employment, whichever were to occur first.

   An Affiliate of One of Transcend's Directors is a Stockholder of
KeraVision. Philippe Chambon, a director of Transcend, is a general partner of the Sprout Group, which owns approximately six percent of Transcend's outstanding common stock. In June 1998, the Sprout Group and affiliated entities purchased $12 million of KeraVision's series B convertible preferred stock. The Sprout Group and, indirectly, Mr. Chambon may receive a benefit in addition to any received by Transcend's other stockholders to the extent the transaction positively impacts KeraVision's financial condition. Because of his affiliation with the Sprout Group, Mr. Chambon abstained from voting as a director on the transaction.

Affiliates of Transcend Have Agreed to Approve the Merger

   Some of Transcend's principal stockholders, who together own approximately 51% of Transcend's common stock, have signed voting agreements with KeraVision. Together, these stockholder own enough shares to provide the majority vote needed to approve the merger. The voting agreements apply to any votes by Transcend's stockholders on an acquisition transaction involving Transcend. They require the stockholders to vote in favor of the KeraVision merger and against any other acquisition transaction. While the agreements are in effect, the stockholders may not transfer their shares of Transcend common stock. The agreements expire when the merger with KeraVision has been approved or three months after the merger agreement terminates, whichever comes first.

   The same stockholders have also signed irrevocable proxies that give KeraVision's board of directors the right to vote the stockholders' shares whenever an acquisition transaction involving Transcend is presented to Transcend's stockholders for vote. The proxies may not be revoked until the voting agreements expire.

Affiliates of Transcend Have Agreed Not to Sell Any KeraVision Stock for Six Months After the Merger

   Some of Transcend's principal stockholders, who together own approximately 51 percent of Transcend's outstanding common stock, have signed affiliate agreements with KeraVision. These agreements prohibit the stockholders from selling any KeraVision common stock for six months after the acquisition closes. The agreements also prohibit granting options, making agreements to sell and effecting other similar sales-related transactions. The agreements apply to shares of KeraVision common stock the stockholders owned before, receive in or acquire after the merger.

Transcend Has Deposited $7 Million in an Escrow Account to Assure the Merger Will Close

   The merger cannot close unless Transcend has net cash of at least $7 million. As a condition to signing the merger agreement, KeraVision required Transcend to enter into an escrow agreement. The escrow agreement required Transcend to place the $7 million in an interest-bearing account pending completion of the merger or termination of the merger agreement.

Material Federal Income Tax Considerations

   The following summarizes the material United States federal income tax considerations generally applicable to holders of Transcend common stock who exchange their Transcend common stock solely for KeraVision common stock in the proposed transaction. This summary is based on the opinion of Hale and Dorr LLP, counsel to Transcend.

   The discussion below and the opinion of Hale and Dorr LLP are based on current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations and judicial and administrative decisions and rulings. The opinion of Hale and Dorr LLP is based on the facts, representations and assumptions it contains or references, including representations contained in certificates of officers of Transcend and KeraVision. The opinion is not binding on the Internal Revenue Service or the courts. The IRS or the courts may take a contrary view. No ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions contained in this discussion, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of Transcend.

  You should consult your tax advisor about the particular tax consequences to you of the merger.


   The discussion below and the opinion of Hale and Dorr LLP are not intended to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law, such as stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock by exercising employee options or otherwise as compensation. In addition, the discussion below and the opinion do not consider the effect of any applicable state, local or foreign tax laws.

   Treatment of Transcend Common Stock. Hale and Dorr LLP has rendered an opinion to Transcend, attached as Exhibit 8.1 to the registration statement containing this proxy statement/prospectus, that the merger will not constitute a tax-deferred "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, a Transcend stockholder will recognize gain or loss equal to the amount by which the fair market value of the KeraVision common stock received by such holder in the merger, or, in the case of a holder who exercises dissenters' appraisal rights, equal to the amount by which the cash received in exercising such rights, exceeds or is less than the holder's adjusted basis for the shares of Transcend common stock surrendered. Gain or loss must be computed separately for blocks of Transcend common stock acquired at different times and for different amounts. Such gain or loss will be long-term capital gain or loss if the shares of Transcend common stock have been held for more than one year. A Transcend stockholder's adjusted tax basis in the KeraVision common stock received in the merger will equal the fair market value of such shares.

   The receipt of consideration in the merger or by exercising appraisal rights may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies only if the holder:

  . fails to furnish his or her social security or other taxpayer identification number (TIN) within a reasonable time after it is requested;

  . furnishes an incorrect TIN;

  . is notified by the IRS that he or she has failed to report properly interest or dividends; or

  . in some cases, fails to provide a certified statement that the TIN provided is the correct number and that he or she is not subject to backup withholding.

   A successful challenge of the taxable status of the merger would result in a Transcend stockholder not recognizing gain or loss with respect to Transcend common stock surrendered in the merger. It would also cause a stockholder's aggregate tax basis in the KeraVision common stock received to be equal to the stockholder's aggregate tax basis in the Transcend common stock surrendered, and the stockholder's holding period for the KeraVision stock would include the holding period of the Transcend stock.

Anticipated Purchase Accounting Treatment

   We expect the merger to be accounted for as a purchase of assets. KeraVision will record the acquired net monetary assets of Transcend, principally cash less liabilities, at fair value as of the closing date. The issuance of the KeraVision common stock will be recorded at an amount equal to the acquired Transcend net monetary assets less the estimated KeraVision merger costs, which will be reflected as issuance costs.

You Have Appraisal Rights if You Do Not Wish to Receive KeraVision Shares in the Merger

   You are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. Briefly, this means that, instead of accepting the KeraVision stock to be issued in the merger, you may demand the fair value of your shares as determined by a Delaware court. However, to do so, you must comply with the conditions established by Section 262, which are complex.

   The following discussion is only a summary of those conditions. If you are considering exercising appraisal rights, you should also read the copy of
Section 262 which we have provided at Annex C. If you fail to comply with the conditions described below or in Section 262, you may lose your appraisal rights.

   Here are some of the requirements for preserving and exercising appraisal rights:

  . You must own the shares of Transcend's common stock for which you demand appraisal on the date you deliver the demand for appraisal described below.

  . You must continue to own those shares through the closing of the acquisition of Transcend by KeraVision.

  . Before the vote is taken at the special meeting, you must deliver a properly executed written demand for appraisal of your shares to Transcend. The demand will be sufficient if you sign it, and it reasonably informs Transcend of your identity and your intent to demand an appraisal of your shares. Any written demands should be sent to:

    Transcend Therapeutics, Inc.
    c/o Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attention: Patrick Toher, Esq.;

  . You must NOT have voted in favor of the proposed merger, either in person, by proxy or by written consent. You can meet this requirement by either not voting or by voting against the merger.

   Important: You must separately comply with each of the last two requirements listed above. Under Delaware law, to not vote in favor of the proposed transaction, or to vote against it, is not considered a written demand for appraisal of your shares.

  . You must file a petition for appraisal of your shares in the Delaware
    Court of Chancery, as more fully described below, within 120 days after the closing of the merger.

  . Within 20 days after you file your petition with the Delaware Court of Chancery, you must send a copy of it to Transcend. Send it to the same address to which your written demand is sent (see the third bullet point above).

  . You must satisfy the other conditions described more fully below and in Annex C.

   Availability of Information About Other Dissenting Stockholders. Within 120 days after the closing of the proposed transaction, if you have complied with the conditions for appraisal of your shares, you may request in writing, and Transcend will send you, a statement of the number of Transcend's shares not voted in favor of the transaction, the number of shares for which Transcend has receive a written demand for appraisal and the number of stockholders who own those shares. Transcend is required to mail this statement to you within 10 days after receiving your request or within 10 days after the special meeting, whichever is later. You should send any such request to the same address to which your written demand is sent (see the third bullet point above).

   What You Would Receive by Exercising Appraisal Rights. If you intend to demand an appraisal of your shares, keep in mind that the fair value of your shares as determined under Delaware law could be more than, the same as or less than the value of the KeraVision common stock you would receive if you did not demand an appraisal of your shares. Section 262 requires the fair value of your Transcend common shares to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger. A discussion of the other factors considered by the Delaware Court of Chancery in appraising your shares is beyond the scope of this summary.

   Expenses of the Appraisal Proceeding. The cost of the appraisal proceeding may be determined by the court and allocated among the parties to the proceeding as the court deems equitable. Also, on application by a dissenting stockholder, the court may order that all or a portion of the expenses incurred in the appraisal proceeding by all dissenting stockholders be charged pro rata against the value of all shares of stock entitled to appraisal.

   Termination of Rights as a Stockholder. If you properly demand appraisal of your shares, you will lose your right to vote those shares on any matter or to receive payment of dividends or other distributions on such shares. Keep in mind, however, Transcend has never paid, and does not now anticipate paying, any dividends on its shares of common stock.

   Withdrawal of a Demand for Appraisal. You may withdraw a demand for appraisal, and accept the consideration received by other stockholders of Transcend, at any time within 60 days after the closing of the acquisition. After this 60-day period has passed, you may not withdraw your demand for appraisal unless Transcend consents to the withdrawal. If you take all the other actions required to exercise your appraisal rights but fail to file a petition in the Delaware Court within 120 days after the transaction closes, you will lose your appraisal rights. However, you will then be entitled to receive the consideration the other stockholders of Transcend receive in the transaction.

    The failure to take any step required to preserve or exercise appraisal rights may result in the loss of those rights. In view of the complexity of exercising appraisal rights under Delaware law, stockholders who are considering exercising such rights should consult with their legal advisors.

                             THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. However, the following is only a summary. You should read the more detailed information in the agreement itself.

General

   The merger agreement provides for the merger of a wholly owned subsidiary of KeraVision with and into Transcend. As a result of the merger, KeraVision's subsidiary will cease to exist, Transcend will become a wholly owned subsidiary of KeraVision and the former stockholders of Transcend will become stockholders of KeraVision. The merger will become effective on the filing of a certificate of merger with the Delaware Secretary of State. We expect the filing to take place the day after the meeting.

What You Will Receive in the Merger

   When the merger closes, each share of Transcend common stock you then own will be converted into the right to receive a fraction of a share of KeraVision common stock. We expect the value of the fractional share to be between $1.62 and $1.75, but we cannot now determine what the actual fraction will be. It will be determined under an exchange ratio formula three business days before the stockholders' meeting. Since we anticipate closing the merger on the day of the meeting, we anticipate that we will be able to provide you with the final exchange ratio three business days before the meeting. You may obtain a current estimate of the exchange ratio, or within three business days of the meeting, the actual exchange ratio, by calling 1-888-277-7772. Regardless of KeraVision's stock price and the resulting exchange ratio, we do not expect to resolicit your proxy before the closing.

   The exchange ratio formula. The exchange ratio formula consists of the following four-step calculation:

  1. Determine Transcend's net cash. Transcend's net cash will be its cash balances minus any current liabilities and other liabilities agreed to by KeraVision in the merger agreement.

  2. Add a premium to Transcend's net cash. A premium of 20% to 30% will be added to Transcend's net cash. The actual premium will depend on the average closing price of KeraVision's common stock over the ten trading days ending on May 24, 1999.

      . If the ten-day average is $9.06 or less, the premium added to Transcend's net cash will be 20%.

      . If the ten-day average is more than $11.63, the premium added to Transcend's net cash will be 30%.

      . If the ten-day average is between $9.06 and $11.63, the premium will be proportionately set between 20% and 30%. For example, a ten-day average that is half way between $9.06 and $11.63 will result in a 25% premium.

  3. Divide by the number of outstanding shares of Transcend common stock. Transcend's net cash, plus the premium, will be divided by the number of shares of Transcend common stock outstanding to derive a per-share value for Transcend's common stock in the merger.

  4. Divide by the per-share value of the KeraVision common stock. Finally, the value assigned to each Transcend share will be divided by the average closing price of KeraVision's common stock over the ten trading days ending three trading days before the closing of the merger. The result will be the final exchange ratio.

   Three variables may affect what you receive. This exchange ratio formula for the merger involves three variables:

  . the average closing price of KeraVision's common stock over the ten trading days ending three trading days before the close of the merger;

  . Transcend's net cash; and

  . the number of shares of Transcend common stock outstanding when the merger occurs.

Of these three variables, the first is the one most likely to change from our current estimate. Each of the three variables is discussed below.

   Variations in the average closing price of KeraVision's common stock. The average closing price of KeraVision's common stock over the ten trading days ending three trading days before the merger may significantly affect what you receive in the merger. The effect of this ten-day average differs depending on whether it is above, below or within a range of $9.06 to $11.63. First, if the ten-day average is inside this range, both the number and total value of the KeraVision stock you receive will increase or decrease in proportion to an increase or decrease in the ten-day average. Second, if the ten-day average is above $11.63, the stock you receive will be worth $1.75 times the number of shares of Transcend common stock you surrender, regardless of the ten-day average. But the actual number of shares of KeraVision common stock you receive will decrease, without limit, as the ten-day average increases. Third, if the ten-day average is below $9.06, the stock you receive will be worth $1.62 times the number of shares of Transcend common stock you own, regardless of the ten-day average. But the actual number of shares of KeraVision common stock you receive will increase, without limit, as the ten-day average decreases. Transcend does not have the right to terminate the agreement based solely on a decrease in the trading price of KeraVision's common stock.

   Variations in Transcend's net cash. In general, the higher Transcend's net cash is, the greater the number and value of the shares of KeraVision common stock you will receive. But we do not expect Transcend's net cash to vary significantly from the current estimate of $8 million. This is because Transcend has ceased all but nominal business operations and does not anticipate expenses that would materially affect its estimated net cash.

   Variations in the number of shares of Transcend's common stock outstanding. The higher the number of shares of Transcend common stock outstanding when the merger closes, the lower the number and value of the shares of KeraVision common stock you will receive. But as with net cash, we do not expect this number to vary significantly from 5,935,426, which is the 5,922,036 shares outstanding on April 22, 1999 plus the 13,390 shares we expect will be issued on exercise of outstanding in-the-money stock options.

Examples of Exchange Ratio Formula Results

   If Transcend's net cash equals $8 million and 5,935,426 shares of Transcend common stock are outstanding, then the exchange ratio will equal the amount specified below for each of the ten-day average closing price values listed in the far left column.

                                                                      Implied
                                                                      Value of
       KeraVision 10-Day        Premium Added to       Exchange      Transcend
      Closing Price Value     Transcend's Net Cash      Ratio       Common Stock
      -------------------     --------------------     --------     ------------
            $ 4.00                   20.00%             0.4044         $1.62
            $ 4.50                   20.00%             0.3594         $1.62
            $ 5.00                   20.00%             0.3235         $1.62
            $ 5.50                   20.00%             0.2941         $1.62
            $ 6.00                   20.00%             0.2696         $1.62
            $ 6.50                   20.00%             0.2488         $1.62
            $ 7.00                   20.00%             0.2311         $1.62

                                                                      Implied
                                                                      Value of
       KeraVision 10-Day        Premium Added to       Exchange      Transcend
      Closing Price Value     Transcend's Net Cash      Ratio       Common Stock
      -------------------     --------------------     --------     ------------
            $ 7.50                   20.00%             0.2157         $1.62
            $ 8.00                   20.00%             0.2022         $1.62
            $ 8.50                   20.00%             0.1903         $1.62
            $ 9.00                   20.00%             0.1797         $1.62
            $ 9.50                   21.61%             0.1725         $1.64
            $10.00                   23.45%             0.1664         $1.66
            $10.50                   25.29%             0.1608         $1.69
            $11.00                   27.13%             0.1558         $1.71
            $11.50                   28.97%             0.1512         $1.74
            $12.00                   30.00%             0.1460         $1.75
            $12.50                   30.00%             0.1402         $1.75
            $13.00                   30.00%             0.1348         $1.75
            $13.50                   30.00%             0.1298         $1.75
            $14.00                   30.00%             0.1252         $1.75
            $14.50                   30.00%             0.1208         $1.75
            $15.00                   30.00%             0.1168         $1.75
            $15.50                   30.00%             0.1130         $1.75
            $16.00                   30.00%             0.1095         $1.75
            $16.50                   30.00%             0.1062         $1.75
            $17.00                   30.00%             0.1031         $1.75
            $17.50                   30.00%             0.1001         $1.75
            $18.00                   30.00%             0.0973         $1.75
            $18.50                   30.00%             0.0947         $1.75
            $19.00                   30.00%             0.0922         $1.75
            $19.50                   30.00%             0.0899         $1.75
            $20.00                   30.00%             0.0876         $1.75
            $20.50                   30.00%             0.0855         $1.75
            $21.00                   30.00%             0.0834         $1.75
            $21.50                   30.00%             0.0815         $1.75
            $22.00                   30.00%             0.0796         $1.75
            $22.50                   30.00%             0.0779         $1.75
            $23.00                   30.00%             0.0762         $1.75
            $23.50                   30.00%             0.0746         $1.75
            $24.00                   30.00%             0.0730         $1.75
            $24.50                   30.00%             0.0715         $1.75
            $25.00                   30.00%             0.0701         $1.75

No Fractional Shares of KeraVision Stock Will Be Issued

    KeraVision will not issue fractional shares of common stock in connection with the merger. After aggregating all fractional shares of KeraVision common stock, if any, that otherwise would be received by a Transcend stockholder, KeraVision's share exchange agent will pay in cash the amount, without interest, determined by multiplying any such fraction by the same ten-day average closing price for KeraVision common stock used in the exchange ratio formula.

Transcend Options and Warrants Will Be Cancelled

   When the merger closes, all options and warrants to purchase Transcend common stock then outstanding will be cancelled.

Stock Ownership Following the Merger

   Based on the number of shares of KeraVision common stock outstanding on April 22, 1999, and after adding the number of additional shares of KeraVision common stock expected to be issued in the merger, the former holders of Transcend common stock would hold less than 20 percent of KeraVision's total outstanding common stock.

Conversion of Shares; Procedures for Exchange of Certificates

   Promptly after the merger closes, the exchange agent selected by KeraVision will mail to the registered holders of Transcend common stock a letter of transmittal to accompany the Transcend stock certificates that will be surrendered to the exchange agent and instructions for surrendering Transcend stock certificates. On surrender of a Transcend stock certificate to the exchange agent, together with a letter of transmittal, the holder of the Transcend stock certificate will receive a certificate for the shares of KeraVision common stock into which their Transcend common stock were converted, along with cash in lieu of any fractional shares. The surrendered Transcend stock certificates will be cancelled.

   If any Transcend stock certificate has been lost, stolen or destroyed, KeraVision may require the owner of that stock certificate to provide an appropriate affidavit and to deliver a bond in such sum as KeraVision may reasonably direct as indemnity against any claim that may be made against the exchange agent, KeraVision or Transcend with respect to the stock certificate.

    You should not surrender your Transcend stock certificates for exchange until you receive a letter of transmittal from KeraVision's exchange agent.


Effect on Stock Certificates

   When the merger closes, all shares of Transcend common stock outstanding will automatically be canceled and the holders of shares of Transcend common stock will no longer have any rights as stockholders of Transcend. Stockholders of Transcend will not be able to transfer shares of Transcend common stock after the merger closes. If a stockholder presents a Transcend stock certificate to the exchange agent or to Transcend or KeraVision after the merger closes, the certificate will be canceled and will be exchanged as described above.

No Solicitation by Transcend of Other Potential Acquirers

   Transcend has agreed that it and its officers, directors, employees and other agents will not take any action to initiate or encourage any inquiries or proposals that could reasonably be expected to lead to a transaction for the sale of 35% or more of Transcend's outstanding capital stock or the sale of substantially all of its assets. Transcend must notify KeraVision on learning that any person is proposing any such transaction. Transcend's board, in exercising its fiduciary duty under Delaware law, could be required in some circumstances to decline to complete the merger if the board determines that it is no longer in the best interests of Transcend's stockholders. Such a determination would be a breach of the merger agreement. The board does not currently anticipate any circumstances that would result in a determination not to complete the merger.

Representations, Warranties and Covenants of Transcend and KeraVision

   The merger agreement contains representations and warranties by both parties that are customary for the proposed transaction.

 Covenants by Transcend

   Until the merger closes, Transcend has agreed to carry on its business in a manner consistent with the winding down of its business and to promptly notify KeraVision of any material event involving its business or operations. In addition, until the merger closes Transcend will need KeraVision's permission to:

  . waive any stock repurchase rights, amend the period of exercisability of options or restricted stock, reprice options granted under any stock plans, or authorize cash payments in exchange for any options granted under any stock plans;

  . grant any severance or termination pay to any officer or employee except under any written agreements currently outstanding or policies existing; or pay any special remuneration to any director or employee;

  . declare or pay any dividends on, or make any other distributions in respect of, any of its capital stock or split, combine or reclassify any capital stock;

  . acquire or redeem any shares of its capital stock;

  . acquire or dispose of any business or significant assets or enter into any joint ventures, strategic partnerships or alliances;

  . make any payments individually in excess of $25,000 or in the aggregate in excess of $50,000;

  . amend or enter into any contract or waive any material rights or claims under any contract;

  . engage in any action with the intent to adversely affect any of the transactions contemplated by the merger agreement; or

  . take specified actions that would affect Transcend's tax status or accounting procedures or take any other actions that would increase the tax liability of Transcend or KeraVision.


 Covenants by KeraVision

   Until the merger closes, KeraVision has agreed not to:

  . declare, set aside or pay any dividends on or make any other distributions on any of its capital stock, except for the payment of dividends to the holders of KeraVision's series B convertible preferred stock; or


  . split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any KeraVision capital stock.

Employment Matters

   KeraVision does not intend to offer employment to any employees of Transcend, and the merger agreement does not create any right for any person other than Transcend and KeraVision, including rights of continued employment or benefits with Transcend. Except for costs and liabilities that are included in the calculation of Transcend's net cash, Transcend has represented that there are no costs arising from the termination of its employees.

Updates to Net Cash

   Within fifteen (15) days of the end of each month until the closing of the merger, Transcend will provide KeraVision a statement of net cash, certified by its President, as of the last day of the month just ended. Transcend will also provide KeraVision a final statement of net cash on the day the merger closes. KeraVision may have its independent auditors review these updates.

Indemnification and Insurance

   After the merger closes, KeraVision will maintain the provisions of Transcend's certificate of incorporation or bylaws that indemnify Transcend's former officers and directors for five years. KeraVision will also maintain directors' and officers' liability insurance covering those persons who are currently covered by Transcend's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Transcend. KeraVision is not required to spend over 125% of the annual premium currently paid by Transcend for such coverage.

Conditions That Must Be Met for the Merger to Close

   The parties will complete the merger only if several conditions, including the following, are met:

  . the merger agreement and the merger are approved by Transcend's stockholders; and

  . the shares of KeraVision common stock to be issued in the merger are authorized for listing on Nasdaq.

   No significant regulatory compliance relates to the merger and no regulatory approvals are required for the merger.

Termination of the Merger and Merger Agreement

   KeraVision and Transcend can jointly agree to abandon the merger at any time before the merger closes, even after approval by Transcend stockholders. Also, either party alone may terminate the merger agreement if the merger does not close by May 31, 1999 or the other party materially breaches the merger agreement and does not cure the breach within thirty days. KeraVision alone may terminate the merger agreement at any time before the special meeting under the circumstances described below.

Termination Fee

   KeraVision can terminate the merger agreement, and Transcend must pay KeraVision a $500,000 termination fee, if Transcend's stockholders fail to approve the merger unless the failure is the result of a material adverse change to KeraVision. KeraVision may also terminate the agreement and receive the termination fee if Transcend breaches the merger agreement in any of the following ways:


  . Transcend's board of directors withdraws or modifies in a manner adverse to KeraVision its recommendation to approve the merger;

  . a third party makes an acquisition proposal for Transcend common stock other than a tender or exchange offer and Transcend does not issue a press release announcing its opposition within five days after KeraVision asks Transcend to do so;

  . Transcend's board of directors approves or recommends another acquisition proposal;

  . Transcend signs a letter of intent accepting an acquisition proposal by a party other than KeraVision;

  . a third party commences a tender or exchange offer for Transcend common stock and Transcend does not send a letter to its stockholders recommending rejection of the offer within ten business days; or

  . Transcend breaches its obligations to hold a stockholders' meeting to vote on the merger agreement or solicits acquisition proposals from parties other than KeraVision.

Expenses

   All fees and expenses incurred in connection with the merger agreement and the other related agreements will generally be paid by the party incurring such expenses whether or not the merger closes. However, KeraVision and Transcend will share equally all fees and expenses, other than legal and accounting fees, incurred in printing and filing this proxy statement/prospectus.

                                KERAVISION, INC.

Business

 General

   KeraVision was founded in 1986 to develop and commercialize proprietary medical products for the treatment of common vision problems, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, which in the aggregate are believed to affect one-half of the world's population. KeraVision's initial product, KeraVision Intacs(TM) are designed to reduce or eliminate the need for eyeglasses or contact lenses to correct myopia by reshaping the curvature of the cornea of the eye. KeraVision Intacs is composed of two thin, half-circles that are inserted into the periphery of the cornea in a simple outpatient procedure. KeraVision Intacs is made from a polymer that has been used in intraocular lens replacements for cataract surgery since 1952. KeraVision Intacs is designed to be permanent; however, it can be removed if desired and the shape of the eye returns typically to its original curvature. The currently available refractive surgery procedures typically require irreversible cutting or tissue removal in the central cornea. Other potential benefits of KeraVision Intacs are expected to include:

  . long-term, convenient correction,

  . rapid visual recovery,

  . predictable results,

  . a simple, minimally-invasive, out-patient procedure.

 Recent Developments

   First Quarter Results. On April 22, 1999, KeraVision reported revenues of $472,000 for the quarter ended March 31, 1999, compared to revenues of $152,000 for the quarter ended March 31, 1998. KeraVision reported a net loss for the first quarter of 1999 of $7.3 million compared to a net loss of $5.5 million for the first quarter of 1998. This increase reflects increased staffing and associated expenses, in addition to increased marketing efforts related to sales in Canada and the planned launch in the U.S. The net loss per share applicable to common shareholders was 60 cents per share for the first quarter of 1999 compared to 44 cents per share for the first quarter of 1998. The per share calculation includes the effect of a preferred stock dividend and related accretion in the amount of $411,000 to holders of series B preferred stock.

   FDA approval. On April 9, 1999 KeraVision obtained FDA approval to distribute and sell KeraVision Intacs in the United States for the treatment of myopia in the range of -1.0 to -3.0 diopters of correction in patients over 21 years old. The FDA approval is conditioned upon post-market surveillance consisting of monitoring a limited number of patients who participated in the Phase III clinical trial for a period of two years. Results from the Phase III clinical trial of KeraVision Intacs indicate that 97% of the patients achieved 20/40 or better vision, 87% were 20/25 or better, 70% were 20/20 or better and 53% were 20/16 or better.

   Prior to granting this approval, the FDA had accepted for filing KeraVision's application to sell KeraVision Intacs in August 1998. On January 12, 1999, the relevant FDA advisory panel unanimously recommended that the FDA approve KeraVision's application with conditions. These conditions related to labeling changes and the post-market surveillance study. In February 1999, the FDA deemed KeraVision's application "approvable."

   We have also applied for FDA clearance of our pending 510(k) pre-market approval application for some of the surgical instruments which are used in the KeraVision Intacs procedure. Upon receipt of this approval we plan to commence commercialization of KeraVision Intacs in the United States. We have taken the following steps to prepare for this commercialization:

   Surgeon training. We have established sites to train surgeons in the KeraVision Intacs treatment. These sites are located in Atlanta, Houston, Kansas City, San Diego, Santa Monica, and St. Louis. Each site is headed by an ophthalmic surgeon who will lead the training. We have established relationships with eye care services companies to provide surgical support services for KeraVision's surgical training course in over 20 vision correction surgery centers in the United States. To promote optimum clinical results, we will proctor surgeons once they return home and begin performing the Intacs treatment.

   Sales team. We have hired 11 direct sales representatives and four manufacturers' representatives. Their initial focus will be on the vision correction surgery markets where excimer laser procedures have already gained acceptance.

   Market development. We are testing a multi-media advertising campaign in a Canadian market and, if it is successful, may use this campaign in the United States. As surgeons are trained in the KeraVision Intacs treatment, we intend to help create consumer awareness through locally-oriented advertising and publicity activities.

   Distribution and Sales. In April 1999, we entered into additional purchase and distribution agreements with several eye care services companies that specialize in vision correction. These companies have agreed to purchase KeraVision Intacs and related instrumentation for use in vision correction surgery centers in the United States.

   In Canada, KeraVision received approval in May 1998 to sell KeraVision Intacs for the range of -1.0 to -5.0 diopters of correction, as well as the related instrument set. KeraVision began commercialization of KeraVision Intacs in the European Union for both mild and moderate myopia in December 1996, after receiving the right to affix the CE Mark and the certification of KeraVision's ISO 9001 quality system in November 1996. To date, KeraVision has primarily concentrated its selling efforts for KeraVision Intacs and related instruments in Canada, France and Germany.

   In Singapore, KeraVision began a clinical trial in July 1998 with the objective of obtaining approval to sell product there after sufficient analysis has been completed. KeraVision is also investigating other regions of Asia for potential future commercialization opportunities.

   In April 1997, KeraVision began a feasibility study outside the United States using KeraVision Intacs technology for the treatment of hyperopia. With encouraging initial results obtained from 40 patients, KeraVision is seeking to expand its feasibility study to up to three European clinical centers. Nine patients have been enrolled in the expanded study.

 Sales and Marketing

   Vision impairment is a common worldwide healthcare problem. KeraVision estimates that over one-half of the world's population suffers from common vision problems such as myopia, hyperopia or astigmatism. In the United States, approximately 140 million people currently use some form of eyewear to correct for common vision problems, and an estimated 70 million people suffer from myopia. Glasses and contacts are the most prevalent techniques to correct vision. Surgical techniques to correct common vision problems, known as refractive surgery, include laser assisted in situ keratomileusis ("LASIK"), photo-refractive keratectomy ("PRK") and radial keratotomy ("RK"). LASIK and PRK both require the use of a laser system to remove corneal tissue to achieve flattening of the cornea. It is estimated more than 350,000 laser-based treatments were performed in 1998, a substantial growth from the estimated 80,000 procedures performed in 1996, the first year after the approval of PRK in late 1995. Each of these procedures requires irreversible cutting or tissue removal in the central cornea.

   KeraVision believes that KeraVision Intacs may provide the following potential benefits for the treatment of myopia:

  . Long-term, Convenient Correction. KeraVision designed KeraVision Intacs to provide permanent correction of myopia in a form more convenient than eyeglasses or contact lenses;

  . Removable, Replaceable Product. KeraVision Intacs can be removed in a simple, outpatient procedure, if desired. In cases where KeraVision Intacs has been removed, patients typically have returned to approximately the same level of vision as measured prior to insertion of KeraVision Intacs;

  . Rapid Visual Recovery. Clinical trials to date have demonstrated that significant improvements in vision are achieved within one day after insertion of KeraVision Intacs;

  . Predictable Results. KeraVision believes it has developed the ability to adequately predict the correction that can be achieved using KeraVision Intacs;

  . Simple, Minimally-Invasive, Outpatient Procedure. The KeraVision Intacs procedure, which requires a single, small incision and separation of corneal tissue layers, can typically be performed in less than 15 minutes. The outpatient procedure, performed using topical anesthesia, results in minimal trauma to the eye; and

  . Standardized Procedure. KeraVision designed KeraVision Intacs and related instrumentation to standardize the procedure to promote ease of surgery and consistent outcomes.

 Strategy

   KeraVision's objective is to commercialize KeraVision Intacs technology for the treatment of common vision problems on a worldwide basis. KeraVision's business strategy for achieving this objective includes the following key elements:

  . Commercialize KeraVision Intacs for Treatment of Myopia. KeraVision received approval to commercialize KeraVision Intacs in the European Union in November 1996 with sales efforts focused in France and Germany. KeraVision received approval from the FDA in late 1996 to commence a Phase III clinical trial in the United States and had its premarket approval application accepted for filing by the FDA in August 1998. On April 9, 1999, KeraVision received FDA approval to sell and distribute KeraVision Intacs in the United States for the treatment of myopia. In Canada, KeraVision received approval to sell KeraVision Intacs and related instrumentation in May 1998. By focusing on the approval and commercialization of KeraVision Intacs for myopia, KeraVision seeks to establish a scientific, technical, regulatory and marketing platform to facilitate the approval and launch of potential products under development for the treatment of other vision problems.

  . Increase Awareness of KeraVision Intacs. In developing and testing its technology, KeraVision works with a broad range of independent researchers to expand awareness of KeraVision Intacs technology. KeraVision also works with leading surgeons and academic centers in the ophthalmology field in the design, development and clinical testing of its technology. KeraVision believes that these researchers, practitioners and institutions, among others, have significant influence on the adoption of new technologies and the development of clinical parameters upon which these technologies are analyzed. In addition, KeraVision dedicates significant resources to the publication of research papers, the presentation of clinical and technical data at major ophthalmology conferences, and the review of KeraVision Intacs clinical data with leading ophthalmologists. Through these activities, KeraVision seeks to disseminate accurate clinical information and foster awareness of KeraVision Intacs technology.

  . Focus Initial Marketing on Surgeons. KeraVision is focusing its initial marketing efforts on opinion leaders and surgeons with active practices in the ophthalmic community. As part of this strategy, KeraVision has developed surgeon training programs utilizing its proprietary instruments to promote standardized procedures for insertion of KeraVision Intacs. KeraVision believes that an emphasis on surgeon training will aid in achieving successful procedural outcomes and thereby increase market acceptance of KeraVision Intacs by both ophthalmic surgeons and patients.

  . Expand Applications of Core Technology. KeraVision has products under development utilizing its core KeraVision Intacs technology for the treatment of other common vision problems, including hyperopia and astigmatism. In each target application, KeraVision seeks to preserve the potential advantages of its technology as a refractive procedure that does not interfere with the central cornea. KeraVision is currently working to expand the potential applications of its core KeraVision Intacs technology, including the development of new designs, the use of new materials and the development of new surgical techniques and instruments.

  . Utilize Advanced Development Methods. KeraVision seeks to use advanced scientific and engineering methods in developing KeraVision Intacs technology or other potential products for different types of vision impairment. These include the use of sophisticated modeling techniques to understand the optical, mechanical and biological effects of inserting KeraVision Intacs or other potential products into the cornea to correct for myopia, hyperopia, astigmatism or combinations of each. KeraVision believes that this approach allows it to improve the design of its potential products and increase its understanding of potential product performance prior to commencing clinical trials.

  . Strengthen Proprietary Position. KeraVision intends to continue to develop and protect its proprietary KeraVision Intacs technology. To date, KeraVision has 18 United States and 24 foreign patents issued and has filed applications for over 180 United States and foreign patents.

 Background

   Vision and Vision Impairment. The eye functions much like a camera, incorporating a lens system consisting of a cornea and a lens that focuses light, the iris which functions as an aperture system that regulates the amount of light that passes through the central zone of the cornea, and the retina, a light-sensitive surface that, like film, records the image. The cornea, lens and iris operate to focus light rays on the retina, which contains the light-sensitive receptors that transmit the image through the optic nerve to the brain. Nearly all light that reaches the retina passes through the central portion of the cornea, called the optical zone. Approximately 75% of the refractive, or focusing, power of the eye is provided by the curvature of the cornea.

   Most common refractive problems result from an inability of the optical system to focus images on the retina properly. This inability to focus is known as a refractive error. For instance, in the myopic (nearsighted) eye, light rays focus in front of the retina when the curvature of the cornea is too steep. People with myopia see nearby objects clearly, but distant objects appear blurry. Conversely, in the hyperopic (farsighted) eye, light rays focus behind the retina when the curvature of the cornea is too flat. People with hyperopia see distant objects clearly, but may need correction so that nearby objects do not appear blurry. In the astigmatic eye, the curvature of the cornea is not uniform. This lack of uniform curvature makes it difficult for a person to focus clearly on an object. Refractive surgery changes the cornea's refractive power by altering the curvature of the cornea, so that light passing through the eye can be properly focused on the retina, thereby improving vision.

   Vision Correction Market. KeraVision estimates that over one-half of the world's population suffers from common vision problems such as myopia, hyperopia or astigmatism. In the United States alone, approximately 140 million people currently use eyeglasses or contact lenses to correct these common vision problems, with over $12 billion spent for corrective eyewear products annually. It is estimated that over 70 million people are affected by myopia. Of the 70 million people with myopia, an estimated 26 million people have low to moderate myopia without significant astigmatism and are age 21 or older. As many as an estimated 22 million of these 26 million people have mild myopia and require -1.0 to -3.5 diopters of correction, the range covered by KeraVision Intacs application. In addition to age and degree of myopia, KeraVision believes that the potential market for KeraVision Intacs may be further limited by the inability of some patients to afford the procedure, the psychological aversion of some patients to refractive surgery, the acceptance of other refractive surgery techniques or other factors.

   Market research in the United States has shown that people using corrective eyewear would like to achieve long-term, more convenient vision correction. In response, ophthalmic surgeons and medical researchers have sought to develop alternatives to eyeglasses and contact lenses to correct refractive errors. Their efforts have resulted in the emergence of the field of refractive surgery.

   The most prevalent surgical techniques that have emerged are LASIK, PRK and RK. Generally these procedures have been used to treat myopia; however, laser-based technologies to treat hyperopia have recently been approved by the FDA, and other procedures are under development.

   Although the target market is potentially large, it is estimated that over 50% of that group have completed another refractive surgery or are currently outside the range of correction provided by KeraVision Intacs.

   Current Refractive Surgery Techniques. Current refractive surgery procedures include PRK, LASIK and RK, among others. PRK is a refractive surgery technique in which a laser is used to irreversibly remove tissue within the optical zone to reshape the cornea, with the amount of tissue to be removed based upon the level of intended change sought. Typically, the top layer of the central cornea, known as the epithelium, is manually removed. The patient is then asked to fixate on a light to minimize eye movement while the laser removes or ablates tissue from the central cornea. The procedure, the results of which can be dependent on the variability of the laser beam and individual patient wound healing response, is conducted in an outpatient setting using topical anesthetic, although postoperative pain may require the prescription of narcotics for the first few days following the procedure. While vision improvement is achieved, PRK depends in part on a healing response to reach the desired level of flattening of the cornea, which generally occurs over a three-month period, although the cornea may continue to reshape itself over a 12- to 15-month period. The equipment required to conduct this procedure is significantly more expensive than the equipment required for use in RK. Because PRK, like RK, surgically alters tissue in the optical zone, haze, haloes, reduced night vision and other vision problems have been observed in patients who have undergone the PRK procedure.

   LASIK, estimated to be the most common refractive surgery technique used in the United States, involves using an automated cutting device called a microkeratome to cut a large corneal flap, which is then pulled back to expose the underlying tissue called the stroma. A laser is used to remove stromal tissue from the central cornea. The corneal flap is then placed back on the stromal tissue where it adheres back onto the eye. With the removal of the corneal tissue, the cornea is flattened, thereby achieving correction for myopia. Primary complications with this procedure arise from cutting of the corneal flap, including incorrect flap thickness.

   In RK, a diamond knife is used to make from four to eight radial incisions that penetrate beyond 90% of the depth of the cornea. The procedure is generally conducted using topical anesthesia in an outpatient setting. As the incisions heal, the curvature of the cornea is altered and vision may be improved. Although additional operations may be performed to attempt to improve the vision for those whose vision is undercorrected, the RK procedure is considered to be refractively irreversible. RK results can vary with the skill and experience of the surgeon and can be relatively unpredictable for patients requiring greater degrees of correction. Because RK entails making cuts in or near the optical zone of the eye, unwanted side effects, such as haloes, reduced night vision and other visual distortions may occur. In addition, data from the Prospective Evaluation of Radial Keratotomy ("PERK") 10-year study, funded by the National Eye Institute and completed in 1994, indicate that a significant percentage of those undergoing RK did not achieve a stable result as measured over a ten-year period, with a shift towards hyperopia occurring over time. The PERK data, however, did indicate that 85% of patients undergoing the procedure achieved visual acuity of 20/40 or better vision. In addition, it is believed the RK technique has improved since the PERK study commenced.

   Another treatment for myopia currently being investigated in a phase III clinical trial in the United States is the Intraocular Contact Lens or ICL. The ICL seeks to correct refractive errors by placing a lens inside the eye between the natural lens and the iris. The ICL is currently available for sale in Europe.

   Another potential treatment for vision correction is Radio Frequency Keratoplasmy (RFK), which uses radio-frequency energy to change the shape of the cornea. Currently, this treatment has been approved for use in Canada but has not been approved for use in the United States.

   Quality of Vision. The most common measurement of vision utilizes an eye chart. One of the recent developments in ophthalmology involves the concept of quality of vision. It has been observed that a patient can attain 20/20 vision, as measured with an eye chart, and still be dissatisfied with the quality of his vision. This issue may play a role in the future in modifying current refractive surgery techniques, which are known to affect the smooth shape of the cornea and to create corneal scarring in ways that may induce unwanted visual aberrations. Typical vision complaints include haze, haloes, reduced night vision and other visual distortions. At the current time, most assessments attribute undesirable visual side-effects of refractive procedures either to a disturbance of corneal tissue within the optical zone or to the interruption or distortion of the smooth shape of the cornea. New measurement techniques, including corneal topography, contrast sensitivity and night-vision testing, are emerging to analyze more fully the quality of vision beyond the assessment available using standardized eye charts.

 KeraVision Intacs and Instruments

   In response to the perceived market need for a predictable, refractively reversible procedure, KeraVision has developed KeraVision Intacs for the long-term treatment of myopia. KeraVision Intacs is a proprietary product designed to reduce or eliminate the need for corrective eyewear by reshaping the curvature of the patient's cornea. KeraVision Intacs is inserted between the layers of the corneal stroma through a small incision made in the periphery of the cornea. The presence of KeraVision Intacs in the periphery of the cornea creates a flattening of the central cornea, thereby increasing the number of light rays properly focused on the retina. The KeraVision Intacs procedure does not cut or remove tissue from the optical zone of the cornea and therefore may reduce the risk of unwanted visual side-effects such as haze, haloes and reduced night vision.

   The initial design of KeraVision Intacs consisted of an optically clear split ring made of polymethylmethacrylate ("PMMA"), a clear acrylic that has been widely used in implantable intraocular lenses since 1952. In order to simplify the surgical procedure, KeraVision modified the design of KeraVision Intacs in 1995 into two, thin half-circles of PMMA, each with an arc length of 150 degrees. The two half-circles are placed in the periphery of the cornea at a diameter of approximately eight millimeters. KeraVision has extensively studied the relationship between physical parameters of KeraVision Intacs and corneal curvature change. As a result of these studies, KeraVision believes that a small number of KeraVision Intacs sizes, with minor variations in their dimensions, can produce a wide range of corneal curvature change and, therefore, could provide treatment for a substantial segment of those people with myopia. KeraVision has developed KeraVision Intacs in six different thicknesses ranging from 0.21 mm to 0.45 mm.

   KeraVision has developed proprietary surgical instruments to be used for the insertion of KeraVision Intacs. These stainless steel and titanium instruments include a marking instrument, a centering guide and a stromal separator. KeraVision's instruments have been designed to standardize the KeraVision Intacs procedure and reduce the variability associated with differing levels of surgical skill by, among other things, showing the surgeon where to make the corneal incision and aiding the surgeon in placing KeraVision Intacs at the right depth. It is believed that the purchase of KeraVision's instruments will represent a small capital investment for ophthalmic surgeons, similar to that required for surgeons performing RK procedures and substantially less than that required for surgeons performing LASIK or PRK procedures.

 The KeraVision Intacs Insertion Procedure

   KeraVision believes that insertion of KeraVision Intacs is a relatively simple, minimally invasive procedure that can be performed on an outpatient basis in typically 15 minutes or less. The procedure is usually performed using topical anesthetic eyedrops. In addition to the KeraVision instruments, the KeraVision Intacs procedure in part employs surgical techniques and ophthalmic surgical instruments that are widely used by ophthalmic surgeons. The KeraVision Intacs procedure requires a single incision of less than two millimeters outside of the optical zone of the cornea. The incision is located at the top of the eye under the eyelid. The amount of postoperative discomfort experienced by patients participating in KeraVision Intacs clinical studies has been relatively modest and is typically treated with nonprescription pain relievers.

   The KeraVision Intacs insertion procedure consists of the following steps. First, the ophthalmic surgeon uses a guide to mark the geometric center of the cornea. Using the reference mark, a marking instrument is used to mark the line of incision on the cornea outside the optical zone and the location where the ring segments are to be placed. A small entry incision is then made to approximately two-thirds of the depth of the cornea and the layers of the stroma at the bottom of the incision are separated. The stroma, which comprises 90% of the cornea, consists of 500 to 700 overlapping layers of tissue that can be easily separated. Next, the surgeon places the centering guide over the eye, introduces the stromal separator through the small entry incision and rotates the stromal separator, spreading the layers of the stroma to create a circular subsurface channel in the periphery of the cornea. The surgeon removes the stromal separator and the centering guide.

KeraVision Intacs is introduced into the channel and rotated into place. Finally, the entry incision is typically closed with one to two sutures which are generally removed within two weeks.

 Clinical Trials Results

   Since 1991, ophthalmic surgeons have utilized KeraVision Intacs technology for the treatment of myopia in 1,700 patient eyes in clinical trials conducted in the United States and throughout the world. KeraVision initiated clinical trials using the initial design of KeraVision Intacs in 1991 in both the United States and Brazil. In September 1994, KeraVision completed enrollment of a 90-patient United States Phase II myopia trial using the initial design of KeraVision Intacs. In September 1996, KeraVision completed enrollment of the group of 150 United States Phase II patients with a modified KeraVision Intacs. In October 1996, KeraVision received approval to commence a ten-center Phase III clinical trial in the United States and began that trial in December 1996. KeraVision completed the enrollment for the trial in May 1997. KeraVision expanded the Phase III trial to cover a greater range of myopia and has begun limited enrollment for the expanded ranges. In addition, KeraVision has conducted clinical trials in Europe for myopia and has begun a trial for myopia in Singapore.

   KeraVision's clinical trials have been designed to demonstrate the safety and efficacy of KeraVision Intacs and the safety of the surgical procedure used to insert KeraVision Intacs. Safety of KeraVision Intacs is evaluated using standard ophthalmic techniques.

   Myopia. In May 1995, KeraVision commenced a United States Phase II trial for the current KeraVision Intacs design. This trial included six clinical sites and involved 150 patients requiring a myopic correction in the range of -1.0 to -6.0 diopters. KeraVision completed enrollment in September 1996 for this Phase II trial. KeraVision performed an interim analysis on the initial 75 patients who had three months of available follow-up. KeraVision submitted this data to the FDA for review prior to initiating the Phase III trial for KeraVision Intacs. Based upon the analysis of the Phase II data, KeraVision proceeded to slightly modify the range of correction achieved with the current KeraVision Intacs design and to separate the myopia indication into mild myopia (-1.0 to -
3.5 diopters) and moderate myopia (-3.5 to -5.0 diopters).


   KeraVision implanted a total of 195 patient eyes as part of this Phase II trial. The data from the first 139 Phase II patients (-1.0 to -6.0 diopters) with twelve months of follow-up indicated that 91% were 20/40 or better, 76% were 20/25 or better and 60% were 20/20 or better. Additionally, 79% of the patients were within 1.0 diopter of their intended correction. Five surgically-related events resulted in the removal of one or both Intacs segments as of the twelve month point: two cases of infection and three cases related to surgical technique. All of these patients are stable with no clinically significant consequences. In total, 31 of the 195 patient eyes underwent removal of KeraVision Intacs by the twelve month point due to patient dissatisfaction related to undercorrection (eleven), visual symptoms including glare, halos, and other symptoms related to low light conditions (nine), induced astigmatism
(ten) and cosmetic reasons (one).

   KeraVision initiated an expanded Phase II trial in November 1996 to evaluate moderate myopia (-3.5 to -5.0 diopters) using the revised performance criteria for two thicker Intacs sizes. Enrollment of the 59 patients was completed in February 1997. The three month follow-up data for 58 Phase II patients with the two higher ring sizes indicated that 98% were 20/40 or better, 83% were 20/25 or better and 57% were 20/20 or better. The predictability of the refractive effect within 1.0 diopter increased from 46% to 70% for this trial as compared to the results from initial Phase II trial for the same thicknesses. Two surgically related events resulted in the removal of one or both Intacs segments: one case of infection and one case related to surgical technique. Both patients are stable with no clinically significant consequences. Seven patient eyes underwent removal of KeraVision Intacs due to patient dissatisfaction: one removal related to under-correction, three removals related to visual symptoms, two removals related to induced astigmatism and one removal related to cosmetic reasons. KeraVision submitted the three month follow-up data from this trial to the FDA and received approval in November 1997 to expand the existing Phase III trial to include these sizes of KeraVision Intacs.

   In December 1996, KeraVision initiated a Phase III trial at ten clinical sites involving 360 patients, for a total of 595 patient eyes, requiring correction for mild myopia (-1.0 to -3.5 diopters). Enrollment was completed for this trial in early May 1997. The recently presented data from the first 410 Phase III patient eyes with twelve months of follow-up indicate that 97% were 20/40 or better, 87% were 20/25 or better, 74% were 20/20 or better and 53% were 20/16 or better. The predictability data indicated that 89% of the patients were within 1.0 diopter of their intended correction. There have been 26 removals of KeraVision Intacs from the 595 patient eyes included in this Phase III trial. There was one postoperative adverse event reported in which a subject had a best spectacle corrected visual acuity loss of ten or more letters at two consecutive exams. The investigator is currently monitoring this subject. Three removals were for personal reasons. Twenty-three KeraVision Intacs were removed due to patient dissatisfaction with the correction achieved although some of these patients achieved 20/40 vision or better.

   In anticipation of the launch of KeraVision Intacs in the European Union, KeraVision conducted two European clinical trials. The results from these trials are comparable with KeraVision's clinical studies in the United States.

   Complications, Visual Side Effects and Observations. Although KeraVision has developed seven-year clinical data on the safety and efficacy of KeraVision Intacs in correcting myopia, it has only limited long-term safety or efficacy data. KeraVision performed the first procedure for the treatment of myopia using KeraVision Intacs in 1991, and to date KeraVision has conducted more than 1,700 procedures using KeraVision Intacs technology in clinical trials. We cannot assure you that long-term safety and efficacy data when collected will be consistent with these clinical trial results and will demonstrate that KeraVision Intacs can be used safely and successfully to treat myopia in a broad segment of the population or on a long-term basis.

   All surgical procedures, including the KeraVision Intacs procedure, involve some inherent risk of complications. KeraVision has observed complications in a small number of patients who have received KeraVision Intacs, but no patient has suffered any serious or lasting injury to the eye or any material loss of either uncorrected or best corrected visual acuity. The complications include, among other things: induced astigmatism, infection, decentered placement and a reduction in central corneal sensation. In addition, patients undergoing KeraVision Intacs procedure have reported visual side effects. These include glare, haloes and reduced night vision. All of these complications and visual side effects have also been observed in connection with other refractive surgeries. Although KeraVision believes these complications and side effects may be mitigated, KeraVision cannot assure you that these or other complications or side effects will not be serious or lasting or will not impair or preclude KeraVision from obtaining regulatory approval for its potential products or the acceptance of these products by patients or ophthalmologists. In many patients, KeraVision has observed deposits in the stromal channel next to KeraVision Intacs. Although KeraVision believes that these deposits are not complications and do not cause side effects, we cannot assure you that this will be the case.

   Hyperopia. Data obtained from laboratory work on eye bank eyes and from finite element analysis has indicated that a design based on KeraVision Intacs technology may correct hyperopia. Based on these data and analysis, KeraVision is testing the feasibility of a potential product for hyperopia in a small clinical study, with 40 patients to date having undergone a procedure to correct hyperopia. Made from the same material as KeraVision Intacs for myopia and using a simple insertion technique, the early results from this study are promising, but require more long-term follow-up. In addition, because only a limited number of patients to date have received the treatment for hyperopia. KeraVision will need to treat additional patients in order to characterize the range and predictability of correction prior to moving to a large scale study. Work has begun in one clinical center, with nine patients having been enrolled. KeraVision intends to do further characterization in up to three European clinical centers in the near future.

   Astigmatism. KeraVision has studied a potential product that uses arc segments of KeraVision Intacs to treat astigmatism. This device utilizes the core technology for the treatment of myopia and the segments are manufactured from the same material as KeraVision Intacs. A similar surgical technique is employed to implant the segments in the eye. In August 1994 and March 1995, KeraVision implanted arc segments in eight astigmatic patients. Clinical results showed that the patients exhibited improvement in their vision after the implantation of arc segments. KeraVision is pursuing broader experimentation and analysis, but has not enrolled further patients due to the perceived smaller size of the potential market.

 Marketing and Sales

   Europe. Upon obtaining the right in November 1996 to market KeraVision Intacs in European Union countries, KeraVision commenced a sales and marketing program concentrated in parts of France, Germany and Austria. As part of this program, KeraVision established a European headquarters in Paris, France. A small sales office in France handles sales of KeraVision Intacs in the French market. A distributor sells KeraVision's products in Germany and Austria.

   From information obtained in the course of conducting the training sessions and from consumer marketing studies, KeraVision determined that the overall refractive surgery market in France and Germany was significantly less than that of the United States on a per capita basis, and that the refractive surgery markets in those countries do not appear to be growing at a substantial rate, if at all. This lack of growth may be related in part to the lack of a delivery or referral channel whereby potential patients can easily reach the ophthalmic surgeon, rather than the non-surgical ophthalmologists and opticians who may tend to recommend that a patient not consider refractive surgery. Further, restrictions on direct broad scale advertising hinders the expansion of consumer awareness of refractive surgery. It is expected that because of these and other factors the refractive surgery market and the market for KeraVision Intacs will be slow to develop in Europe. KeraVision, however, is seeking to expand its reach to other countries by adding additional distributors.

   Canada. KeraVision received approval in Canada to sell KeraVision Intacs for the treatment of myopia in the range of -1.0 to -5.0 diopters of correction, along with related instruments, in May 1998. KeraVision focused its initial marketing efforts on developing seven sites to become proficient in KeraVision Intacs procedure, to be able to discuss the Canadian experience with KeraVision Intacs and to potentially serve as training centers. KeraVision then formally announced the product launch in October 1998. KeraVision's next goal is to target a specific region of Canada for the purpose of training a high percentage of the refractive surgeons in the region and then to test the effect of consumer advertising on patient flow to those centers. KeraVision has hired a direct sales force to facilitate the Canadian sales process.

   United States. The primary market for KeraVision Intacs is the ophthalmic surgery market. There are approximately 8,000 ophthalmic surgeons in the United States. Cataract surgery, with an intraocular lens replacement, is the most prevalent form of ophthalmic surgery, with an estimated more than 1.5 million procedures being performed annually in the United States. KeraVision believes that increased consumer interest in corneal refractive surgery, improved visual results of emerging refractive surgery techniques and reduced reimbursement rates for cataract surgery are providing incentives for ophthalmic surgeons to enter the refractive surgery market. It is estimated that there are over 2,000 ophthalmic surgeons performing refractive surgery in the United States.

   KeraVision estimates that existing refractive procedure costs in the United States average $2,100 per eye for a LASIK procedure, $800 per eye for a RK procedure and $1,800 per eye for a PRK procedure, with a fairly wide range for each procedure. KeraVision anticipates that the KeraVision Intacs procedure, if approved for marketing in the United States, will be competitively priced with existing laser-based procedures. It is estimated that over 350,000 laser-based procedures were performed in 1998.

   KeraVision currently has limited sales or marketing organization or experience. Because the ophthalmic surgery market is highly concentrated, KeraVision expects to market its products through a direct sales force, or a combination of a direct sales force and distributors, in the United States and Europe. In other selected foreign markets, including parts of the Pacific Rim, KeraVision may seek a strategic partner to assist in regulatory approval and marketing activities. Medical investigators have presented KeraVision Intacs technology as an investigational device at various professional meetings and symposia in the United States, Europe and Asia. KeraVision expects continued demonstrations of its technology at scientific and ophthalmic conferences worldwide.

 No Reimbursement

   Consumers receiving treatment generally pay directly for currently available refractive surgery procedures and are generally not reimbursed by third-party payers. We anticipate that consumers will also pay directly for KeraVision Intacs procedures. KeraVision believes that the successful development and commercialization of KeraVision Intacs will not depend upon the availability of third-party reimbursement.

 Patents and Proprietary Rights

   One of KeraVision's primary strategies has been to develop a strong proprietary patent position with respect to KeraVision Intacs technology. KeraVision has over 180 pending patent applications worldwide and has been awarded 24 United States patents and 38 foreign patents. These issued and pending patents cover various aspects of KeraVision Intacs technology, including KeraVision Intacs, methods of use, instruments and related materials and other vision correction technology. The expiration dates of the United States issued patents range from 2002 to 2015. KeraVision's policy is to protect its technology by, among other things, filing patent applications relating to important aspects of its KeraVision Intacs technology and other vision correction technology.

 Manufacturing and Supply

   KeraVision manufactures KeraVision Intacs in its facility in Fremont California using a computer-controlled machining process. This process will require continued regulatory review and approval from both foreign and United States government agencies, which could result in significant manufacturing and shipping delays. Third-party suppliers manufacture critical components of KeraVision's instruments to KeraVision's specifications. In many cases, instruments and other purchased materials critical for production are sole-sourced. KeraVision has entered into confidentiality agreements with its contract manufacturers in order to protect the proprietary nature of its technology. We cannot assure you that KeraVision will be able to develop clinical or commercial-scale manufacturing capabilities at acceptable costs or enter into agreements with third parties with respect to these activities.

   KeraVision Intacs is made from PMMA, a clear acrylic widely used in implantable intraocular lenses since 1952. PMMA cast sheet is purchased from a sole supplier and is stored at KeraVision prior to release to production. KeraVision believes it could develop the capability over a significant time period to manufacture PMMA cast sheet internally if this sole source were to become unavailable. As a result of the notification that its supplier has discontinued its manufacture of the particular material used by KeraVision, KeraVision has agreed to purchase a significant supply of the PMMA cast sheet stock which is expected to be delivered over the next 12 months. Any change in materials used for KeraVision Intacs would require additional testing, regulatory review and approval, which could result in significant manufacturing and shipping delays. KeraVision sterilizes KeraVision Intacs at a sole-sourced independent contract sterilization facility.

   KeraVision has several sole-sources for sterilization, tools and equipment, PMMA and other elements necessary to manufacture KeraVision Intacs and the related instrumentation. Since KeraVision is dependent upon third parties for the manufacture of its products, KeraVision's profit margins and its ability to develop and deliver such products on a timely basis may be adversely affected by the lack of alternative sources of supply. Moreover, we cannot assure you that our sole suppliers will adequately perform and any failures by third parties may delay the submission of products for regulatory approval, impair KeraVision's ability to deliver products on a timely basis, or otherwise impair KeraVision's competitive position.

   KeraVision has limited volume manufacturing capacity and is building experience in manufacturing medical devices and other products. To be successful, KeraVision's proposed products must be manufactured in commercial quantities in compliance with regulatory requirements at acceptable costs. Production in clinical or commercial-scale quantities may involve technical challenges for KeraVision. Establishing its own manufacturing capabilities may require significant scale-up expenses and additions to facilities and personnel. KeraVision may consider seeking collaborative arrangements with other companies to manufacture some of its potential products, including KeraVision Intacs. The manufacturer of KeraVision's potential products will be subject to periodic inspection by regulatory authorities. Any such operations must undergo compliance inspections conducted by the FDA and equivalent inspections conducted by state and foreign officials. We cannot assure you that KeraVision will be able to successfully pass these inspections on a timely basis or at all.

 Research and Development

   KeraVision has been engaged in the research and development of KeraVision Intacs technology since its inception in 1986. The development effort has incorporated both extensive clinical testing as well as laboratory testing to determine the effect of various configurations and insertion techniques for KeraVision Intacs technology. Some of the analytical techniques employed include computer modeling using finite element analysis, optical ray tracing and various corneal topography measurement instruments. These approaches aid in determining the expected change in the shape of the cornea, the pattern of light distribution through the cornea and curvature of the cornea achieved with various designs. The analytical approaches are used in conjunction with information determined from both feasibility studies and expanded clinical trials to determine the best design to move forward in the testing cycle.

   KeraVision has also used these approaches to begin work on potential products for astigmatism and hyperopia. KeraVision has begun investigations into refinements for the existing product for myopia, including myopia concurrent with high level of astigmatism and potential treatments for slightly higher levels of myopic correction.

 Competition

   KeraVision Intacs competes with other treatments for refractive problems, including eyeglasses, contact lenses, other refractive surgery procedures such as PRK, LASIK, RK, the ICL, RFK and "refractive" intraocular lenses. Refractive intraocular lenses involve the placement of an intraocular lens for the correction of vision problems. Significant competitive factors in the industry include efficacy of vision correction, safety, reliability, convenience and price. The healthcare field is characterized by extensive research and rapid technological change. At any time, competitors may develop and bring to market new products or surgical techniques with vision correction capabilities superior to those of KeraVision Intacs or which would otherwise render KeraVision Intacs technology obsolete.

   Other companies, most of which are larger and better financed than KeraVision, are engaged in the refractive surgery market. Four companies, Summit Technology, VISX, Autonomous Technologies and Nidek, Inc. have received approval to market their products in the United States. Summit Technology recently purchased Autonomous Technologies. In addition to Summit Technology and VISX, there are a number of other large entities that currently market and sell laser systems overseas for use in refractive surgery, including Bausch and Lomb, Aesculap-Meditec, GmbH and Schwind, several of whom are seeking to obtain approval with the FDA to sell their products in the Unites States.

   KeraVision's competition will be determined in part by those refractive surgery products that are ultimately approved for sale by regulatory authorities. The relative speed at which KeraVision is able to develop its potential products, complete the necessary governmental and regulatory approval processes for those products and manufacture and market commercial quantities of the products will be important competitive factors.

 United States Government Regulation and Product Testing

   KeraVision's potential products are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, medical devices are subject to rigorous FDA review. Pursuant to the Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations, the FDA regulates the

  . testing;

  . manufacture;

  . safety;

  . labeling;

  . storage;

  . record keeping;

  . reporting;

  . approval;

  . sale;

  . distribution;

  . advertising; and

  . promotion of medical devices.

   Noncompliance with applicable requirements can result in:

  . fines;

  . recall;

  . injunction or seizure of products;

  . total or partial suspension of production;

  . withdrawal of approval or refusal to approve product approval applications or allow KeraVision to enter into supply contracts; and

  . criminal prosecution.

   The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured and distributed by KeraVision. Changes in existing requirements or adoption of new requirements could have a material adverse effect on KeraVision's business, financial condition and results of operation.

   Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls necessary to reasonably assure their safety and effectiveness. Safety and effectiveness can reasonably be assured for Class I devices through general controls including labeling, premarket notification and adherence to the Quality System Regulation and for Class II devices through the use of additional special controls including performance standards, postmarket surveillance, patient registries, and FDA guidelines. Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness. Class III devices include life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices.

   510(k) Pre-Market Notification Process. Before a new device can be introduced to the market, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or a premarket approval application. KeraVision's surgical instruments are the only products for which it will be seeking 510(k) clearance; however, KeraVision may submit 510(k)s with respect to future potential products. The FDA will grant a 510(k) clearance to a product if the submitted information establishes that the proposed device is "substantially equivalent" (a) to a legally marketed Class I or Class II medical device, or (b) to a preamendment Class III medical device. A pre-amendment device is one that has been on the market since a date prior to May 28, 1976 for which the FDA has not called for premarket approval applications. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence. It generally takes four to 12 months from submission to obtain 510(k) premarket clearance, but may take longer. The FDA may determine that the proposed device is not substantially equivalent, or that additional data is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could delay the market introduction of new products, if any, that fall into this category and could have a materially adverse effect on KeraVision's business, financial condition and results of operations. We cannot assure you that KeraVision will obtain 510(k) premarket clearance within the above time frames, if at all, for any of the devices for which it may file a 510(k). If KeraVision modifies or enhances any product that has been cleared through the 510(k) process in a manner that could significantly affect safety or effectiveness it must submit new 510(k) submissions.

   Pre-Market Approval Process. A manufacturer must file a premarket approval application if the proposed device is not substantially equivalent to a legally marketed Class I or II device or to a preamendment Class III device for which the FDA has not called for premarket approval applications. A premarket approval application must be supported by valid scientific evidence, which typically includes extensive data, including preclinical and clinical trial data, to demonstrate the safety and efficacy of the device. KeraVision Intacs is considered a Class III device and required a premarket approval application, as will other KeraVision products under development for the treatment of myopia, hyperopia and astigmatism.

   Upon receipt of a premarket approval application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the premarket approval application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is filed, the FDA begins review of the premarket approval application. An FDA review of a premarket approval application historically has taken between one to two years from the date that the premarket approval application is accepted for filing, but may take significantly longer. The FDA often significantly extends the review time to ask for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, is convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the FDA's Quality System Regulation requirements prior to approval of a premarket approval application.

   Even after approval of a premarket approval application, the FDA may require a new premarket approval application or premarket approval application supplement for modifications to a device, its labeling or its manufacturing process. Supplements to a premarket approval application often require submission of the same type of information as a premarket approval application, except that the supplement is limited to information needed to support any changes from the product covered by the original premarket approval application, and may not require the submission of clinical data or the convening of any advisory committees and corresponding review.

   The premarket approval application process can be expensive, uncertain and lengthy, frequently requiring from one to several years, and some devices for which premarket approval application approval has been sought by other companies have never been approved for marketing.

   In addition, the FDA may require extensive post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products. The FDA may withdraw product approvals if compliance with regulatory standards is not maintained or if problems occur following initial marketing. In addition, delays imposed by the governmental approval process may materially reduce the period during which KeraVision may have the exclusive right to exploit patented products or technologies.

   Clinical Trials. Before future KeraVision products can be commercialized in the United States, KeraVision may be required to undergo a series of approval processes that are sequential in nature. If these approval processes are applicable, KeraVision generally must:

  . generate biocompatibility and long-term preclinical safety data;

  . conduct under an investigational device exemption a clinical study involving nonfunctional human eyes; and

  . conduct under an investigational device exemption a phased series of clinical studies using sighted human eyes.

KeraVision must submit the data from these studies to the FDA in a premarket approval application for review.

   If human clinical trials of a device are required, and the device presents a "significant risk," the manufacturer or the distributor of the device will have to obtain FDA approval of an investigational device exemption application with the FDA prior to commencing human clinical trials. An application must be supported by data, typically including the results of animal and laboratory testing. If the FDA approves an investigational device exemption application, human clinical trials may begin at a specified number of investigational sites with a maximum number of patients, as approved by the FDA. FDA regulations govern many important aspects of the clinical investigation of medical products, and require, among other things, obtaining informed consent from clinical subjects, and securing the approval for the clinical protocol from an institutional review board. A review board will consider, among other things, ethical facts, the safety of patients and the possible liability of the institution at which the study will be conducted. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed the recovery of the costs of manufacture, research, development and handling. KeraVision received FDA approval of an investigational device exemption application for its phase I, II and III trials for the treatment of myopia with KeraVision Intacs.

   Having received FDA approval for KeraVision Intacs, KeraVision must maintain compliance with all FDA requirements and conditions in its approved application, including post-market surveillance requirements, product specification, manufacturing process, labeling and promotional material and record keeping and reporting requirements. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for product recall or other FDA initiated action, which could delay further marketing until the products are brought into compliance.

   Other Regulatory Requirements. Any products manufactured or distributed by KeraVision pursuant to a pre-market clearance notification or an approved premarket approval application are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the use of the devices. Labeling and promotional activities are subject to scrutiny by the FDA and by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

   The FDC Act requires KeraVision and its contract manufacturers to manufacture its products in registered establishments and in accordance with the Quality System Regulation requirements for devices. The Quality System Regulation (21 CFR Part 820, Medical Devices, Current Good Manufacturing Practice) as promulgated by the FDA establishes the current good manufacturing requirements necessary in the design, manufacture and distribution of medical devices to assure product safety and efficacy. As the developer of KeraVision Intacs, KeraVision must meet the applicable Quality System Regulation requirements. KeraVision is also required to adhere to additional Quality System Regulation requirements for the distribution of KeraVision Intacs. KeraVision will be required to engage in extensive recordkeeping and reporting and to conduct extensive post-market surveillance or other device follow-up. To supply products for use in the United States, foreign manufacturing establishments must also comply with Quality System Regulation and are subject to periodic inspection by the FDA. KeraVision's manufacturing facilities will be subject to periodic inspections by the FDA and the Food and Drug Branch of the California Department of Health Services. KeraVision's products are also subject to regulation by state and foreign government agencies.

   KeraVision is also subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the National Environmental Policy Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. In addition, new or modified regulations may be promulgated governing KeraVision's Intacs or KeraVision's potential products that may be more restrictive or that may otherwise alter or affect KeraVision's research and development programs. We cannot assure you that KeraVision will not be required to incur significant costs to comply with these laws and regulations in the future or that such laws and regulations will not have a materially adverse effect upon KeraVision's ability to do business. KeraVision is unable to predict whether any agency will adopt any regulation that would have a material adverse effect on KeraVision's operations.

   All of the above described government regulation and product approval risks apply to KeraVision Intacs and will apply to any future potential product of KeraVision. Government regulation may become more restrictive in the future. We cannot assure you that KeraVision will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon KeraVision's ability to conduct business.

 European Government Regulation and Product Testing

   Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Export sales of investigational devices that have not received FDA marketing approval may be subject to FDA export permit requirements. As KeraVision begins to sell products in additional foreign markets it will be required to obtain an FDA export permit and comply with foreign regulations for each of these markets. A delay in obtaining the necessary approvals or failing to comply with regulatory requirements could have a material adverse effect on KeraVision's business, financial condition and results of operations.

   The regulatory environment in Europe for medical devices differs significantly from that in the United States. A total of 15 European countries are grouped in a union with the objective of establishing a single market without internal borders among the member countries and eliminating divergent national requirements. The members of the European Union include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom.

   Products that comply with the requirements of a specified medical directive will be entitled to bear CE marking. Since July 14, 1998, all commercial medical device products have been required to bear CE marking. It is illegal to market these products in the European Union without a CE marking.

   To obtain a CE marking, the product must be assessed and found to conform to the applicable directive. The method of assessing conformity depends on the class of the product, but normally involves some combination of a manufacturer's self-assessment and a third party assessment conducted by a "notified body." The notified body assessment may consist of an audit of the manufacturer's quality system or specific testing of the product. A manufacturer can sell a product throughout the European Union once it secures an assessment by a notified body in one of the European Union countries.

   The European Union has adopted two directives dealing with medical devices, including the "Active Implantable Medical Devices Directive" and the "Medical Devices Directive," and has proposed a third directive, the "In Vitro Diagnostic Medical Devices Directive," to harmonize the regulatory requirements for medical devices.

   Medical devices such as KeraVision Intacs are regulated under the Medical Devices Directive. A manufacturer may affix CE marking after a determination that the product complies with the essential requirements of this directive and completion of the appropriate conformity assessment procedure as specified by the directive. The conformity assessment requirements are based upon a given product's classification within the directive. Products within the scope of the directive are grouped within four classes: Class I, IIA, IIB and III. A product with a higher classification is considered to have higher risk, and will therefore be subject to more controls in order to obtain CE marking. KeraVision Intacs has been designated as a Class IIB device. Essential requirements under the directive include substantiating that the device meets the manufacturer's performance claims and that any undesirable side effects of the device constitute an acceptable medical risk when weighed against the intended benefits of the device.

   There are two basic options for assessing conformity of devices designated as Class IIB. The first option allows a manufacturer to seek a decision from the notified body that the processes employed in the design and manufacture of a device qualify as a full quality system. Alternatively, manufacturers can seek product certification based on various control schemes. KeraVision obtained qualification of its processes as a full quality system. Approval of KeraVision's full quality system has been achieved through ISO 9001 certification by an approved notified body. The full quality system encompasses the organizational structure, responsibilities, procedures, processes and resources necessary to assure quality assurance in design, development, production, installation and servicing of its medical devices.

   The Medical Devices Directive also covers the instrumentation supplied by KeraVision for the purpose of implanting KeraVision Intacs. These instruments are classified as Class I and therefore are subject to fewer requirements than KeraVision Intacs.

   Once a manufacturer has satisfactorily completed the regulatory compliance tasks required by the Directive and received a favorable decision from the notified body, it may affix CE marking to its product. Based on the current regulatory laws, no additional premarket approvals in the individual European Union countries, Iceland, Liechtenstein or Norway are required. Custom-made devices and devices intended for clinical investigation do not bear CE marking and are subject to particular requirements under the Directive. Manufacturers are required to report serious adverse incidents concerning CE marked devices to the authorities of the countries where the incidents take place. If such incidents occur, the manufacturer may have to take remedial action, perhaps including withdrawal of the product from the European market.

   The directive must be transposed into national law in order to be applied. One member state of the European Union, Belgium, has not yet completed this transposition. This fact does not in itself create an obstacle to placing a CE-marked medical device on the Belgian market, but it may result in practical complications and delays in this country with respect to product introduction, marketing and sales. This transposition process has not created significant differences among the member states of the European Union with respect to compliance with the essential requirements and the conformity assessment process. However, meaningful differences have emerged in at least the following areas: authorities' evaluation of proposed clinical investigation, notification of products and activities, handling of adverse event reporting and language requirements for labels and instructions for use. As the directive does not cover distribution practices, healthcare financing and purchasing, it is expected that there will be significant regulatory variances from country to country in these areas. We cannot assure you that the transposition of the directive into national law will be completed by member countries in a timely fashion, or at all, or that the failure to complete such transposition or variations in national law will not materially and adversely affect KeraVision.

   KeraVision obtained conformity certification under Annex II of the directive in October 1996 from a notified body and thus achieved the right to affix the CE marking to KeraVision Intacs in November 1996. The right to affix the CE mark can be withdrawn by the notified body and no assurance can be given that it will be obtained again in a timely fashion or at all. Furthermore, there can be no assurance that KeraVision's notified body will retain its status as a "notified body."

 Data and Safety Monitoring Board

   KeraVision has established an independent Data and Safety Monitoring Board to serve in a medical monitoring capacity and to review the collective safety and efficacy data generated from KeraVision's various clinical trials. In addition, the members of the Monitoring Board examine representative patients from the United States investigational sites, provide medical advice to the clinical investigators, review any complications and provide suggested guidelines for patient management to the investigators. The Monitoring Board currently consists of three prominent ophthalmologists. Additional individuals will be added to the Monitoring Board, as required. The members of the Monitoring Board are not allowed to be clinical investigators for KeraVision Intacs.

Employees

   As of April 22, 1999, KeraVision had 135 full-time employees, of whom 42 are engaged in, or directly support, KeraVision's research and development activities. KeraVision also has contracts with outside consultants. KeraVision considers relations with its employees to be good. None of KeraVision's employees is covered by a collective bargaining agreement.

   KeraVision and its business strategy depends in large part on the ability of KeraVision to attract and retain key management, scientific and operating personnel. KeraVision will need to develop expertise and add skilled personnel or retain consultants in such areas as research and development, clinical testing, government approvals, sales, marketing and manufacturing in the future. KeraVision currently has a small research and management group with limited operating experience. The loss of the services of one or more members of the research or management group or the inability to hire additional personnel and develop expertise as needed could have a material adverse effect on KeraVision. KeraVision has an employment agreement with one of its employees.

Properties

   KeraVision's primary manufacturing, R&D and administrative facilities occupy a total of approximately 40,000 square feet of space in two locations in Fremont, California. The facilities are subject to leases which expire in 1999. The current monthly rent is approximately $29,000. KeraVision's European sales facilities occupy approximately 3,300 square feet of space in Chatenay-Malabry, France. The facility is subject to a lease which expires in 1999. The current monthly rent is approximately $4,500. KeraVision believes that this space is adequate for its immediate needs, and that it will be able to renew its lease or obtain additional space as necessary.

Legal Proceedings

   There are no material legal proceedings to which KeraVision is a party or of which any of its property is the subject.

KeraVision Management's Discussion and Analysis

 Overview

   Since its founding in November 1986, KeraVision has been engaged in the research and development of KeraVision Intacs and related technology. Although KeraVision recorded its first revenue in the quarter ended December 31, 1996, it expects to continue to incur substantial losses at least through the year ending December 31, 1999 and until sufficient revenue and margin can be generated to offset expenses. Given the uncertainties in developing a new market, revenues may not significantly accelerate in the forseeable future. Furthermore, KeraVision expects its overall expenses to increase as its sales and marketing activities grow.

   On April 9, 1999, KeraVision obtained FDA approval to distribute and sell KeraVision Intacs in the United States for the treatment of myopia in the range of -1.0 to -3.0 diopters of correction for patients over 21 years old. Prior to receiving this approval, KeraVision's pre-market approval application to sell Intacs, was deemed "approvable" by the FDA on February 16, 1999. On January 12, 1999, the Ophthalmic Devices Panel of the FDA unanimously recommended approval with conditions for KeraVision to sell its initial product,

Intacs, in the range of -1.0 to -3.5 diopters. KeraVision has enrolled a limited number of patients in the range of -0.5 and -1.0 diopters and -3.5 to -
5.0 diopters in a Phase III trial. In May 1998, KeraVision received regulatory approval in Canada to sell KeraVision Intacs in the range of -1.0 to -5.0 diopters; we have subsequently begun limited commercial sales in Canada. In late 1996, we were granted the right to affix the CE mark on KeraVision Intacs for myopia which allows KeraVision to sell products in the range of -1.0 to -5.0 diopters in European Union countries.

   The research, manufacture, sale and distribution of medical devices such as KeraVision Intacs are subject to numerous regulations, imposed by governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most medical devices, including KeraVison Intacs, must be cleared or approved by the FDA. Securing FDA approvals and clearances required the submission to the FDA of extensive clinical data and supporting information. Current FDA enforcement policy strictly prohibits the marketing of medical devices for uses other than those for which the product has been approved or cleared. Product approvals and clearances can be withdrawn for failure to comply with regulatory standards or for the occurrence of unforeseen problems following initial marketing. Foreign governments or agencies also have review processes for medical devices which present many of the same risks. The right to affix the CE mark can be withdrawn, resulting in an inability to sell products in European countries.

   Until the development and testing processes for KeraVision Intacs are fully complete, we cannot be sure that KeraVision Intacs will perform in the manner we anticipate. Although KeraVision does have approval to sell products in the United States, the European Union and Canada, we cannot be sure that KeraVision Intacs will prove to be safe or effective over the long term in correcting vision or that KeraVision Intacs or any other product developed by us will be commercially successful, will be successfully marketed or achieve market acceptance. As a result, we cannot be sure that we will ever achieve either significant revenues from sales of KeraVision Intacs or any other potential products or ever achieve profitable operations.

 Years ended December 31, 1998 and 1997

   Net revenues for 1998 increased to $835,000 from $355,000 in 1997, primarily as a result of increased unit shipments associated with KeraVision's limited product launch into the Canadian market. Sales to customers in Canada represented 51% of net sales in 1998.

   Cost of sales exceeded revenues reflecting currently low production volumes and fixed costs associated with our higher volume manufacturing capabilities.

   Research and development expenses for the year ended December 31, 1998 were $11.4 million compared to $10.8 million incurred in the prior year. Research and development expenses in 1998 represented 46% of the $24.6 million loss from operations, and in 1997 represented 53% of the $20.5 million loss from operations. We expect research and development expenses to remain relatively stable as studies are completed and replaced with new indications.

   Selling, general and administrative expenses in 1998 were $9.7 million, an increase of $3.3 million from 1997. The increase in spending reflects increased staffing and associated expenses, in addition to increased marketing efforts related to our limited launch in Canada and a pending U.S. launch dependent on FDA regulatory approval.

   KeraVision recorded $563,000 of net interest income for the year ended December 31, 1998, as compared to $1.1 million for the previous year. Interest income decreased due to lower average cash and investment balances from period to period. The net loss in 1998 was $24.0 million, an increase of $4.6 million from the net loss of $19.4 million in 1997. The net loss per share applicable to common stockholders was $2.16. This per share calculation includes the effect of a deemed dividend of $2.5 million, in addition to the effect of a dividend of $846,000 to preferred stockholders as part of the series B redeemable convertible preferred stock financing. We believe that our net loss could significantly increase in future periods.

 Years ended December 31, 1997 and 1996

   Net revenues for 1997 increased to $355,000 from $137,000 in 1996 as a result of increased unit shipments. 1997 results include a full year of commercial shipments to the European Market.

   Cost of sales exceeded revenues reflecting currently low production volumes and fixed costs associated with KeraVision's higher volume manufacturing capabilities.

   Research and development expenses for the year ended December 31, 1997 were $10.8 million compared to $10.9 million incurred in the prior year. Research and development expenses for the most recent year represented 53% of the $20.5 million loss from operations, and in 1996 represented 73% of the $15.0 million loss from operations.

   Selling, general and administrative expenses in 1997 were $6.4 million, an increase of $2.5 million from 1996. The increase in spending reflects increased staffing and associated expenses, in addition to increased marketing efforts related to European commercialization.

   We recorded $1.1 million of net interest income for the year ended December 31, 1997, as compared to $2.1 million for the previous year. Interest income decreased due to lower average cash and investment balances from period to period. The net loss in 1997 was $19.4 million, an increase of $6.5 million from the net loss of $12.9 million in 1996.

 Tax Matters

   As of December 31, 1998, KeraVision had federal, state and French net operating loss carryforwards of approximately $66.3 million, $16.9 million and $3.7 million, respectively. We also had federal and state research and experimentation credit carryforwards of approximately $1.3 million and $1.0 million, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 1999 through 2018, if not utilized. Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change of ownership" rules provided by the Internal Revenue Code and similar state tax provisions. KeraVision has not yet evaluated the potential impact of these provisions on its ability to currently utilize the net operating loss and credit carryforwards.

   Under Statement of Financial Accounting Standards No. 109 ("FAS 109"), deferred tax assets and liabilities are based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We have provided a full valuation allowance against our net deferred tax assets due to uncertainties surrounding their realization, primarily due to our lack of an earnings history.

 Liquidity and Capital Resources

   KeraVision has financed its operations since incorporation primarily through its initial public offering, private sales of preferred stock, interest income and equipment financing arrangements. On June 12, 1998, we completed the sale of series B convertible preferred stock with net proceeds to KeraVision of $16.6 million. Cash used in operating activities for 1998 has increased to $23.0 million from $18.0 million in the prior year, reflecting increased selling, general and administrative, research and development and increased negative gross margins. Cash, cash equivalents and available-for-sale investments were $7.7 million at December 31, 1998. Capital expenditures for 1998 and 1997 were $0.7 million and $0.5 million, respectively.

   On December 23, 1998 we announced that we had entered into a definitive merger agreement to acquire Transcend and its anticipated net cash balance of about $8 million. The transaction will be accounted for as an acquisition of assets. Under the agreement, Transcend will wind down its operations as a drug development company and no Transcend employees will be retained after the closing of the transaction. According to the terms of the agreement, Transcend will become a wholly owned subsidiary of KeraVision. We anticipate that Transcend stockholders will receive shares of KeraVision common stock with a value equal to the amount of net cash of Transcend as of the closing date plus a premium of 30 percent. Stockholders holding 51% of Transcend's outstanding common stock have agreed to vote in favor of the merger. In addition, KeraVision will be entitled to a breakup fee of $500,000 if the agreement is terminated for reasons specified in the merger agreement.

   In March 1999, KeraVision entered into a senior term loan agreement providing for borrowings of $5,000,000. The full amount was advanced on March 25, 1999. The loan bears interest at 11.75% per year until Keravision repays the loan on September 30, 2001. KeraVision has the right to prepay the loan subject to prepayment penalty of 6% of the current outstanding principal. Repayment of the loan is secured by KeraVision's assets except for intellectual property. In connection with the loan, KeraVision granted to the lender warrants to purchase 55,492 shares of the common stock at an exercise price of $10.8125, the closing price as of March 5, 1999, the date of the loan commitment. The respective warrants are exercisable for 7 years from the date of issuance.

   KeraVision expects to continue to incur substantial expenses in support of additional research and development and sales and marketing activities, including cost of clinical studies, manufacturing costs, the expansion of its sales and marketing organization and the support for ongoing administrative activities. Management's planned expenditures for 1999 exceed current cash, cash equivalents and available-for-sale investments and the funds to be received from the Transcend acquisition and the senior term loan. Management believes that sufficient funds will be available from additional investors to support planned operations through December 1999. KeraVision intends to raise additional funds through the sale of its equity securities and/or debt financings. KeraVision may also enter into collaborative arrangements with corporate partners that could provide additional funding in the form of equity, debt or license fees in exchange for the KeraVision rights with respect to markets or technology. We cannot assure you that KeraVision will be able to raise any additional funds or enter into any such collaborative arrangements on favorable terms or at all. If we are unable to obtain the necessary additional capital, significant reductions in spending and the delay or cancellation of planned activities or more substantial restructuring options may be necessary. In such event, we intend to implement expense reduction plans in a timely manner to enable KeraVision to meet its operating cash requirements through December 31, 1999. These actions would have material adverse effects on our business, results of operations and prospects.

   Our cash requirements may vary materially from those now planned because of results of research, development and clinical testing, establishment of relationships with strategic partners, changes in focus and direction of our research and development programs, changes in the scale, timing, or cost of our commercial manufacturing facility, competitive and technological advances, the FDA or other regulatory processes, changes in our marketing and distribution strategy, and other factors.

 Year 2000

   The Year 2000 Issue is the result of computer programs being unable to correctly recognize dates beyond December 31, 1999. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   Based on recent assessments, we have determined that we would be required to replace a small portion of our software so that those systems will properly utilize dates beyond December 31, 1999. We have determined that all of our critical business systems are already year 2000 compliant. Assessment, testing and remediation are proceeding in tandem, and we currently plan to have all modifications to systems completed and tested by mid-1999. These activities are intended to encompass all major categories of systems in use by KeraVision, including manufacturing, sales, finance and human resources. KeraVision is also actively working with critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are year 2000 compliant or to monitor their progress toward year 2000 compliance. We reviewed our product line and determined that all of the products we have sold and will continue to sell do not require remediation to be year 2000 compliant. KeraVision cannot guarantee that any system of other companies, on which our systems rely and which are not year 2000 compliant, will be year 2000 compliant in a timely fashion and would not have an adverse effect on our systems.

   The costs incurred to date related to these programs are less than $5,000. We currently expect that the total cost of these programs, including both incremental spending and redeployed resources, will not exceed $60,000. The total cost estimated does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. The total cost estimate is based on the current assessment of the projects and is subject to change as the projects progress.

   Due to the KeraVision's reliance on widely used software packages that have been certified as year 2000 compliant, we have not developed a formal contingency plan for software. Should unforeseen problems surface during our testing of those packages, we will evaluate our alternatives, such as utilizing different software packages. We are currently working on developing contingency plans to increase inventories and raw materials in preparation for the year 2000. This plan is currently in the development stages and should be finalized by mid-1999.

   Based on currently available information, we do not believe that the Year 2000 issue will have a material adverse effect on our financial condition or overall results of operations; however, we cannot be certain to what extent we may be affected by such matters. In addition, we cannot guarantee that the failure to ensure year 2000 compliance by a supplier or another third party would not have a material adverse effect on us.

 Euro

   We do not presently expect that the introduction and use of the Euro will materially affect KeraVision's foreign exchange or will result in any material increase in costs to us. While KeraVision will continue to evaluate the impact of the Euro introduction over time, based on currently available information, we do not believe that the introduction of the Euro currency will have a material adverse effect on our financial condition or overall trends in results of operations.

 Market Risk Disclosure

   Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and long-term debt obligations. KeraVision does not use derivative financial instruments in its investment portfolio. We place our investments with high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. As stated in our policy, KeraVision is averse to principal loss and seeks to ensure the safety and preservation of its invested funds by limiting default risk, market risk, and reinvestment risk.

   We mitigate default risk by investing in only the safest and highest credit quality securities. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

   KeraVision has no cash flow exposure due to rate changes for long-term debt obligations. We primarily enter into debt obligations to support general corporate purposes including capital expenditures and working capital needs.

   The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio and debt obligations. All investments mature, by policy, in one year or less.

                                                                    Fair Value
     (In thousands)       1999   2000   2001   2002   2003   Total   12/31/98
------------------------ ------  -----  -----  -----  ----- ------- ----------
Assets:
Cash equivalents
  Fixed rate............ $1,449  $ --   $ --   $ --   $ --  $ 1,449  $ 1,449
  Average interest
   rate.................   2.87%
Available-for-sale
 investments
  Fixed rate............  6,279    --     --     --     --    6,279    6,279
  Average interest
   rate.................    5.3%
Total investments
  Securities............  7,728    --     --     --     --    7,728    7,728
  Average interest
   rate.................   4.85%
Long-Term Debt:
  Fixed rate............    646    563    233    150    --    1,592    1,592
  Average interest
   rate.................  13.93% 13.94% 16.47% 17.77%

   Foreign Currency Risk. We transact business in French Francs, German Deutsch Marks and Canadian dollars. Transactions in foreign currency are minimal and do not have a material impact on our financial statements.

                            MANAGEMENT OF KERAVISION

Board of Directors

   The KeraVision board of directors consists of eight members, seven of whom are divided into three classes, with two directors in each class, and one unclassified member. Class I consists of three directors who are serving a three-year term expiring at this years annual meeting of KeraVision stockholders. Class II consists of two directors who are serving a three-year term expiring at the annual meeting of KeraVision stockholders to be held in 2000. Class III consists of two directors who are serving a three-year term expiring at the annual meeting of KeraVision stockholders to be held in 2001. The unclassified director will be elected by the holders of series B preferred stock and will serve a one year term expiring at the annual meeting of stockholders to be held in 2000. In each case, a director serves for the designated term and until his or her respective successor is elected and qualified.

   The following table sets forth the age, principal occupation, year since they became board members and class with respect to the directors of KeraVision as of April 22, 1999:

                                                                          Director
   Name of Director          Age Principal Occupation                      Since   Class
   ----------------          --- --------------------                     -------- -----
   Kshitij Mohan...........   54 Corporate Vice President for research      1997      I
                                 and technical services at Baxter
                                 International, Inc.
   Arthur M. Pappas........   51 Founder of A.M. Pappas & Associates        1997      I
   Peter Wilson............   54 Former President of Procter & Gamble's     1998      I
                                 Richardson Vicks USA
   Charles Crocker.........   60 Chairman, President and CEO of BEI         1987     II
                                 Technologies, Inc.
   Lawrence A. Lehmkuhl....   61 Former Chairman, President and Chief       1992     II
                                 Executive Officer of St. Jude Medical,
                                 Inc.
   John R. Gilbert.........   62 Vice-Chairman of the board of              1992    III
                                 directors of the Company
   Thomas M. Loarie........   52 President, Chief Executive Officer and     1987    III
                                 Chairman of the board of directors of
                                 KeraVision
   Kathleen D. La Porte....   37 General Partner of the Sprout Group        1998    N/A

   Information concerning the business experience of Mr. Loarie is provided below under the heading "--Executive Officers of KeraVision."

   Kshitij Mohan has served as a director of KeraVision since January 1997. From 1995 to present, Dr. Mohan has served as Corporate Vice President for research and technical services at Baxter International Inc. Dr. Mohan previously served as a director of device evaluation at the Food and Drug Administration's Center for Devices and Radiological Health. Dr. Mohan holds a B.S. in Physics from Patna University, a M.S. in Physics from University of Colorado, and a Ph. D. in Physics from Georgetown University. Dr. Mohan serves as a director of the Health Industry Manufacturers Association.

   Arthur M. Pappas has served as a director of KeraVision since January 1997. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with early to mid-stage life science companies, technologies and products. Prior to founding A.M. Pappas & Associates in 1994, he was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, he was Chairman and Chief Executive of Glaxo Far East (Pte) Ltd. And Glaxo Latin America Inc., as well as

Chairman of Glaxo Canada Inc. He has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals, and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of publicly-traded Quintiles Transnational Corp., a leading full-service drug development organization; GeneMedecine Inc., a gene therapy research company; Embrex Inc., a research and development company specializing in poultry in-the-egg delivery systems. He is also a director of privately-held AtheroGenics Inc. Mr. Pappas received a BS in biology from Ohio State University and an MBA in finance from Xavier University.

   Peter Wilson has served as a director of KeraVision since August 1998. He is the former president of Procter & Gamble's Richardson Vicks USA. In 1972, Mr. Wilson joined the marketing department of Richardson Vicks/Merrell Pharmaceuticals, rising to president and general manager of the Vidal Sassoon Division in 1984 and president and general manager of the Personal Care Division in 1986. He was appointed president of Richardson Vicks in 1990. Mr. Wilson hods a BS in Geology from Princeton University and an MBA from Columbia University.

   Charles Crocker has served as a director of KeraVision since January 1987. Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc. from 1974 to September 1997. As of September 1997, Mr. Crocker serves as Chairman, President and CEO of BEI Technologies, Inc., a diversified electronics company specializing in electronic sensors and motion control products, and as Chairman of the Board of BEI Medical Systems Company formerly BEI Electronics, Inc., a medical device company specializing in diagnostic and therapeutic products for the women's healthcare market. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr Crocker holds a B.S. degree from Standford University and a M.B.A. from the University of California at Berkeley. Mr. Crocker also serves as a Director of BEI Technologies, Inc., BEI Medical Systems Company, Inc., Fiduciary Trust Company International and Pope & Talbot, Inc.

   Lawrence A. Lehmkuhl has served as a director of KeraVision since August 1992. From 1985 to 1994, Mr. Lehmkuhl was the Chairman, President and Chief Executive Officer of St. Jude Medical, Inc., a medical device manufacturer. Prior to 1985, Mr. Lehmkuhl spent 18 years in management positions with American Hospital Supply Corporation. Mr. Lehmkuhl holds a B.B.A. from the University of Iowa. Mr. Lehmkuhl is also a director of Nutrition Medical, Inc.

   John R. Gilbert has served as a director of KeraVision since April 1992. Mr. Gilbert retired from a 30-year career at Johnson & Johnson, where he served as Vice Chairman of IOLAB Corporation and Vice President of Johnson & Johnson International. From 1981 to 1987, Mr. Gilbert was President of IOLAB Corporation, an international manufacturer and distributor of ophthalmic products. Mr. Gilbert holds a B.S. degree in Industrial Technology from Texas A&M University.

   Kathleen D. La Porte has served as a director of KeraVision since June 1998. Ms. La Porte is a General Partner of the Sprout Group, a venture capital affiliate of Donaldson & Jenrette Securities Corp. Prior to joining Sprout in 1993, Ms. La Porte was a Principal at Asset Management Company, a venture capital firm focused on early stage investments. Prior to joining Asset Management Company, Ms. La Porte was a Financial Analyst at the First Boston Corporation. She holds BS in biology from Yale University and an MBA from Stanford University.

Executive Officers of KeraVision

   The current executive officers of KeraVision are as follows:

   Name                     Age                     Position
   ----                     ---                     --------
   Thomas M. Loarie........  52 Chairman of the board of directors, Chief
                                Executive Officer and President,
   Darlene E. Crockett-      46 Vice President, Regulatory Affairs and Clinical
    Billig.................     Research
   Mark D. Fischer-          42 Vice President, Finance and Administration,
    Colbrie................     Chief Financial Officer
   David Heniges...........  45 Vice President, Europe
   Richard Meader..........  53 Vice President, Quality Assurance
   Edward R. Newill........  45 Vice President, North American Marketing and
                                Sales
   Thomas A. Silvestrini...  46 Vice President, Research and Development
   Robert P. Wood..........  40 Vice President, Manufacturing

   Thomas M. Loarie has served as President, Chief Executive Officer and Chairman of the board of directors of KeraVision since September 1987. From 1985 until joining KeraVision, Mr. Loarie served as President of ABA BioManagement, a management service firm specializing in medical technology start-ups, and from 1984 to 1985 he served as President of Novacor Medical Corporation, a manufacturer of cardiovascular implants. Prior to 1984, Mr. Loarie held management positions in four divisions of American Hospital Supply Corporation, now Baxter International, a manufacturer of healthcare products, serving most recently as President of the American Heyer-Schulte Division, where he was responsible for bringing several new implantable devices to the markets of neurosurgery, oncology, urology, plastic surgery and wound management as well as rebuilding KeraVision's international business. Mr. Loarie holds a B.S. degree in engineering from the University of Notre Dame and has completed graduate work in business administration at the Universities of Chicago and Minnesota. Mr. Loarie also serves as a member of the Executive Committee of KeraVision, a director of the Health Industry Manufacturers Association and serves on the Board of the California Healthcare Institute.

   Darlene E. Crockett-Billig has served as Vice President, Regulatory Affairs and Clinical Research of KeraVision since February 1988. From 1986 to 1988, she served as Regulatory Affairs Manager for CooperVision Ophthalmic Products, an ophthalmic device manufacturer, where she was responsible for all FDA submissions, product approval strategies and regulatory compliance. Prior to that time, Ms. Crockett-Billig spent ten years in management and laboratory supervision positions with Miles Laboratories and Medtronic, Inc., two healthcare products manufacturers. Ms. Crockett-Billig received her B.A. in Biology from Augustana College and her M.B.A. from the College of St. Thomas, Minnesota.

   Mark D. Fischer-Colbrie has served as Vice President, Finance and Administration and Chief Financial Officer of KeraVision since March 1992. From 1983 to 1992, Mr. Fischer-Colbrie held several senior financial positions, most recently as Vice President, Controller, at Maxtor Corporation, a manufacturer of computer disk drives. Prior to 1983, he worked for four years with a subsidiary of Xerox Corp. in accounting and finance. Mr. Fischer-Colbrie holds a B.A. from Stanford University and an M.B.A. in Finance and Marketing from the University of California at Berkeley.

   David Heniges has served as Vice President Europe since July 1998. Mr. Heniges was most recently Vice President Global Marketing for Baxter International's Cardiovascular Surgery Division. Prior to that position, Mr. Heniges was Vice President Worldwide Business Development for IOLAB, a division of Johnson & Johnson. Mr. Heniges worked for Johnson & Johnson for 23 years. Mr. Heniges received his B.S. in Sociology with a minor in Science from Oregon State University.

   Richard Meader has served as Vice President Quality Assurance since September 1998. Mr. Meader was most recently Vice President Regulatory and Quality Affairs for B. Braun/McGaw Inc. During his 23-year tenure with B. Braun/McGaw Inc. Mr. Meader was responsible for introducing the company's Total Quality Management program and instituting efficiencies that reduced quality related costs. Mr. Meader received his B.S. in Chemistry from the University of California Los Angeles.

   Edward R. Newill has served as Vice President, Marketing and Sales since May 1996. Mr. Newill has 18 years of international experience in a broad range of surgical specialties including plastic surgery, which like vision correction surgery is consumer-based and non-reimbursed by insurers. Mr. Newill held management positions with Mentor from 1990 to 1996. Mr. Newill holds a B.S. in General Business from Miami University and a Masters International Management from American Graduate School of International Management.

   Thomas A. Silvestrini has served as Vice President, Research and Development of KeraVision since July 1990. Prior to joining KeraVision, Mr. Silvestrini spent 12 years in senior management and project positions including Manager of Research and Development, Project Leader, and Senior Research Scientist with the Corporate Research Center of the Hospital Products Group for the Pfizer Corporation, a manufacturer of healthcare products. He has received 11 patents for medical devices and has an additional 12 patents pending. Mr. Silvestrini received his B.S. in Chemical Engineering and his M.S. in Organic Chemistry from the University of Minnesota.

   Robert P. Wood has served as Vice President, Manufacturing since April 1996. From 1994 to 1996, Mr. Wood was operations manager of Allergan, Inc.'s medical device and pharmaceutical facility. From 1987 to 1994 Mr. Wood held management positions with Abbott Laboratories. Mr. Wood holds a B.S., in mechanical engineering from Texas A&M University.

   Each executive officer serves at the sole discretion of the board of directors.

Director Compensation

   KeraVision currently pays each director who is not an employee $1,000 for each meeting attended of the board of directors, $500 if attended by telephone, an annual retainer of $12,000 and reimburses each director for out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors. Nonemployee directors participate in KeraVision's 1995 Director Stock Option Plan, pursuant to which these directors are automatically granted options to purchase shares of KeraVision common stock on the terms and conditions set forth in the plan. The following table sets forth the details of the compensation paid each director in 1998.

                                                             Number of
                                                    Payments Securities Exercise
                                                      for    Underlying Price of
Name of Director                                    Meetings  Options   Options
----------------                                    -------- ---------- --------
Charles Crocker.................................... $22,500    2,500     $7.813
John R. Gilbert.................................... $20,000    2,500     $7.813
Kathleen D. La Porte............................... $ 9,500    7,500     $9.125
Lawrence A. Lehmkuhl............................... $20,000    2,500     $7.813
Kshitij Mohan...................................... $19,500    2,500     $7.813
Arthur M. Pappas................................... $20,000    2,500     $7.813
Peter Wilson....................................... $ 9,500    7,500     $7.125
Steven N. Weiss(1)................................. $13,500    2,500     $7.813

(1) Mr. Weiss resigned from the KeraVision board of directors on July 31, 1998.

Board Meetings and Committees

   The KeraVision board has two standing committees, an audit committee and a compensation committee.

   The audit committee currently consists of directors Pappas and La Porte. The audit committee reviews KeraVision's internal controls and meets periodically with management and the independent auditors.

   The compensation committee currently consists of directors Crocker and Lehmkuhl. The compensation committee is responsible for setting and administering the policies for executive compensation and short-term and long-term incentive programs.

 Compensation Committee Interlocks and Insider Participation

   During the year ended December 31, 1998, none of KeraVision's executive officers served on the board of any entities whose directors or officers serve on KeraVision's compensation committee. No current or former executive officer or employee of KeraVision serves on the committee.

   Notwithstanding anything to the contrary set forth in any of KeraVision's previous filings under the Securities Act, or the Exchange Act, that might incorporate future filings, including this proxy statement/ prospectus, in whole or in part, the following Compensation Committee Report and the Performance Graph included below shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

   The following is a report of the Compensation Committee of the Board of Directors describing the compensation policies applicable to the Company's executive officers during the year ended December 31, 1998. The Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers our various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

Compensation Policy

   The Company's executive officer compensation philosophies are designed to attract, motivate and retain senior management by providing an opportunity for competitive, performance-based compensation. Executive officer compensation consists of competitive base salaries and stock-based incentive opportunities in the form of options to purchase the Company's Common Stock. The Company currently does not contribute to any retirement programs on behalf of its employees, including executive officers.

Base Salaries for 1998

   Base salaries are set to correspond approximately with the mean of salaries offered individuals with similar job responsibilities at comparable companies, including companies in a similar geographic location, and to maintain a close relationship to the company's performance. In establishing compensation guidelines with respect to base salary, the Company utilized three outside data sources for like companies, as provided by a bioscience salary survey, a venture capital firm salary survey and a review of proxy statements by an outside service. In addition, a compensation consultant reviewed the Company's plans. Based on the result of the salary survey, the compensation committee granted salary increases commensurate with the ranges listed for bioscience companies.

Bonus Plan for 1998

   The bonuses paid in 1998 were earned as part of the 1997 bonus plan which listed specific objectives to be achieved. These objectives included revenue goals, status of progress with the FDA, status of new product development and infrastructure development in several areas. The Compensation Committee assessed performance to those 1997 objectives and determined the appropriate percentage of completion of goals.

Stock Option Awards for 1998

   The Company's 1995 Stock Option Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. The Company's stock options typically vest ratably over a period of four years. Stock options are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Company believes that stock-based performance compensation arrangements are essential in aligning the interests of management and its stockholders in enhancing the value of the Company's equity. In 1998, stock option grants of 15,000 shares for each officer were made and the vesting was tied to the achievement of a specific stock price as a mechanism for increasing performance.

   Vesting is designed to encourage the creation of stockholder value over the long-term, as no benefit is realized from a stock option grant unless the price of the Common Stock rises over a number of years and the option holder is actively employed at the time of vesting. In October 1998, the Company's board of directors reviewed employees' outstanding options and determined that many employees of the Company held options at exercise prices that exceeded the closing price of the Common Stock, which limited the options' effectiveness as a long-term incentive and as a tool for employee retention. Accordingly, the board approved an option exchange program, whereby employees were permitted to voluntarily exchange options held for new options on a four-for-five basis with a new exercise price of $5.938, the closing price of KeraVision's Common Stock on October 28, 1998. The new options cannot be exercised until October 28, 1999; one year after the program became effective. As an added long-term incentive, employees participating in the exchange program that leave KeraVision prior to the one year lock-up will forfeit their repriced shares. The forfeited shares will be returned back into the stock plan. In addition to other non-executive employees, Mr. Thomas M. Loarie, Edward R. Newill and Thomas A. Silvestrini elected to participate in the October exchange program.

Compensation of the Chief Executive Officer

   The compensation for Thomas M. Loarie, KeraVision's Chief Executive Officer, consisted of a base salary, an annual bonus, stock option grants and employee benefits provided to all salaried employees that are usual and custom for the position.

   The Committee determined Mr. Loarie's salary based on a number of factors, including comparative salaries of CEO's of medical companies in KeraVision's peer group, the CEO's individual performance and KeraVision's performance as measured against the stated objectives. The CEO's salary was compared to three outside data sources for like companies, as provided by a bioscience salary survey, a venture capital firm salary survey and a review of proxy statements by an outside service. In addition, a compensation consultant reviewed KeraVision's plans. Based on the results of the salary survey, the CEO's salary was not increased in 1998.

   Mr. Loarie's 1998 bonus payment of $22,500 reflects KeraVision's achievement of the bonus goals set in the 1997 bonus plan. The bonus reflects the achievement of objectively measured, qualitative goals under the bonus plan as reviewed and approved by the Committee. As with other executives, size of option grants is also based on a review of competitive survey data. The stock option grant of 15,000 shares, given in equal amounts to all of the officers of the company has a fixed vesting schedule beginning in May 2003 unless a specific stock price point is achieved earlier. See "Executive Compensation-- Summary Compensation Table."

Deductibility of Executive Compensation

   The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless this compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Company believes that options granted under the Company's 1987 and 1995 Stock Option Plans will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to us. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                 SUBMITTED BY THE COMPENSATION COMMITTEE
                                 OF THE BOARD OF DIRECTORS

                                 Charles Crocker
                                 Lawrence A. Lehmkuhl

Executive Compensation

   The following table shows the compensation received by the KeraVision's Chief Executive Officer and the four most highly compensated executive officers of KeraVision for 1998, and the compensation received by each such individual for 1997 and 1996.

                           Summary Compensation Table

                                                         Long-Term
                                                       Compensation
                              Annual Compensation         Awards
                              -------------------- ---------------------
                                                   Securities Underlying
                         Year   Salary     Bonus          Options        All Other
                         ---- ---------- --------- --------------------- ---------
Thomas M. Loarie........ 1998   $250,000   $22,500        111,261         $   --
Chief Executive Officer
 and President           1997   $250,000   $26,446         80,327             --
                         1996   $309,272       --             --          $50,000
Thomas A. Silvestrini... 1998   $178,904   $14,175         40,600         $17,500
Vice President           1997   $175,000   $14,879         34,000             --
                         1996   $181,757       --             --          $12,500
Edward R. Newill........ 1998   $155,391   $11,025         63,000             --
Vice President           1997   $149,692 $   8,264         40,100             --
                         1996 $   91,577       --          60,000             --
Darlene E. Crockett-
 Billig................. 1998   $148,235   $12,180         15,000         $14,500
Vice President           1997   $145,000   $12,220         28,200             --
                         1996   $143,481       --             --          $12,500
Mark Fischer-Colbrie.... 1998 $  138,012 $  16,000         15,000         $13,500
Vice President           1997   $135,000 $  10,928         26,300             --
                         1996   $125,926       --             --          $ 5,000

--------
   Compensation amounts provided for Mr. Loarie, Mr. Newill, Ms. Crockett-Billig and Mr. Fischer-Colbrie include amounts earned but deferred at the election of the executive under KeraVision's 401(k) Plan.

   The column entitled "Securities Underlying Options" reflects the issuance of incentive stock options granted under KeraVision's 1987 and 1995 Stock Option Plans, of which 6.25% are exercisable at the end of each three-month period from the grant date. The maximum term of each option under the 1987 plan is five years from the date of grant and under the 1995 plan is ten years from the date of grant. The exercise price is equal to the market value of the stock on the grant date.

   Compensation categorized as "All Other" represents forgiveness of outstanding principal on promissory notes owed to KeraVision.

   Salary amounts paid to Mr. Loarie, Mr. Silvestrini, Ms. Crockett-Billig and Mr. Fischer-Colbrie in 1996 reflect retroactive compensation adjustments made by KeraVision's board of directors in that year.

   Stock option grants to Mr. Loarie, Mr. Silvestrini and Mr. Newill for 1998 do not include options granted in connection with KeraVision's October repricing program. See "Option Grants During Year Ended December 31, 1998" table.

   The following tables provide information for the named executive officers with respect to grants of options to purchase KeraVision common stock made in the year ended December 31, 1998 and the value of all options held by these executive officers on December 31, 1998. The percentage of the total options granted to KeraVision employees during 1998 is based on an aggregate total of 621,131 options granted to employees in 1998 under KeraVision's 1995 Stock Plan. Potential realizable values are reported net of the option exercise price, but before taxes associated with the exercise, if any. These amounts represent assumed rates of appreciation only, in accordance with regulations of the Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall market conditions, as well as executives continued employment through the vesting period. There is no assurance that the amounts reflected would be realized.

               Option Grants During Year Ended December 31, 1998

                                         Individual Grants
                         --------------------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                         Number of     % of Total                               Annual Rates of
                         Securities     Options                             Stock Price Appreciation
                         Underlying    Granted to    Exercise or                for Option Term
                          Options   Employees during Base Price  Expiration ------------------------
          Name            Granted         Year         ($/Sh)       Date      5% ($)      10% ($)
          ----           ---------- ---------------- ----------- ---------- ----------- ------------
Darlene Crockett-
 Billig.................  15,000(2)       2.41%        $5.438      8/3/2008 $    51,299 $    130,002
Mark Fischer-Colbrie....  15,000(2)       2.41%        $5.438      8/3/2008      51,299      130,002
Thomas M. Loarie........  15,000(2)       2.41%        $5.438      8/3/2008      51,299      130,002
Thomas M. Loarie........  32,000(1)       5.15%        $5.938     5/10/2000     119,500      302,837
Thomas M. Loarie........  64,261(1)      10.35%        $5.938    10/28/2008     239,975      608,143
Edward R. Newill........  15,000(2)       2.41%        $5.438      8/3/2008      51,299      130,002
Edward R. Newill........  48,000(1)       7.73%        $5.938    10/28/2008     179,250      454,255
Thomas A. Silvestrini...  15,000(2)       2.41%        $5.438      8/3/2008      51,299      130,002
Thomas A. Silvestrini...  25,600(1)       4.12%        $5.938     5/10/2000      95,600      242,269

--------
(1) Reflects options granted in connection with KeraVision's October repricing program. These options become exercisable on October 28, 1999 and will be forfeited if the employee leaves KeraVision prior to that date. See "Compensation Committee Report--Stock Option Awards for 1998."
(2) These options were granted under the 1995 Stock Plan at an exercise price equal to the fair market value of KeraVision's common stock on the date of grant. Options will become exercisable, if not accelerated pursuant to the provisions described below, at the rate of 25% of the original number of option shares on each of the following dates: May 3, 2003, August 3, 2003, November 3, 2003 and February 3, 2004. The options exercisability can be accelerated in part, with the balance to become exercisable in four equal six-month increments, in the event that the closing price of KeraVision's common stock is at least $22.00 per share, as determined by the daily closing price on Nasdaq, for a period of 20 consecutive trading days (the "Initial Period") and for each of the five business days (the "Final Period") commencing on the first business day following public disclosure of KeraVision's earnings release for the fiscal quarter in which occur the majority of the days in the Initial Period. Exercisability will commence on the first business day following completion of the Final Period. Twenty-five percent of the total number of shares subject to each option shall vest and become exercisable on the first business day following completion of the Final Period, and 25% of the remaining balance of such shares shall vest and become exercisable on each 6-month anniversary of such date thereafter, for long as the option holder remains an employee of, or consultant to, KeraVision.

                 Aggregated Option Exercises in the Year Ended
                  December 31, 1998 and Year-End Option Values

                                                    Number of           Value of
                                              Securities Underlying    Unexercised
                                                   Unexercised        In-the-Money
                                                   Options at          Options at
                           Shares               December 31, 1998   December 31, 1998
                         Acquired on  Value       Exercisable/        Exercisable/
          Name            Exercise   Realized     Unexercisable       Unexercisable
          ----           ----------- -------- --------------------- -----------------
Darlene Crockett-
 Billig.................   20,526    $255,302    27,362/ 47,838     $154,637/$352,155
Mark Fischer-Colbrie....   23,228     288,910    24,044/ 45,256     $136,017/$335,341
Thomas M. Loarie........   49,500     615,681       -- /111,261     $      0/$939,311
Edward R. Newill........      --          --        -- /103,100     $      0/$813,339
Thomas A. Silvestrini...      --          --      2,125/ 72,475     $ 14,743/$568,674

   The value of exercised in-the-money options is based upon the fair market value of KeraVision common stock, which was $14.313, as reported on the Nasdaq National Market at the close of business on December 31, 1998.

                            Option Exchange Programs

   On October 28, 1998, KeraVision gave employees who held options to purchase KeraVision common stock at prices above the October 28, 1998 market closing price of $5.938 the opportunity to exchange those options on a four-for-five basis for new options with an exercise price of $5.938. The following table sets forth, as to all executive officers of KeraVision, information with respect to the repricing of all such officer's options since January 1, 1989. For further information with respect to these option exchanges, see "Compensation Committee Report--Stock Option Awards in 1998."

                        Ten Year Option Repricing Table

                                                                                         Length of
                                                                                         Original
                                   Number of                                              Option
                                  Securities                                          Term Remaining
                                  Underlying  Market price of Exercise Price            (in years)
                                    Options    Stock at Time    at Time of     New      at date of
                                  Repriced or of Repricing or  Repricing or  Exercise  Repricing or
          Name             Date     Amended      Amendment      Amendment     Price     Amendment
          ----           -------- ----------- --------------- -------------- -------- --------------
Thomas M. Loarie........ 10-28-98   32,000        $5.938         $  8.75      $5.938       0.70
                         10-28-98    6,261        $5.938         $ 12.25      $5.938       8.40
                         10-28-98   11,600        $5.938         $ 7.375      $5.938       8.10
                         10-28-98   46,400        $5.938         $ 7.375      $5.938       8.10
Edward R. Newill........ 10-28-98   48,000        $5.938         $ 15.25      $5.938       7.70
Thomas A. Silvestrini... 10-28-98   25,600        $5.938         $  8.75      $5.938       0.70
Robert P. Wood.......... 10-28-98   40,000        $5.938         $12.625      $5.938       7.70

Performance Graph

   The following graph compares the cumulative total KeraVision stockholder return, assuming reinvestment of all dividends, for KeraVision's common stock at July 28, 1995, the date on which our common stock was first registered under
Section 12 of the Securities Exchange Act of 1934, and December 31, 1995, 1996, 1997 and 1998, to the cumulative return over such period of the U.S. Index for the Nasdaq National Market and the S&P Health Care Composite Index. The graph assumes that $100 was invested on July 28, 1995 in KeraVision's common stock and in each of the comparative indices. The graph further assumes that the $100 amount was initially invested in KeraVision's common stock at a price per share of $13.50. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           Comparison of Total Return

                 Comparison of 41 month cumulative total return
          among KeraVision, Inc., the NASDAQ Stock Market (U.S.) Index and the S&P Health Care Sector Index
                        [PERFORMANCE GRAPH APPEARS HERE]

Certain Relationships and Related Transactions

   KeraVision has issued common stock to some of its executive officers in exchange for promissory notes. The shares were issued pursuant to restricted stock purchase agreements under KeraVision's 1987 stock purchase plan at the fair market value of the common stock of KeraVision on the date of grant. The following table sets forth the details of these transactions.

                                                         Maximum      Amount
                         Amount of     Date   Interest Indebtedness Outstanding
   Name of Debtor      Shares Issued  Issued    Rate   Since 1/1/98   4/22/99
   --------------      ------------- -------- -------- ------------ -----------
Thomas M. Loarie           29,800     1/29/88   5.93%  $    764.15  $    764.15
Thomas M. Loarie           20,000      3/8/88   5.62%       195.94  $    195.94
Thomas M. Loarie           30,000      3/8/89   5.62%     1,505.42  $  1,505.42
Thomas M. Loarie          212,685    10/30/91   5.79%   212,848.09  $212,848.09
Thomas M. Loarie           42,193     4/12/93   5.73%   102,469.02  $102,469.02
Thomas M. Loarie           60,000     11/7/93   5.79%   145,807.79  $145,807.79
Thomas A. Silvestrini      34,048    10/30/91   5.79%    52,334.48  $ 34,074.08
Thomas A. Silvestrini      23,447    10/30/91   5.95%    22,952.18  $ 22,952.18
Thomas A. Silvestrini      60,000     11/7/93   5.79%   145,807.79  $145,807.79
Darlene Crockett-
 Billig                    12,000      3/8/89   5.62%     3,422.50  $     62.27
Darlene Crockett-
 Billig                    44,121    10/30/91   5.79%    43,203.85  $ 32,064.08
Darlene Crockett-
 Billig                    40,000     11/7/93   5.79%    97,205.20  $ 97,205.20
Mark Fischer-Colbrie       15,000     11/7/93   5.79%    30,357.70  $ 16,854.70

   In June 1998, the board of directors forgave principal in the following amounts:

    . $17,500 owed to KeraVision by Mr. Silvestrini;

    . $14,500 owed to KeraVision by Ms. Crockett-Billig; and

    . $13,500 owed to KeraVision by Mr. Fischer-Colbrie.


   In October 1996, the board of directors forgave principal in the following amounts:

    . $50,000 owed to KeraVision by Mr. Loarie;

    . $12,500 owed to KeraVision by Mr. Silvestrini;

    . $5,000 owed to KeraVision by Mr. Fischer-Colbrie; and

    . $12,500 owed to KeraVision by Ms. Crockett-Billig.

   On April 1, 1998, KeraVision entered into the following full-recourse promissory notes. The loans were made to enable the employee to fund cash payments of alternative minimum tax generated by the exercise of expiring options.

                                              Maximum
                           Interest         Indebtedness         Amount Outstanding
   Name of Debtor            Rate           Since 1/1/98           as of 4/22/99
   --------------          --------         ------------         ------------------
Thomas M. Loarie             5.62%           $57,665.76              $57,665.76
Thomas M. Loarie             5.62%            20,525.10              $20,525.10
Thomas A. Silvestrini        5.62%            86,267.32              $86,267.32
Mark Fischer-Colbrie         5.62%            98,696.67              $98,696.67

   On September 1, 1998, KeraVision entered into the following full-recourse promissory notes. The proceeds of the loans were used to replace prior debt incurred by the holder in connection with payments made to exercise expiring options.

                                                Maximum
                             Interest         Indebtedness         Amount Outstanding
    Name of Debtor             Rate           Since 1/1/99           as of 4/22/99
    --------------           --------         ------------         ------------------
Thomas M. Loarie               5.35%           298,069.55             $298,069.55
Darlene Crockett-Billig        5.35%            84,568.07             $ 84,568.07
Thomas A. Silvestrini          5.35%            77,689.10             $ 77,689.10
Mark Fischer-Colbrie           5.35%            72,578.92             $ 72,578.92

   In January 1998, KeraVision entered into a contract with A.M. Pappas & Associates, LLC to plan for a clinical trial in Singapore. For the year ended December 31, 1998, KeraVision paid A.M. Pappas & Associates, LLC $77,663.

   In May 1997, KeraVision entered into change of control agreements with each of its executive officers. These agreements are intended to provide for continuity of employment in the event of a change of control, which includes the following events:

    . acquisition by any person of 20 percent or more of KeraVision;

    . reorganization, merger or consolidation of KeraVision; and

    . a change in the composition of the board resulting in fewer than a majority of the directors being incumbent drectors. Incumbent directors are those directors which were directors as of May 6, 1997 or are elected to the board with the affirmative vote of at least a majority of the incumbent directors.

   In the event that during the two year period following a change of control, KeraVision terminates an executive's employment without cause, or the executive terminates his employment as a result of an involuntary termination, the executive would receive the following benefits:

    . severance payments equal to the salary the executive was receiving at the time of termination in accordance with KeraVision's payroll schedule;

    . monthly severance payments equal to one-twelfth of the employee's base salary;

    . the continuation of health and life insurance benefits; and

    . outplacement services with a value not to exceed $15,000.


   With respect to the change of control agreement with Mr. Loarie, these benefits will continue for eighteen months from the date of his termination. With respect to the other executives, these benefits will continue for twelve months from the date of the executive's termination.

   In the event of a change of control of KeraVision, Mr. Loarie's stock options will become fully vested and 50% of the other executives' stock options will become fully vested so long as the acceleration of vesting of options does not preclude a pooling of interests for the proposed transaction. The agreements provide that any benefits received from KeraVision constituting "parachute payments" within the meaning of section 280G of the Code that would subject the executive to the excise tax imposed by Section 4999 of the Code may be payable in a manner that does not result in the benefits being subject to an excise tax.

   In January 1997, the Company entered into a three-year employment agreement with Thomas M. Loarie. Pursuant to the terms of the agreement, Mr. Loarie is entitled to receive:

    . an annual base salary of $250,000;

    . an option to purchase 7,827 shares of common stock;

    . a performance bonus of up to 50% of base salary;

    . medical, disability and life insurance;

    . vacation and sick leave;

    . a business expense allowance of up to $15,000 per year, and

    . 18 months base salary compensation in the event of involuntary termination of employment.

   In January 1996, KeraVision entered into a consulting agreement with John R. Gilbert, one of KeraVision's directors. This agreement provides for an annual consulting fee of $80,000 to be paid to Mr. Gilbert. For the year ended December 31, 1998, KeraVision paid Mr. Gilbert $73,333.

   KeraVision has entered into separate indemnification agreements with each of its directors and executive officers that may require KeraVision, to indemnify them against liabilities that may arise by reason of their status or services as director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   The terms of the transactions described above were negotiated at arms length so that the terms were as favorable to KeraVision as could have been obtained from an unaffiliated third party.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires KeraVision's directors and executive officers, and persons who own more than ten percent of a registered class of KeraVision's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of KeraVision. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish KeraVision with copies of all Section 16(a) forms they file. To KeraVision's knowledge, all of these filing requirements have been satisfied with the following exception: Mr. Gilbert was late in filing a Form 4 in connection with an open market purchase. In making this statement, KeraVision has relied solely upon review of the copies of such reports furnished to KeraVision and written representations from its officers and directors that no other reports were required.

                          TRANSCEND THERAPEUTICS, INC.

Business

   Transcend was formed in December 1992 by two affiliates of Baxter International, Inc., Nestle S.A. and several venture capital firms for the purpose of developing pharmaceuticals based on a group of glutathione-repleting compounds. When formed, Transcend received from its founding stockholders and from Cornell Research Foundation patents, patent applications and licenses for those compounds. Since formation, Transcend's activities have concentrated for the most part on developing one of those compounds, Procysteine, for use as an intracellular glutathione-repleting agent for the treatment of acute respiratory distress syndrome. ARDS is a disorder characterized by severe lung dysfunction. It is a devastating complication of conditions associated with massive acute inflammation, such as severe infection, multiple traumatic injury and extensive burns, and has a mortality rate of about 40 percent.

   By the second quarter of 1996, Transcend had completed testing of Procysteine for use intravenously in animals and limited testing in humans. The results of both were sufficiently positive for Transcend to begin what is referred to in the drug development field as a phase III clinical trial. This trial involves a large number of patients and is usually the last step required in the regulatory approval process for the developer to submit a new drug application to the U.S. Food and Drug Administration and other similar foreign drug regulation authorities.

   Transcend began its phase III clinical trial of Procysteine for intravenous use in treating patients with ARDS in March 1997. In March 1998, Transcend suspended the clinical trial following the recommendation of an independent safety monitoring board. In the development process, a safety monitoring board is established to review trial data from time to time to make sure the drug meets safety criteria. In its March 1998 review, the safety monitoring board had found that the incidence of all-cause mortality in patients receiving a placebo was lower than in patients receiving Procysteine. Transcend then conducted its own preliminary review of the data and, in May 1998, ended the trial because it could not find a clear explanation of the lower mortality observed in the placebo group. Transcend finally compiled and reviewed all of the trial data available, including some that had previously been sealed as part of the protocol maintaining the impartial nature of the tests. Transcend found evidence that intravenous Procysteine was not effective in the treatment of ARDS and, in August 1998, abandoned its efforts in this area.

   In August 1998, Transcend's Chief Executive Officer and Chief Scientific Officer resigned and Nicholas Harvey, then Transcend's Senior Vice President and Chief Financial Officer, was appointed as President, a director and interim Chief Executive Officer. Since August 1998, Transcend has been reducing its staff and currently employs two persons, one of whom is Mr. Harvey. During the same period, Transcend has been pursuing various strategic alternatives with respect to its business, including strategic alliances and the sale or merger of the company. The proposed merger is the result of these efforts.

   Prior to the termination of its development efforts, Transcend had received financial backing from a variety of sources. In April 1994, a group of venture capital institutions invested approximately $6.5 million in Transcend's preferred stock. Through July 1997, these same investors purchased additional rounds of preferred stock. In February 1997, Boehringer Ingelheim International GmbH ("BI") paid Transcend a $5 million license fee when the two parties entered into a Development and License Agreement for the worldwide development and marketing of Procysteine. In July 1997, Transcend completed an initial public offering that resulted in net proceeds of $15.7 million (net of approximately $2.3 million in underwriting discounts, commissions and offering costs). BI had purchased $5 million of the shares sold in the offering and Transcend had agreed that this money and the $5 million license fee would be used only in the development of Procysteine for use in the treatment of ARDS. In March 1999, BI and Transcend agreed to terminate their collaboration. BI released the restrictions on the remainder of the cash BI had invested in Transcend in return for the right to use all clinical data obtained in the trials. Also in March 1999, Transcend signed a letter agreement assigning its residual patent estate and its rights and obligations under various license agreements to MassTrace, Inc., a privately held diagnostics and pharmaceutical development tools company.

Properties

   Currently, Transcend's only material property is its net cash. Transcend has no rights in any real property. As part of winding down operations, Transcend vacated its office space in Cambridge, Massachusetts in December 1998, and the lease for this space has terminated.

Legal Proceedings

   Transcend is not a party to any material legal proceedings.

Transcend Management's Discussion and Analysis

  Results of Operation--Fiscal 1998 Compared to Fiscal 1997

   Transcend earned no revenues in the year ended December 31, 1998 and revenues of $5.0 million, consisting of a non-refundable, non-creditable licensing fee received under the BI Agreement, in the year ended December 31, 1997.

   Transcend's total operating expenses for the years ended December 31, 1998 and 1997 were $7.8 million in each year. Research and development expenses for the years ended December 31, 1998 and 1997 were $3.4 million and $4.5 million, respectively. Research and development expenses decreased in 1998 from 1997 due to the suspension and subsequent termination of Transcend's Phase III clinical trial, which was terminated in August 1998. General and administrative expenses for the years ended December 31, 1998 and 1997 were $4.0 million and $3.3 million, respectively. General and administrative expenses increased in 1998 from 1997 due primarily to termination costs associated with an employee reduction plan and other exit costs related to the restructuring of Transcend's operations. Of the $4.0 million of general and administrative expenses incurred during the year ended December 31, 1998, approximately $1.0 million related to the employee reduction plan in the third and fourth quarters of 1998 including possible incentive bonuses, payment of which was contingent on finding a suitable merger and/or acquisition candidate for Transcend. Additionally, the company incurred professional, legal and accounting fees related to the merger of approximately $0.4 million through December 31, 1998.

   Other income for the years ended December 31, 1998 and 1997 consists of interest income. Interest income for the years ended December 31, 1998 and 1997 were $713,000 and $588,000 respectively. Interest income increased in 1998 as compared to 1997 primarily due to higher average cash balances available for investment following receipt of the $5.0 million BI license fee and $15.7 million of net proceeds from Transcend's initial public offering in July 1997.

   In the fourth quarter of 1998, following a clinical hold order by the FDA on human clinical testing of oral Procysteine for the treatment of amyotrophic lateral sclerosis, management ceased all development activities related to Procysteine and determined that Transcend's patents and licenses related to Procysteine had declined in value. Management assessed the fair value of the patents and licenses, and concluded that there would be no future cash flows from these assets. Accordingly, Transcend recognized an impairment loss of approximately $286,000, which represented the carrying value of the patents and licenses at the time of the assessment. In the third and fourth quarters of 1998, Transcend recognized an aggregate impairment loss of $79,000 related to a write-down of property and equipment. A decision was made by management to dispose of all of Transcend's property and equipment as a result of Transcend's change in operational objectives. As a result, the projected future cash flows from the property and equipment were less than the carrying value of the assets, and an impairment loss was recognized to record the property and equipment at its fair value. As of December 31, 1998, Transcend has disposed of all of its property and equipment.

   Net loss for the years ended December 31, 1998 and 1997 were $7.1 million and $2.3 million, respectively.

 Results of Operations--Fiscal 1997 Compared to Fiscal 1996

   Transcend earned revenues of $5.0 million consisting of a non-refundable, non-creditable licensing fee received under the BI agreement in the year ended December 31, 1997 and no revenues in the year ended December 31, 1996.

   Transcend's total operating expenses for the years ended December 31, 1997 and 1996 were $7.8 million and $3.8 million, respectively. Research and development expenses for the years ended December 31, 1997 and 1996 were $4.5 million and $2.0 million, respectively. Research and development expenses increased in 1997 from 1996 due to expenditures associated with Transcend's ongoing Phase III clinical trial which commenced in the second quarter of 1997. General and administrative expenses for the years ended December 31, 1997 and 1996 were $3.3 million and $1.8 million, respectively. General and administrative expenses increased in 1997 from 1996 due primarily to higher compensation expenses and recruiting costs, costs associated with the transition of Transcend's operations from a private entity to a publicly traded company, and professional fees related to the BI agreement.

   Other income and expenses for the years ended December 31, 1997 and 1996 consists of interest income and interest expense. Interest income for the years ended December 31, 1997 and 1996 were $588,000 and $30,000, respectively. Interest income increased in 1997 as compared to 1996 primarily due to higher cash balances available for investment following receipt of the $5.0 million BI license fee and $15.7 million of net proceeds from Transcend's initial public offering in July 1997. Transcend incurred interest expense of $355,000 in the year ended December 31, 1996 on outstanding senior secured convertible term notes, payable in shares of Transcend Series A and Series B convertible preferred stock. There were no senior secured convertible notes outstanding in 1997.

   Net loss for the years ended December 31, 1997 and 1996 were $2.3 million and $4.1 million, respectively.

 Liquidity and Capital Resources

   Since its inception through December 31, 1998, Transcend has financed its operations primarily with $30 million from the sale of equity securities, $11 million in contract research and license fee payments, and $1.6 million in interest income.

   Transcend had cash and cash equivalents of approximately $9.7 million at December 31, 1998, compared to $16.8 million at December 31, 1997.

   Although Transcend took steps in the third and fourth quarters of 1998 to reduce its cost of operations including reducing its staff to two persons at March 31, 1999 (including its President and CEO) and terminating its facilities lease, Transcend expects negative cash flows from operations to continue for the foreseeable future. Transcend estimates that after payment of expected costs for winding down its business as required by the merger agreement signed on December 22, 1998 with KeraVision, legal and accounting fees related to the merger and related expenses, Transcend will have an anticipated net cash balance of about $8 million by the end of the first quarter of 1999. On December 22, 1998, Transcend placed $7 million in an escrow account with a third-party escrow agent as required by KeraVision in connection with the merger agreement.

   Transcend's actual working capital requirements will depend upon numerous factors, some of which are beyond Transcend's control, including any unanticipated costs in winding down its business, and closing out the phase III study. In addition, if the proposed merger with KeraVision is not consummated, there can be no assurance that Transcend will be successful in implementing any other strategic option with respect to its business in a timely manner or at all.

                               SECURITY OWNERSHIP

   We have described the "beneficial ownership" of KeraVision's and Transcend's common stock in the following tables according to the Commission's rules. Those rules treat a stockholder as owning any shares covered by a stock option, warrant or other convertible security that the stockholder could exercise within 60 days after the date of this proxy statement/prospectus, even if they have not actually been exercised. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as described below, the stockholder listed is the only person who has the authority to decide how to vote the shares they own, and if and when to sell those shares, subject to community property laws where applicable.

KeraVision

   The following table sets forth the beneficial ownership of KeraVision's common stock as of April 22, 1999 and the anticipated ownership of KeraVision common stock immediately following the merger as to:

  . each person who is known by KeraVision to beneficially own more than five percent of our common stock;

  . each of our current directors;

  . each of the executive officers named in the Summary Compensation Table beginning on page 67; and

  . all directors and executive officers as a group.

Unless otherwise indicated in the table, the address of each stockholder identified in the table is 48630 Milmont Drive, Fremont, California 94538. Each percent of ownership assumes that, in addition to the 13,084,161 shares actually outstanding on April 22, 1999, any shares of common stock covered by an option, warrant or other convertible security owned by the stockholder that could be issued within 60 days, but no other stockholder, were also outstanding. Information with respect to beneficial ownership provided in the following table is based upon information furnished by each director and officer or contained in filings made with the Commission.

                                                     Shares
                                                  Beneficially
     5% Stockholders,                                 Owned
     Directors, Named                           -----------------
 Executive Officers, and               Shares                      Number       Percent
      Directors and                  Acquirable  Number             held         held
  Executive Officers as     Shares     Within   currently           after        after
         a Group             Owned    60 Days     held    Percent  merger      merger(5)
 ------------------------  --------- ---------- --------- ------- ---------    ---------
 Goldman Sachs & Co. ....  2,095,012         0  2,095,012  16.01% 2,095,012      14.00%
  85 Broad Street
  New York, NY 10004
 Entities affiliated with
  Donaldson, Lufkin &
  Jenrette, Inc. (1).....          0 1,574,464  1,574,464  10.74% 1,627,757(6)   10.47%
  3000 Sand Hill Road
  Menlo Park, CA 94025
 Sprout Capital VIII,
  L.P....................          0 1,333,948  1,333,948   9.25% 1,333,948       9.25%
  3000 Sand Hill Road
  Menlo Park, CA 94025
 Capital Research & Mngt.
  Co. (7)................    795,000         0    795,000   6.08%   795,000       5.31%
  333 South Hope Street
  Los Angeles, CA 90071
 Charles Crocker(2)......    166,943    10,000    176,943   1.35%   176,943       1.18%
 Darlene E. Crockett-
  Billig.................    109,083    31,267    140,352   1.07%   140,352          *
 Mark Fischer-Colbrie....     76,617    27,501    104,118      *    104,118          *
 John R. Gilbert.........     37,500     6,500     44,000      *     44,000          *
 Kathleen D. La
  Porte(3)...............          0 1,333,948  1,333,948   9.25% 1,333,948       9.25%

                                                     Shares
                                                  Beneficially
     5% Stockholders,                                 Owned
     Directors, Named                           -----------------
 Executive Officers, and               Shares                      Number    Percent
      Directors and                  Acquirable  Number             held      held
  Executive Officers as     Shares     Within   currently           after     after
         a Group             Owned    60 Days     held    Percent  merger   merger(5)
 ------------------------  --------- ---------- --------- ------- --------- ---------
 Lawrence A. Lehmkuhl....     17,000    10,000     27,000      *     27,000       *
 Thomas M. Loarie........    498,733         0    498,733   3.81%   498,733    3.33%
 Kshitij Mohan...........          0     5,000      5,000      *      5,000       *
 Edward R. Newill........      1,834         0      1,834      *      1,834       *
 Arthur Pappas...........     22,000     5,000     27,000      *     27,000       *
 Thomas A. Silvestrini...    197,892     2,975    200,867   1.53%   200,867    1.34%
 Peter L. Wilson.........      7,000         0      7,000      *      7,000       *
 All directors and
  officers as a group                1,432,191  2,566,795
  (15 persons)(4)........  1,134,604                       17.68% 2,566,795   17.68%

--------
  * Less than 1%

(1) Includes shares issuable upon the conversion of series B preferred stock held by DLJ Capital Corporation, Sprout Capital VIII, L.P., Sprout CEO Fund, L.P., Sprout Venture Capital, L.P. and DLJ ESC II, L.P. DLJ Capital Corporation is the managing general partner of Sprout Capital VIII, L.P., and the general partner of the Sprout CEO Fund, L.P. and Sprout Venture Capital, L.P. Donaldson, Lufkin & Jenrette, Inc. directly owns all of the capital stock of DLJ Capital Corporation and is the ultimate parent of the manager of DLJ ESC II, L.P., and, as such, may be deemed to beneficially own indirectly all the shares held by DLJ Capital Corporation and DLJ ESC II, L.P. As of March 31, 1999, the Equitable Companies Incorporated beneficially owned directly and indirectly, 71.3% of Donaldson, Lufkin & Jenrette, and, as such, may be deemed to beneficially own indirectly the shares held by DLJ Capital Corporation and DLJ ESC II, L.P.

(2) Shares attributable to Mr. Crocker include 55,215 shares held by Fund FBO Charles Crocker.

(3) The shares attributable to Ms. La Porte consist of 1,333,948 shares of common stock issuable upon conversion of the series B shares issued to Sprout Capital VIII, L.P., which Ms. La Porte may be deemed to beneficially own indirectly as disclosed in a Schedule 13D filed on January 8, 1999.

(4) Shares attributable to directors and officers as a group include 55,215 shares beneficially held by Mr. Crocker, an aggregate of 98,243 shares subject to options held by officers and directors which options are exercisable within 60 days after the date of this proxy statement/prospectus, and 1,333,948 shares of common stock issuable upon conversion of the series B shares issued to Sprout Capital VIII, L.P. Ms. La Porte is a general partner of Sprout Capital VIII, L.P.

(5) Includes approximately 883,000 shares of KeraVision common stock estimated to be issued in connection with the merger.

(6) Includes approximately 53,293 shares of KeraVision common stock estimated to be issued to DLJ Capital Corporation in connection with the merger. The estimation of shares to be issued to DLJ Capital Corporation in connection with the merger is based upon an exchange ratio of 0.1492.

(7) Capital Research & Management Co. has sole investment power over such shares. SMALLCAP World Fund, Inc. has sole voting power over such shares, and, as such, may be deemed to beneficially own such shares.

   The following table sets forth the beneficial ownership of KeraVision's series B preferred stock as of and as of April 22, 1999 as to:

  . each person who is known by the Company to beneficially own more than five percent of KeraVision's series B preferred stock;

  . each of KeraVision's current directors;

  . each of the executive officers named in the Summary Compensation Table;
    and

  . all directors and executive officers as a group.

Information with respect to beneficial ownership provided in the following table is based upon information furnished by each director and officer or contained in filings made with the Commission. The number and percentage of shares beneficially owned will not be affected by the merger.

                                                              Shares
     5% Stockholders, Directors, Named Executive Officers,   currently
     and Directors and Executive Officers as a Group         owned(1)  Percent
     -----------------------------------------------------   --------- -------
     Entities affiliated with Donaldson, Lufkin & Jenrette,
      Inc.(2)...............................................  393,616   75.00%
      3000 Sand Hill Road
      Menlo Park, CA 94025
     Sprout Capital VIII, L.P...............................  333,487   63.54%
      3000 Sand Hill Road
      Menlo Park, CA 94025
     Johnson & Johnson Development Corporation..............   98,403   18.75%
      One Johnson & Johnson Plaza
      New Brunswick, NJ 08933
     DLJ ESC II, L.P........................................   33,369    6.36%
      3000 Sand Hill Road
      Menlo Park, CA 94025
     GMI/DRI Investment Trust...............................   32,801    6.25%
      P.O. Box 1113
      Minneapolis, MN 55440
     Charles Crocker........................................       --       *
     Darlene E. Crockett-Billig.............................       --       *
     Mark Fischer-Colbrie...................................       --       *
     John R. Gilbert........................................       --       *
     Kathleen D. La Porte(3)................................  333,487   63.54%
     Lawrence A. Lehmkuhl...................................       --       *
     Thomas M. Loarie.......................................       --       *
     Kshitij Mohan..........................................       --       *
     Edward R. Newill.......................................       --       *
     Arthur Pappas..........................................       --       *
     Thomas A. Silvestrini..................................       --       *
     Peter L. Wilson........................................       --       *
     All directors and officers as a group (15 persons).....  333,487   63.54%

--------
(1) As of April 22, 1999, there were accrued dividends of $330,636 on the preferred stock, calculated at a rate of $2.24 per share of preferred stock. The dividends will be paid in the form of 5,894 shares of series B preferred stock.

(2) Includes 5,235 shares held by DLJ Capital Corporation, 333,487 shares held by Sprout Capital VIII, L.P., 1,516 shares held by the Sprout CEO Fund, L.P., 20,009 held by Sprout Venture Capital, L.P. and 33,369 shares held DLJ ESC II, L.P. DLJ Capital Corporation is the managing general partner of Sprout Capital VIII, L.P., and the general partner of the Sprout CEO Fund, L.P. and Sprout Venture Capital, L.P. Donaldson, Lufkin & Jenrette, Inc. directly owns all of the capital stock of DLJ Capital Corporation and is the ultimate parent of the manager of DLJ ESC II, L.P., and, as such, may be deemed to beneficially own indirectly all the shares held by DLJ Capital Corporation and DLJ ESC II, L.P. As of March 31, 1999, the Equitable Companies Incorporated beneficially owned directly and indirectly, 71.3% of Donaldson, Lufkin & Jenrette, and, as such, may be deemed to beneficially own indirectly the shares held by DLJ Capital Corporation and DLJ ESC II, L.P.
(3) As disclosed in a Schedule 13D filed on January 8, 1999, Ms. La Porte may be deemed to beneficially own indirectly the shares owned by Sprout Capital VIII, L.P. Ms. La Porte shares voting and investment authority over such shares.

Transcend

   The table below contains information about the following owners of Transcend's common stock on April 22, 1999:

  . Stockholders that own more than five percent of Transcend's common stock

  . Stockholders who are either directors or executive officers of Transcend
    (individually)

  . All Transcend's directors and officers as a group.

   Each percent assumes that, in addition to the 5,922,036 shares actually outstanding on April 22, 1999, any shares under options or warrants owned by the stockholder, but no other stockholder, were also outstanding. No shares of Transcend common stock will be outstanding after the merger.

                                             Shares
                                           Acquirable Total Shares  Percentage
Name and Address of Beneficial    Shares     Within   Beneficially Beneficially
Owner                              Owned    60 Days      Owned        Owned
------------------------------   --------- ---------- ------------ ------------
Advent Group (1)...............  1,281,248        0    1,281,248      21.6%
 75 State Street
 Boston, MA 02109
Baxter Healthcare Corporation      965,181        0      965,181      16.3%
 (2)...........................
 One Baxter Parkway
 Deerfield, IL 60015
Nestle S.A.....................    798,744        0      798,744      13.5%
 900 North Brand Boulevard
 Glendale, CA 91203
Boehringer Ingelheim
 International GmbH............    500,000        0      500,000       8.4%
D-55216 Ingelheim am Rhein
 Germany
The Venture Capital Fund of New
 England III, L.P..............    363,736        0      363,736       6.1%
 160 Federal Street, 23rd Floor
 Boston, MA 02110
DLJ Capital Corporation (3)....    357,197        0      357,197       6.0%
 277 Park Avenue
 New York, NY 10172
Jerry T. Jackson...............     23,000    8,000       31,000        *
Philippe O. Chambon, M.D., Ph.D    357,197        0      357,197       6.0%
 (3)...........................
Frank L. Douglas, M.D., Ph.D...     10,000    8,000       18,000        *
Richard W. Hunt (2)............    965,181        0      965,181      16.3%
William C. Mills III (4).......    363,736        0      363,736       6.1%
Gerard M. Moufflet (1).........  1,281,248        0    1,281,248      21.6%
B. Nicholas Harvey.............     29,575   41,676       71,251       1.2%
All directors and executive
 officers as a group (seven
 persons)......................     62,575   57,676    3,085,669      51.6%

--------
  * Less than 1%
(1) Shares attributed to Advent Group consist of 815,114 shares held by Global Private Equity II Limited Partnership, 328,314 shares held by Rovent II Limited Partnership, 132,216 shares held by Advent Performance Materials Limited Partnership, 3,660 shares held by Advent International Investors II Limited Partnership and 1,944 shares held by two former affiliates of Advent. Mr. Moufflet, a director of Transcend, is Managing Director of Advent International Corporation, which is a general partner of Advent International Investors II Limited Partnership and of Advent International Limited Partnership, the general partner of each of the other members of the Advent group. Mr. Moufflet, who shares voting and investment power over all such shares of Transcend common stock, disclaims beneficial ownership of such shares. Mr. Moufflet's address is the same as that of the Advent group.
(2) Shares attributed to Baxter Healthcare include 698,744 shares held by Clintec International, Inc., a wholly owned subsidiary of Baxter Healthcare Corporation. Mr. Hunt, a director of Transcend and Vice President, Corporate Audit of Baxter International, Inc., the sole stockholder of Baxter, shares voting power over shares of Transcend common stock held by Clintec and Baxter. Mr. Hunt's address is the same as that of Baxter Healthcare Corporation.

(3) Shares attributed to DLJ Capital Corporation consist of 308,365 shares held by Sprout Capital VI, L.P. and 48,832 shares held by DLJ Capital Corporation. DLJ Capital Corporation is the managing general partner of Sprout Capital VI, L.P. Dr. Chambon, a director of Transcend and General Partner of Sprout Group, shares voting and investment power over such shares of Transcend common stock. Mr. Chambon's address is the same as that of DLJ Capital Corporation.
(4) Mr. Mills, a director of Transcend, is a general partner of The Venture Capital Fund of New England III, L.P., and shares voting and investment power over VCFNE's shares of Transcend common stock. Mr. Mills' address is the same as that of VCFNE.

 Change in Control--Voting Agreements and Irrevocable Proxies

   The following stockholders who are affiliated with Transcend have signed voting agreements with KeraVision:

  . Global Private Equity Limited Partnership,

  . Rovent II Limited Partnership,

  . Advent Performance Materials Limited Partnership,

  . Advent International Investors II Limited Partnership,

  . Paal Gisholt,

  . Charles Hsu,

  . DLJ Capital Corporation,

  . Sprout Capital VI, L.P.,

  . Baxter Healthcare Corporation,

  . Clintec International, Inc.,

  . The Venture Capital Fund of New England III, L.P. and

  . Jerry T. Jackson.

   Together, these stockholders own approximately 51 percent of Transcend's outstanding common stock. These shares provide the majority vote needed to approve the merger. The voting agreements require the stockholders to vote in favor of the merger and against any other acquisition transaction, and they apply to any votes by Transcend's stockholders on an acquisition transaction involving Transcend. While the agreements are in effect, the stockholders may not transfer their shares of Transcend common stock. The agreements expire when the merger has been approved.

   The same stockholders have also signed irrevocable proxies that give KeraVision's board of directors the right to vote the stockholders' shares of Transcend common stock whenever an acquisition transaction involving Transcend is presented to Transcend's stockholders for vote. The proxies may not be revoked until voting agreements terminate.

                    DESCRIPTION OF KERAVISION CAPITAL STOCK

   The following description of the material terms of the capital stock of KeraVision is qualified by reference to the amended and restated certificate of incorporation of KeraVision, the certificate of designation of rights, preferences and privileges of series A participating preferred stock, the certificate of designation of rights, preferences and privileges of Keravision series B convertible preferred stock and the Preferred Shares Rights Agreement, dated as of August 18, 1997 (the "Rights Plan"). See "Where You Can Find More Information."

   The authorized capital stock of KeraVision currently consists of 30,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. Each share of KeraVision common stock trades with KeraVision Rights. See "Comparison of Stockholder Rights-- Rights Plan." As of April 22, 1999, there were outstanding 13,084,161 shares of KeraVision common stock, no shares of KeraVision series A preferred stock and 524,820 shares of KeraVision series B preferred stock.

KeraVision Common Stock

   Holders of KeraVision common stock are entitled to receive dividends or distributions that are lawfully declared by the Keravision board, to have notice of any authorized meeting of stockholders, and to one vote for each share of KeraVision common stock on all matters which are properly submitted to a vote of KeraVision stockholders. As a Delaware corporation, KeraVision is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation or other dissolution of KeraVision, holders of KeraVision common stock will have the right to a ratable portion of the assets that remain after the full payment of amounts owed to Keravision's creditors, the payment of all Keravision liabilities and the aggregate liquidation preferences of any outstanding shares of KeraVision preferred stock. The holders of KeraVision common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of KeraVision common stock are, and the shares of KeraVision common stock to be issued in the merger will be, validly issued, fully paid and non-assessable.

KeraVision Preferred Stock

   Keravision's charter authorizes the KeraVision board to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series. The Keravision board is also authorized to set the rights, qualifications, and restrictions on each series of preferred stock.

 Series A Participating Preferred

   In connection with the adoption of the Rights Plan, the KeraVision board has designated 30,000 shares of preferred stock as series A participating preferred stock. The series A preferred shares purchasable upon exercise of the KeraVision Rights will not be redeemable. Each share of series A preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per KeraVision common share. If Keravision is liquidated, the holders of the series A preferred shares will be entitled to a preferential liquidation payment equal to accrued but unpaid dividends plus the greater of $1,000 per share and 1,000 times the aggregate per share amount to be distributed to the holders of KeraVision common stock. Each series A preferred share will have 1,000 votes, voting together with the holders of the KeraVision common stock, except as required by law or the certificate of designation relating to the series A preferred stock. In a merger, consolidation or other transaction in which Keravision common stock is changed or exchanged, each series A preferred share will be entitled to receive 1,000 times the amount received per share of KeraVision common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights of the series A preferred shares, the value of the one one-thousandth interest in a share of series A preferred stock purchasable upon exercise of each KeraVision Right should approximate the value of one share of common stock.

 Series B Redeemable Convertible Preferred Stock

   KeraVision's board of directors designated 662,500 shares of preferred stock as series B redeemable convertible preferred stock. The series B preferred stock is entitled to receive preferential quarterly dividends at the rate of seven percent per annum. These quarterly dividends are payable, at the election of KeraVision, in either cash or additional shares of series B preferred stock. No dividends may be paid to the holders of KeraVision common stock, other than dividends paid in KeraVision common stock, until all accrued but unpaid dividends have been paid to the holders of the series B preferred stock. Each series B preferred share is convertible at the option of the holder into four shares of common stock at $8.00 per share. The series B preferred shares are convertible at KeraVision's option after June 12, 2000 if the price of its common stock exceeds $16.00 per share. The conversion rate is subject to adjustment in the event of circumstances which are described in the certificate of designation relating to the series B preferred shares, including:

  . if the then-current value of the common stock is below $8.00 per share on June 12, 2000;

  . If KeraVision issues additional stock, with limited exceptions such as stock issued in connection with employee stock option plans, stock issued upon the conversion of series B preferred stock and various financing transactions, without consideration or for less than the conversion rate then in effect; and

  . if KeraVision executes a reverse stock split.

The rate of conversion of series B preferred shares to shares of common stock has no maximum limit. As a result, the conversion of the series B preferred shares into common stock may cause the interest of the holders of KeraVision common stock to be diluted. The series B preferred shares are redeemable at the option of the holders after June 12, 2003 for $32.00 per share plus all accrued and unpaid dividends. As of April 22, 1999, there were accrued dividends, in the amount of $330,636, calculated at a rate of $2.24 per share of series B preferred stock, which will be paid in the form of 5,894 shares of series B preferred stock. The preferential nature of the series B preferred shares may impair KeraVision's ability to pay dividends on its common stock in the future.

   Holders of the series B shares are entitled to have notice of any authorized meeting of stockholders. At a meeting of stockholders, holders of the series B preferred stock are entitled to vote together with holders of KeraVision common stock on all matters upon which holders of KeraVision common stock are entitled to vote. Each share of series B preferred stock is entitled to one vote for each share of KeraVision common stock into which a share of series B preferred is convertible. In addition, so long as there are 300,000 shares of series B preferred stock outstanding, the holders of series B preferred shares are entitled to elect one member of the KeraVision board of directors.

              COMPARISON OF CAPITAL STOCK AND RIGHTS OF HOLDERS OF
               KERAVISION COMMON STOCK AND TRANSCEND COMMON STOCK

General

   As a result of the merger, holders of shares of Transcend common stock will own shares of KeraVision common stock. The following is a summary of the material differences between the rights of holders of shares of Transcend common stock and holders of shares of KeraVision common stock.

Election of Directors

   Holders of KeraVision common stock are entitled, voting together with the holders of KeraVision series B preferred stock, to elect members of KeraVision's board. In these elections, each share of common stock will be entitled to one vote and each share of series B preferred stock will be entitled to four votes. In addition, the holders of KeraVision series B stock are entitled to elect one member of the KeraVision board. Holders of Transcend common stock are entitled to elect members of Transcend's board of directors with each share being entitled to one vote.

Removal of Directors

   KeraVision's directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Transcend's directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of Transcend's capital stock entitled to vote.

Amendment of Charter Documents

   KeraVision's charter may be amended in accordance with the Delaware law. KeraVision's by-laws may be adopted, amended or repealed by its stockholders or its board of directors. Transcend's charter may be amended in accordance with Delaware law, except that articles of the Transcend charter related to the number and election of directors, the inability of stockholders to take actions by written consent in lieu of a meeting and special meetings of stockholders cannot be amended or repealed without the consent of two-thirds of the shares of Transcend's capital stock entitled to vote.

Stockholder Rights Plan

   The KeraVision board has adopted a Rights Plan. The Rights Plan is designed to help our board maximize stockholder value in the event of a change of control of KeraVision and otherwise to resist actions that the board considers likely to injure our stockholders. KeraVision believes that the Rights Plan will permit us to develop our business and foster our long-term growth without disruptions caused by the threat of a takeover not deemed by our board to be in our stockholder's best interests. Generally, the Rights Plan will encourage any potential acquirer to negotiate directly with our board. As a result, the Rights Plan may have the effect of deterring third parties from making proposals involving an acquisition or change of control of KeraVision, although such proposals, if made, might be considered desirable and beneficial by a majority of our stockholders. The Rights Plan could have the further anti-takeover effect of making it more difficult for third parties to acquire a majority of our common stock or to cause the replacement of our board of directors.

   In August 1997, the KeraVision board declared a dividend of one preferred share purchase right (a "KeraVision Right") for each outstanding share of common stock. Each KeraVision Right entitles the holder to purchase one one-thousandth of a share of series A preferred stock, at a price of $60.00 per share. The KeraVision Rights are not now exercisable, and may never be exercisable. The KeraVision Rights will expire on the earlier of (1) August 17, 2007, unless extended, or (2) their redemption or exchange as described below. Until a KeraVision Right is exercised, it confers no rights to a stockholder.

   In general, until the KeraVision Rights are exercisable, redeemed or exchanged, each KeraVision Right will trade together with and cannot be separated from the underlying share of common stock on which the right was declared.

   The KeraVision Rights will separate from the common stock if there is a "distribution date." A distribution date would occur on the tenth day after the earlier of (1) a public announcement that someone has obtained the right to acquire beneficial ownership of twenty percent or more of the outstanding shares of KeraVision common stock or (2) the commencement or public announcement of a tender offer that would result in someone acquiring such ownership. If a distribution date occurs, the KeraVision Rights would become exercisable and separately tradable, and KeraVision would issue certificates for the KeraVision Rights as soon as possible. Any Keravision Rights which belong to an acquiring person are null and void.

   KeraVision rights will attach to and be evidenced by each share of KeraVision common stock which is issued prior to a distribution date. Accordingly, the shares of KeraVision common stock issued to Transcend stockholders in the merger will evidence the related KeraVision Rights and certificates representing these shares will contain a notation incorporating the Rights Plan by reference.

   The amount of Series A Preferred stock that the holder of a KeraVision Right is entitled to receive upon exercise of the KeraVision Right and the purchase price payable upon exercise of the KeraVision Right are both subject to adjustment.

   The KeraVision board may redeem the KeraVision Rights in whole, but not in part, at a redemption price of $0.01 per KeraVision Right, at any time before a distribution date. After a distribution date, the KeraVision Rights may be redeemed only in very limited circumstances.

   Transcend does not have a stockholder rights plan.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited KeraVision, Inc.'s consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. These consolidated financial statements have been included in this proxy statement/prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited Transcend Therapeutics, Inc.'s financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 and the period January 1, 1993 (commencement of operations) to December 31, 1998. These financial statements have been included in this proxy statement/prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on their authority as experts in accounting and auditing.

   EVEREN Securities, Inc. has delivered an opinion to Transcend's board, dated December 22, 1998, that the consideration to be paid to Transcend's stockholders in the merger is fair from a financial point of view.

                                 LEGAL MATTERS

   The validity of the KeraVision common stock issuable pursuant to the merger and other legal matters relating to the issuance will be passed upon for KeraVision by Latham & Watkins, Menlo Park, California. Hale and Dorr LLP is acting as counsel for Transcend in connection with legal matters relating to the merger and the transactions related to the merger. As of the date of this proxy statement/prospectus, attorneys of Latham & Watkins beneficially own an aggregate of 12,687 shares of KeraVision common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   KeraVision and Transcend are subject to the informational requirements of the Exchange Act and file periodic reports, registration statements and other information with the Commission. You may inspect and copy any document filed with the Commission by KeraVision or Transcend, including the registration statement on Form S-4 and exhibits, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies from the Public Reference Section of the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission also maintains a website at http://www.sec.gov which contains our reports, registration statements and information statements and other information.

   KeraVision has filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to its offering of common stock. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement on Form S-4. You will find additional information about KeraVision and the KeraVision common stock in the registration statement on Form S-4. You should read the documents which are filed as exhibits to the registration statement or otherwise filed by us with the Commission.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

   KeraVision and Transcend believe that some of the statements contained in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. These include statements contained under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

  . statements before, after or including the words "may," "will," "could,"
    "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate," or "continue" or the negative or other variations of these words; and

  . other statements about matters that are not historical facts.

   Neither KeraVision nor Transcend may be able to achieve future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

KeraVision Inc.

Consolidated Balance Sheets as of December 31, 1998 and 1997..............   F-2
Consolidated Statements of Operations for the years ended December 31,
 1998, 1997 and 1996......................................................   F-3
Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Equity.....................................................   F-4
Consolidated Statements of Cash Flows--years ended December 31, 1998, 1997
 and 1996.................................................................   F-5
Notes to Consolidated Financial Statements................................   F-6
Report of Independent Auditors............................................  F-16

Transcend Therapeutics, Inc. (A Company in the Development Stage)

Balance Sheets as of December 31, 1998 and 1997...........................  F-17

Statements of Operations for the years ended December 31, 1998, 1997 and
 1996 and the period from January 1, 1993 (Commencement of Operations) to
 December 31, 1998........................................................  F-18

Statements of Redeemable Preferred Stock and Stockholder's Equity for the
 period from January 1, 1993 (Commencement of Operations) to December 31,
 1998.....................................................................  F-19

Statements of Cash Flows for the years ended December 31, 1998, 1997 and
 1996 and the period from January 1, 1993 (Commencement of Operations) to
 December 31, 1998........................................................  F-23

Notes to Financial Statements.............................................  F-24

Report of Independent Auditors............................................  F-32

                                KERAVISION, INC.

                          Consolidated Balance Sheets
               (in thousands, except share and per share amounts)

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
Assets
Current assets:
  Cash and cash equivalents................................ $  1,449  $  2,574
  Available-for-sale investments...........................    6,279    11,539
  Prepaid expenses and other current assets................    1,508     1,265
                                                            --------  --------
Total current assets.......................................    9,236    15,378
Property and equipment, at cost:
  Manufacturing and laboratory equipment...................    3,709     3,298
  Office furniture and fixtures............................      597       586
  Leasehold improvements...................................      636       383
                                                            --------  --------
                                                               4,942     4,267
Accumulated depreciation and amortization..................   (3,102)   (2,398)
                                                            --------  --------
  Net property and equipment...............................    1,840     1,869
Other assets...............................................      108        98
                                                            --------  --------
Total assets............................................... $ 11,184  $ 17,345
                                                            ========  ========
Liabilities and stockholders' equity (net capital
 deficiency)
Current liabilities:
  Accounts payable......................................... $  1,742  $  1,089
  Accrued payroll and related expenses.....................      581       489
  Accrued clinical trial costs.............................    1,282     1,211
  Other accrued liabilities................................      204       414
  Current portion of capital lease obligations.............      512       355
                                                            --------  --------
Total current liabilities..................................    4,321     3,558
Capital lease obligations..................................      821       850
Redeemable convertible series B preferred stock, no par
 value:
  Authorized shares--662,500;
  Issued and outstanding shares--562,500 at December 31,
   1998, aggregate liquidation preference of $20,520,000...   17,489       --
Commitments and contingencies
Stockholders' equity (net capital deficiency):
  Preferred stock, par value $.001, 2,000,000 shares
   authorized, none issued and outstanding.................      --        --
  Common stock, par value $.001, 30,000,000 shares
   authorized,
   12,776,920 and 12,593,646 shares issued and outstanding
   in
   1998 and 1997, respectively.............................       13        13
  Additional paid-in capital...............................   80,162    76,540
  Deferred compensation....................................      (30)     (179)
  Accumulated other comprehensive income...................      109        44
  Accumulated deficit......................................  (90,092)  (62,678)
  Notes receivable from stockholders.......................   (1,609)     (803)
                                                            --------  --------
Total stockholders' equity (net capital deficiency)........  (11,447)   12,937
                                                            --------  --------
Total liabilities and stockholders' equity (net capital
 deficiency)............................................... $ 11,184  $ 17,345
                                                            ========  ========

                            See accompanying notes.

                                KERAVISION, INC.

                     Consolidated Statements of Operations
                     (in thousands, except per share data)

                                                         Year Ended
                                                        December 31,
                                                 ----------------------------
                                                   1998      1997      1996
                                                 --------  --------  --------
Net sales....................................... $    835  $    355  $    137
Costs and expenses:
 Cost of sales and manufacturing expenses.......    4,386     3,701       319
 Research and development.......................   11,356    10,774    10,888
 Selling, general and administrative............    9,693     6,405     3,930
                                                 --------  --------  --------
Total costs and expenses........................   25,435    20,880    15,137
                                                 --------  --------  --------
Operating loss..................................  (24,600)  (20,525)  (15,000)
Interest income, net............................      563     1,129     2,121
                                                 --------  --------  --------
Net loss........................................ $(24,037) $(19,396) $(12,879)
                                                 --------  --------  --------
Preferred stock dividend requirements:
 Redeemable convertible series B................     (846)      --        --
 Deemed dividend (Note 5).......................   (2,531)      --        --
                                                 --------  --------  --------
Net loss applicable to common stockholders...... $(27,414) $(19,396) $(12,879)
                                                 ========  ========  ========
Basic and diluted net loss per share applicable
 to common stockholders......................... $  (2.16) $  (1.55) $  (1.04)
Shares used in calculation of net loss per
 share..........................................   12,686    12,528    12,342


                            See accompanying notes.

                               KERAVISION, INC.
     Consolidated Statements of Redeemable Convertible Preferred Stock and
                 Stockholders' Equity (Net Capital Deficiency)
              (In thousands, except share and per share amounts)

                  Redeemable Convertible                                                           Accumulated
                      Preferred Stock       Common Stock    Additional                                Other
                  ----------------------- -----------------  Paid-In     Deferred   Comprehensive Comprehensive Accumulated
                    Shares      Amount      Shares   Amount  Capital   Compensation Income/(loss)    Income       Deficit
                  ----------- ----------- ---------- ------ ---------- ------------ ------------- ------------- -----------
Balance at
December 31,
1995............                          12,262,845  $12    $75,710      $ (477)      $   --         $--        $ (30,403)
Issuance of
common stock
upon exercise of
options.........                             181,957  --         404         --            --          --              --
Amortization of
deferred
compensation....                                 --   --         --          149           --          --              --
Forgiveness of
notes receivable
from
stockholders,
net of accrued
interest........                                 --   --         --          --            --          --              --
Comprehensive
income:
Net loss........                                 --   --         --          --        (12,879)        --          (12,879)
                                                                                       -------
Other
comprehensive
income, net of
tax:
Unrealized gain
on available-
for-sale
securities, net
of
reclassification
adjustments.....                                 --   --         --          --             18         --              --
Foreign currency
translation
adjustments.....                                 --   --         --          --            (1)         --              --
                                                                                       -------
Other
comprehensive
income..........                                 --   --         --          --             17          17             --
                                                                                       -------
Comprehensive
income (loss)...                                 --   --         --          --        (12,862)                        --
                                                                                       -------
Balance at
December 31,
1996                      --          --  12,444,802   12     76,114        (328)                       17         (43,282)
Issuance of
common stock
upon exercise of
options.........                             148,844    1        426         --            --          --              --
Amortization of
deferred
compensation....                                 --   --         --          149           --          --              --
Accrued interest
on notes
receivable from
stockholders....                                 --   --         --          --            --          --              --
Comprehensive
income:
Net loss........                                 --   --         --          --        (19,396)        --          (19,396)
                                                                                       -------
Other
comprehensive
income, net of
tax:
Unrealized gain
on available-
for-sale
securities, net
of
reclassification
adjustments.....                                 --   --         --          --             26         --              --
Foreign currency
translation
adjustments.....                                 --   --         --          --              1         --              --
                                                                                       -------
Other
comprehensive
income..........                                 --   --         --          --             27          27             --
                                                                                       -------
Comprehensive
income (loss)...                                 --   --         --          --        (19,369)        --              --
                                                                                       -------
Balance at
December 31,
1997............          --          --  12,593,646   13     76,540        (179)          --           44         (62,678)
Issuance of
common stock
upon exercise of
options.........                             183,274  --         598         --            --          --              --
Issuance of
Redeemable
Convertible
Series B
preferred stock,
net of issuance
costs...........      562,500 $    14,112        --   --       2,531         --            --          --              --
Accretion of
dividends on
preferred
stock...........                      150        --   --         --          --            --          --             (150)
Dividends on
preferred stock
to be
distributed.....                      696        --   --         --          --            --          --             (696)
Dividends on
Series B
Preferred Stock
issuance related
to deemed
dividend (Note
5)..............                    2,531        --   --         --          --            --          --           (2,531)
Amortization of
deferred
compensation....                                 --   --         --          149           --          --              --
Issuance of
stockholder
notes...........                                 --   --         --          --            --          --              --
Forgiveness of
notes receivable
from
stockholders,
net of accrued
interest........                                 --   --         --          --            --          --              --
Accrued interest
on notes
receivable from
stockholders....                                 --   --         --          --            --          --              --
Compensation
expense related
to employee
stock activity..                                 --   --         493         --            --          --              --
Comprehensive
income:
Net loss........                                 --   --         --          --        (24,037)        --          (24,037)
                                                                                       -------
Other
comprehensive
income, net of
tax:
Unrealized gain
on available-
for-sale
securities, net
of
reclassification
adjustments.....                                 --   --         --          --            (42)        --              --
Foreign currency
translation
adjustments.....                                 --   --         --          --            107         --              --
                                                                                       -------
Other
comprehensive
income..........                                 --   --         --          --             65          65             --
                                                                                       -------
Comprehensive
income (loss)...                                 --   --         --          --        (23,972)        --              --
                                                                                       -------
Balance at
December 31,
1998............      562,500      17,489 12,776,920   13     80,162         (30)                      109         (90,092)
                     Notes
                   Receivable      Total
                      From     Stockholders'
                  Stockholders    Equity
                  ------------ -------------
Balance at
December 31,
1995............     $ (807)      $44,035
Issuance of
common stock
upon exercise of
options.........        --            404
Amortization of
deferred
compensation....        --            149
Forgiveness of
notes receivable
from
stockholders,
net of accrued
interest........         39            39
Comprehensive
income:
Net loss........        --        (12,879)
Other
comprehensive
income, net of
tax:
Unrealized gain
on available-
for-sale
securities, net
of
reclassification
adjustments.....        --             18
Foreign currency
translation
adjustments.....        --            (1)
Other
comprehensive
income..........        --            --
Comprehensive
income (loss)...        --            --
Balance at
December 31,
1996                   (768)       31,765
Issuance of
common stock
upon exercise of
options.........        --            427
Amortization of
deferred
compensation....        --            149
Accrued interest
on notes
receivable from
stockholders....        (35)          (35)
Comprehensive
income:
Net loss........        --        (19,396)
Other
comprehensive
income, net of
tax:
Unrealized gain
on available-
for-sale
securities, net
of
reclassification
adjustments.....        --             26
Foreign currency
translation
adjustments.....        --              1
Other
comprehensive
income..........        --            --
Comprehensive
income (loss)...        --            --
Balance at
December 31,
1997............       (803)       12,937
Issuance of
common stock
upon exercise of
options.........        --            598
Issuance of
Redeemable
Convertible
Series B
preferred stock,
net of issuance
costs...........        --          2,531
Accretion of
dividends on
preferred
stock...........        --           (150)
Dividends on
preferred stock
to be
distributed.....        --           (696)
Dividends on
Series B
Preferred Stock
issuance related
to deemed
dividend (Note
5)..............        --         (2,531)
Amortization of
deferred
compensation....        --            149
Issuance of
stockholder
notes...........       (776)         (776)
Forgiveness of
notes receivable
from
stockholders,
net of accrued
interest........         46            46
Accrued interest
on notes
receivable from
stockholders....        (76)          (76)
Compensation
expense related
to employee
stock activity..        --            493
Comprehensive
income:
Net loss........        --        (24,037)
Other
comprehensive
income, net of
tax:
Unrealized gain
on available-
for-sale
securities, net
of
reclassification
adjustments.....        --            (42)
Foreign currency
translation
adjustments.....        --            107
Other
comprehensive
income..........        --            --
Comprehensive
income (loss)...        --            --
Balance at
December 31,
1998............     (1,609)      (11,447)

                            See accompanying notes.

                                KERAVISION, INC.

                     Consolidated Statements Of Cash Flows
                     Decrease in cash and cash equivalents
                                 (in thousands)

                                                           Year Ended
                                                          December 31,
                                                   ----------------------------
                                                     1998      1997      1996
                                                   --------  --------  --------
Cash flows from operating activities:
 Net loss........................................  $(24,037) $(19,396) $(12,879)
 Adjustments to reconcile net loss to net cash
  used in operating
  activities:
  Depreciation and amortization..................       704       652       448
  Issuance of stockholders' notes receivable.....      (776)      --        --
  Interest receivable on stockholders' notes.....       (76)      (35)      (41)
  Expenses related to employee stock activity,
   including amortization of deferred
   compensation..................................       688       149       229
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets....      (115)       32    (1,025)
    Accounts payable.............................       653       116       528
    Other accrued liabilities....................       (47)      504       391
                                                   --------  --------  --------
   Net cash used in operating activities.........   (23,006)  (17,978)  (12,349)
                                                   --------  --------  --------
Cash flows from investing activities:
 Purchases of available-for-sale investments.....   (22,214)  (20,620)  (40,402)
 Sales of available-for-sale investments.........    25,210    11,408    10,790
 Maturities of available-for-sale investments....     2,201    21,474     5,855
 Capital expenditures............................      (675)     (545)   (1,550)
 Other assets....................................       (10)       49       (77)
                                                   --------  --------  --------
   Net cash provided by (used in) investing
    activities...................................     4,512    11,766   (25,384)
                                                   --------  --------  --------
Cash flows from financing activities:
 Principal payments under capital lease
  obligations....................................      (480)     (427)     (156)
 Proceeds from sales-leaseback of capital
  equipment......................................       608       495     1,073
 Proceeds from issuance of equity securities, net
  of repurchases.................................       598       427       404
 Proceeds from issuance of redeemable convertible
  Series B
  preferred stock, net of issuance costs.........    16,643       --        --
                                                   --------  --------  --------
    Net cash provided by financing activities....    17,369       495     1,321
                                                   --------  --------  --------
Net decrease in cash and cash equivalents........    (1,125)   (5,717)  (36,412)
Cash and cash equivalents at the beginning of the
 year............................................     2,574     8,291    44,703
                                                   --------  --------  --------
Cash and cash equivalents at the end of the
 year............................................  $  1,449  $  2,574  $  8,291
                                                   ========  ========  ========
Supplemental disclosure of non-cash financing
 activities:
Accrued and deemed dividends related to preferred
 stock...........................................  $  3,227  $    --   $    --
Accretion related to preferred stock.............  $    150  $    --   $    --
Supplemental disclosures of cash flow information
Cash paid for interest...........................  $    123  $    140  $     25
                                                   ========  ========  ========

                            See accompanying notes.

                                KERAVISION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

   KeraVision, Inc. ("KeraVision" or the "Company") was incorporated on November 6, 1986 in the State of California and reincorporated in the State of Delaware on July 25, 1995. On August 2, 1995, the Company completed its initial public offering ("IPO") by issuing 3,600,000 shares of common stock in exchange for net proceeds of $44.4 million.

   The Company was founded to develop and commercialize proprietary medical products for the treatment of common vision problems. On December 23, 1986, the Company acquired certain equipment and patent rights from Kera Associates, a partnership, in exchange for 425,000 shares of the Company's common stock issued to the former partners of Kera Associates. The assets were recorded at the predecessor's cost basis. As part of the transaction with Kera Associates, the Company acquired the exclusive license, existing between Kera Associates and an outside third party, to develop and market the licensor's "proprietary rights," as defined, relating to the development of certain instruments used in the insertion of KeraVision Intacs, the Company's initial potential product. The term of the license agreement will continue until the expiration of the last expiring patent then existing or developed thereafter by the licensor relating to the proprietary rights. Royalties are payable based upon sales of KeraVision Intacs or the instruments.

Management's Plans and Financing

   The Company's financial statements are prepared and presented on a basis assuming it continues as a going concern. At December 31, 1998, the Company had an accumulated deficit of $90.0 million and incurred a net loss of $24.0 million as of and for the year ended December 31, 1998, respectively.

   On December 23, 1998 the Company announced that it had entered into a definitive merger agreement to acquire Transcend Therapeutics, Inc. (Nasdaq:
TSND) and its anticipated net cash balance of about $8 million (see Note 8-Acquisitions). In March 1999, the Company entered into a senior term loan agreement providing for borrowings of $5,000,000, which were advanced on March 25, 1999. See Note 9--Subsequent Events.

   Management's planned expenditures for 1999 exceed current cash, cash equivalents and available-for-sale investments and the funds to be received from the Transcend acquisition the Senior Term Loan. The Company will need to obtain additional funds to continue its research and development activities, fund operating expenses and pursue regulatory approvals for its products under development. Management believes that sufficient funds will be available from additional investors to support planned operations through December 1999. The Company intends to raise additional funds through the sale of its equity securities and/or debt financing. The Company may also enter into collaborative arrangements with corporate partners that could provide the Company with additional funding in the form of equity, debt or license fees in exchange for the Company's rights with respect to certain markets or technology. There can be no assurance that the Company will be able to raise any additional funds or enter into any such collaborative arrangements on terms favorable to the Company, or at all. If the Company is unable to obtain the necessary additional capital, significant reductions in spending and the delay or cancellation of planned activities or more substantial restructuring options may be necessary. In such event, the Company intends to implement expense reduction plans in a timely manner to enable the Company to manage operating cash requirements through December 31, 1999. These actions would have material adverse effects on the Company's business results of operations and prospects.

Comprehensive Income

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS
130). FAS 130 establishes standards for the

                                KERAVISION, INC.

reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company adopted FAS 130 in 1998. The impact to the Company as a result of the adoption of FAS 130 was immaterial as there was no significant difference between the Company's net loss reported and the comprehensive net loss under FAS 130 for the periods presented.

Segment Information

   The Company operates in one business segment, which is the development, production and marketing of medical products for the treatment of common vision problems. The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components or geographical information.

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

Concentration of Credit Risk and Other Risks

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivables. The Company was founded to develop and commercialize proprietary medical products for the treatment of common vision problems. The Company generally does not require collateral. The Company maintains allowances for credit losses, and such losses have been within management's expectations.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company continually reviews long-lived assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminuation in value is determined.

Depreciation and Amortization

   Depreciation is provided on a straight-line basis over assets' estimated useful lives of three to five years. Assets acquired under capital leases are amortized on a straight-line basis over the lesser of the assets' useful life or the term of the lease.

Cash, Cash Equivalents, and Available-for-Sale Investments

   The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. All other liquid investments are classified as available-for-sale and consist

                                KERAVISION, INC.

primarily of short-term investment grade securities, all of which mature within the next twelve months. The Company is exposed to credit risk in the event of default by the financial institutions or issuers of investments only to the extent recorded on the balance sheet. At December 31, 1998 and 1997, the Company's liquid assets were composed of deposits with banks and investments in U.S. Government securities, corporate debt securities, certificates of deposits, auction market preferred stocks and money market funds. Investments include reverse repurchase agreements with major financial institutions. Due to the short-term nature of the reverse repurchase agreements, the Company generally does not take possession of the underlying securities.

   Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1998 and 1997, all debt and equity securities are designated as available-for-sale. Available-for-sale securities are carried at fair value as determined by reference to quoted market prices, with the unrealized gains and losses reported in stockholders' equity (deficit). The amortized cost of debt securities in this category is adjusted for the amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

Revenue Recognition

   The Company recognizes revenues from product sales upon shipment. The Company provides allowances for estimated bad debts and sales returns, which have not been material to date. Customers do not have significant return privileges. Product sales in 1997 were composed principally of sales to the European market through the Company's French sales office and German Distributor. In 1998, approximately 51% of the Company's sales were generated from its limited product launch into the Canadian market, and the balance of the sales were in Europe.

Net Loss Per Share

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Due to the Company's net loss in all periods presented, net loss per share includes only weighted average shares outstanding. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the FAS 128 requirements.

Advertising Expenses

   The cost of advertising is recorded as an expense when incurred. Advertising costs for the years ended December 31, 1998 were $1.7 million. Advertising expenses for the years ended December 31, 1997, and 1996 were immaterial.

Accounting for Employee Stock Options

   The Company accounts for stock-based compensation issued to employees and directors, including outside directors, using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). No grants were made to outside directors subsequent to December 15, 1998. The Company's policy is to grant options with an exercise price equal to the

                                KERAVISION, INC.

fair market value of the Company's common stock on the date of the grant. Accordingly, no compensation cost, other than the compensation discussed in
Note 6, has been recognized in the Company's statements of operations. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) (see Note 6).

Income Taxes

   Income taxes are calculated under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the liability method is used in accounting for income taxes, which includes the effects of temporary differences between financial and taxable amounts of assets and liabilities.

2. Investments

   At December 31, 1998, the Company's investments were composed of the following (in thousands):

                                                             Gross    Estimated
                                                           Unrealized   Fair
                                                     Cost    Gains      Value
                                                    ------ ---------- ---------
   Money market instrument                          $  215   $ --      $  215
   Certificate of deposit..........................    165     --         165
   Auction rate preferred..........................  1,875     --       1,875
   Corporate debt securities.......................  4,859       2      4,861
                                                    ------   -----     ------
   Available-for-sale investment...................  7,114       2      7,116
   Included in cash & cash equivalents.............    837     --         837
                                                    ------   -----     ------
   Included in available for sale investments...... $6,277   $   2     $6,279
                                                    ======   =====     ======

   The $7,116,000 included in available-for-sale investments matures in less than one year. During 1998, 1997 and 1996 there were no gross realized gains or losses.

   At December 31, 1997, the Company's investments were composed of the following (in thousands):

                                                            Gross    Estimated
                                                          Unrealized   Fair
                                                  Cost      Gains      Value
                                                 -------  ---------- ---------
   Money market instrument...................... $ 2,574    $ --      $ 2,574
   Certificate of deposit.......................     659      --          659
   U.S Treasury Bills & other governmental
    agency obligations..........................   3,003      --        3,003
   Corporate debt securities....................   7,835       42       7,877
                                                 -------    -----     -------
                                                  14,071       42      14,113
   Included in cash & cash equivalents..........  (2,574)              (2,574)
                                                 -------    -----     -------
   Included in available for sale investments... $11,497    $  42     $11,539
                                                 =======    =====     =======

   The $11,539,000 included in available-for-sale investments matures in less than one year.

                                KERAVISION, INC.

3. Capital Lease Obligations

   The Company leases certain office and manufacturing equipment under capitalized leases which expire in 2002. The total future minimum lease payments under capital leases as of December 31, 1998 are as follows (in thousands):

       Years ended December 31:
       1999                                                              $  646
       2000.............................................................    563
       2001.............................................................    233
       2002.............................................................    150
                                                                         ------
       Total minimum lease payments.....................................  1,592
       Amounts representing interest....................................   (259)
                                                                         ------
       Present value of minimum lease payments..........................  1,333
       Less current portion.............................................   (512)
                                                                         ------
       Noncurrent portion............................................... $  821
                                                                         ======

   The cost of assets under capital leases at December 31, 1998 and 1997 were $2,552,000 and $1,987,000 with related accumulated amortization amounting to $1,293,000 and $851,000, respectively.

4. Commitments and Contingencies

Leases

   The Company rents office facilities under operating lease agreements which expire at various dates through 1999. The facility lease agreement provides for an option for the Company to extend the lease for an additional five years. Aggregate annual rental commitments under noncancelable operating leases as of December 31, 1998 are as follows (in thousands):

       1999............................................................... $261
       2000...............................................................  --
                                                                           ----
       Total minimum lease payments....................................... $261
                                                                           ====

Legal Matters

   The Company is involved in a claim arising in the ordinary course of business. The Company believes this matter will be resolved without material adverse effect on the Company's financial position, results of operations or cash flows.

5. Redeemable Convertible Preferred Stock

   On June 12, 1998, the Company issued 562,500 shares of the Company's series B redeemable convertible preferred stock (the "Series B Shares") at $32.00 per share. The series B shares are entitled to receive quarterly dividends at the rate of seven percent (7%) per annum, payable, at the election of the Company, in either cash or additional series B shares, as described in the Certificate of Designation of Rights, Preferences and Privileges of series B convertible preferred stock (the "Certificate of Designation"). Each series B share is immediately convertible, at the option of the holders, into four shares of common stock at $8.00 per share. The series B shares are convertible at the Company's option, at the applicable conversion rate which is currently

                                KERAVISION, INC.

$8.00 per share, after two years if the price of the Company's common stock exceeds $16.00 per share. The conversion rate is subject to adjustment in the event of certain circumstances described in the Certificate of Designation, including if the then-current value of the common stock is below $8.00 per share on June 12, 2000. The series B shares are redeemable, at $32 per share, at the option of the holders after five (5) years. The cumulative quarterly dividends as of December 31, 1998 were approximately $696,000. For the year ended December 31, 1998, preferred dividends of $696,000, accretion of $150,000 and the deemed dividends, representing the difference, at the date of issuance, between the market value of the Company's common stock of $9.125 at June 12, 1998 and the conversion price of the Company's series B convertible preferred stock of $2.5 million are added to the net loss to arrive at net loss applicable to common stockholders. The difference between the carrying value of the preferred stock and the aggregate redemption value is being accreted as preferred stock dividends over the five year redemption period.

   Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the series B convertible preferred stock unless, prior thereto, the holders of shares of series B convertible preferred stock have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to $32 per share and in the event such payment is made on or before June 12, 2000, an amount equal to $4.48 per share, less (i) the accrued dividends and (ii) dividends previously paid. Preferred stockholders are additionally entitled to any dividends distributed to common stockholders.

6. Stockholders' Equity

Stock Options

   In June 1995, the Company adopted the 1995 Stock Plan (the "1995 Plan") and the 1995 Directors' Option Plan (the "Directors' Plan"). A total of 800,000 and 150,000 shares were reserved for issuance under the 1995 Plan and the Directors' Plan, respectively. Options outstanding under the Company's 1987 Stock Plan continue to be governed by such Plan. Common stock options may be granted to employees, consultants and directors. Options granted under the 1995 Plan may be either incentive stock options or nonstatutory stock options, determined at the compensation committees' discretion. Options granted under the Directors' Plan must be nonstatutory options. In August 1997, the Company adopted the 1997 Stock Plan (the "1997 Plan"). A total of 300,000 shares were reserved for issuance under the 1997 Plan. Options granted under the 1997 Plan must be nonstatutory stock options. Options are generally granted at an exercise price (as determined by the compensation committee) equal to an amount of not less than the fair value per share on the date of and become exercisable pursuant to the applicable terms of the grant. The term of any option shall not be greater than ten years from the date of grant.

   In October 1998, the board of directors authorized the Company to offer all employees the opportunity to cancel certain previously granted options in exchange for new options with four year vesting and fair market value prices of $5.938. The repriced options may not be exercised prior to October 28, 1999. In connection with this offer, options to purchase 410,977 shares of common stock with a weighted-average price of $11.72 were exchanged for 328,781 new options.

                                KERAVISION, INC.

  Information relative to stock option activity under all plans is as follows:

                                                     Outstanding Options
                                               --------------------------------
                                                          Weighted-
                                                           Average   Aggregate
                                    Available   Number    Exercise   Exercise
                                    for Grant  of Shares    Price      Price
                                    ---------  ---------  --------- -----------
Balance at December 31, 1995.......  876,500     806,770     4.76     3,844,095
  Granted.......................... (463,500)    463,500    13.85     6,421,700
  Canceled.........................   38,376     (72,996)    9.93      (724,720)
  Exercised........................      --     (166,045)    1.43      (237,553)
                                    --------   ---------            -----------
Balance at December 31, 1996.......  451,376   1,031,229     9.02     9,303,522
  Authorized.......................  300,000         --       --            --
  Granted.......................... (515,342)    515,342     7.86     4,049,417
  Canceled.........................   56,116     (59,411)   12.45      (739,954)
  Exercised........................      --     (123,555)    2.13      (263,559)
                                    --------   ---------            -----------
Balance at December 31, 1997.......  292,150   1,363,605     9.06    12,349,426
  Authorized.......................  590,000         --       --            --
  Granted, including 328,781
   repriced options................ (892,131)    949,731     6.14     5,859,373
  Canceled.........................  601,164    (679,204)   11.36    (7,712,820)
  Exercised........................      --     (152,556)    2.72      (415,491)
                                    --------   ---------            -----------
Balance at December 31, 1998.......  591,183   1,481,576   $ 6.80   $10,080,488
                                    ========   =========            ===========

   Options generally vest over a period of four years, up to a maximum of 5.5 years. Certain options granted in 1995 and 1997 have accelerated vesting positions. At December 31, 1998 and 1997, approximately 284,926 and 514,656, respectively, of the outstanding options were exercisable.

   The following table summarizes information about options outstanding at December 31, 1998:

              Options Outstanding                      Options Exercisable
---------------------------------------------------   -----------------------
                              Weighted
                 Number        Average     Weighted     Number      Weighted
  Range of     Outstanding    Remaining    Average    Exercisable   Average
  Exercise         at        Contractual   Exercise       at        Exercise
   Prices       12/31/98        Life        Price      12/31/98      Price
------------   -----------   -----------   --------   -----------   --------
$1.875-5.438      492,089       8.19        $ 4.77      107,070      $ 3.82
   5.75-6.25      374,981       8.49          5.97        3,411        5.96
  7.125-8.75      440,169       7.05          7.74      131,645        8.25
 9.125-15.50      174,337       8.78         11.97       42,800       13.01
                ---------                               -------
$1.875-15.50    1,481,576       8.00        $ 6.80      284,926      $ 7.27
                =========                               =======

                                KERAVISION, INC.

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Accordingly, no compensation cost has been recognized for stock options granted in 1998, 1997 and 1996 with exercise prices equal to the fair value of the Company's common stock on the date of grant. Had compensation cost for the Company's stock option plans and employee stock purchase plan described below been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of FAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                     1998      1997      1996
                                                   --------  --------  --------
   Net loss applicable to common stockholders--as
    reported
    (in thousands)...............................  $(27,414) $(19,396) $(12,879)
   Net loss applicable to common stockholders--
    pro forma
    (in thousands)...............................  $(28,947) $(21,414) $(14,227)
   Basic and diluted net loss per share--as
    reported.....................................  $  (2.16) $  (1.55) $  (1.04)
   Basic and diluted net loss per share--pro
    forma........................................  $  (2.28) $  (1.71) $  (1.15)

   Due to FAS No. 123 being applicable only to options granted subsequent to December 31, 1994, its pro forma effect was not fully reflected until 1998.

   The weighted average fair value of each option granted in 1998, 1997 and 1996 is $2.87, $6.31 and $8.27 respectively, estimated using the Black-Scholes Multiple option-pricing model with the following weighted-average assumptions:

                                                            1998   1997   1996
                                                            -----  -----  -----
   Expected volatility..................................... .8669  .8068  .5318
   Risk-free interest rate.................................  5.02%  6.06%  6.04%
   Weighted-average expected life..........................  4.60   4.53   4.46
   Dividend yield..........................................    --     --     --

Deferred and Other Compensation

   For certain options granted prior to December 31, 1995, the Company recognized as deferred compensation the excess of the deemed value for financial reporting purposes of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. Deferred compensation of $597,000 recorded in 1995 is being amortized ratably over the vesting period of such options. In connection with the modification of certain employee stock arrangements and the forgiveness of employee notes receivable, the Company recorded compensation expense of $539,000 in 1998.

Stock Purchase Plan

   In June 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 200,000 shares for issuance. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the applicable offering period. Employees purchased 30,718 and 25,289 shares in 1998 and 1997, respectively.

   Under the Company's predecessor plan (the "1987 Purchase Plan"), the Company sold 217,193, 105,533, and 346,302 shares of common stock at $1.875, $0.375, and $0.625 per share, respectively, to employees in exchange for notes that bear interest at 3.7% to 7.4% and are payable at various dates in 1999, 2000 and 2001.

                                KERAVISION, INC.

The Company has the option to repurchase unvested shares, upon termination of employment, at the original issuance price per share. Shares vest over a period of four years. At December 31, 1998, there were no shares of common stock subject to repurchase.

Common Stock Reserved for Issuance

   The Company has reserved shares of common stock for the following at December 31, 1998:

   Exercises under the 1987 Stock Option Plan........................   242,558
   Purchases under the 1995 Employee Stock Purchase Plan.............   128,080
   Exercises under the 1995 Stock Option Plan........................ 1,283,720
   Exercises under the 1995 Directors Option Plan....................   150,000
   Exercises under the 1997 Stock Option Plan........................   396,461
   Conversion of Redeemable Convertible Series B preferred stock..... 2,650,000
   Conversion of undesignated preferred stock........................ 2,000,000
                                                                      ---------
                                                                      6,850,819
                                                                      =========

Stockholder Rights Plan

   On August 18, 1997, the Company's board of directors adopted a Stockholders' Rights Plan (the "Rights Plan"). In conjunction with the Rights Plan, the board of directors declared a dividend of one right ("Right") to purchase one one-hundredth of a share of preferred stock on each share of common stock. Under the terms of the Rights Plan, the Rights become exercisable only if a person or group acquires 20% or more of the Company's common stock or announces a tender offer that would result in ownership by a person or group of 20% or more of the Company's common stock, subject to certain exceptions. Each Right has an exercise price of $60.00 and, in certain circumstances, may become exercisable or exchangeable for consideration. Each Right, following the time the Rights become exercisable, may be redeemed for $0.01 at the option of the board of directors.

7. Income Taxes

   Due to the Company's loss position, there was no provision for income taxes for the years ended December 31, 1998, 1997 and 1996.

   A reconciliation of the income tax provision at the U.S. federal statutory rate (34%) to the provision for income tax at the effective tax rate is as follows:

                                                     Years Ended December
                                                              31,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------
                                                        (In Thousands)
Income tax benefit computed at the federal
 statutory rate.................................... $(8,173) $(6,595) $(4,379)
Operating losses not utilized......................   8,173    6,595    4,379
                                                    -------  -------  -------
                                                    $   --   $   --   $   --
                                                    =======  =======  =======

   As of December 31, 1998, the Company has federal, state and French net operating loss carryforwards of approximately $66.3 million, $16.9 million and $3.7 million, respectively, that will expire in fiscal years 1999 through 2018, if not utilized. The Company also has federal and state research and experimentation credit carryforwards of approximately $1.3 million and $1.0 million, respectively, that will expire in fiscal years 2002 through 2018, if not utilized.

                                KERAVISION, INC.

   Utilization of the net operating loss and credit carryforwards may be subject to an annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state tax provisions.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                               December 31,
                                                             ------------------
                                                               1997      1997
                                                             --------  --------
                                                              (In Thousands)
Deferred tax assets:
Net operating loss carryforwards............................ $ 25,109  $ 15,186
Capitalized research costs..................................    7,556     8,772
Research credit carryforwards...............................    1,901     1,535
Other.......................................................      368       506
                                                             --------  --------
Total deferred tax assets...................................   34,934    25,999
Valuation allowance.........................................  (34,934)  (25,999)
                                                             --------  --------
Net deferred tax assets..................................... $    --   $    --
                                                             ========  ========

   The deferred tax asset valuation allowance increased $8,935,000, $8,048,000 and $5,108,000 in 1998, 1997 and 1996, respectively.

8. Pending Acquisitions

   On December 23, 1998 the Company announced that it had entered into a definitive merger agreement to acquire Transcend Therapeutics, Inc. (Nasdaq:
TSND) and its anticipated net cash balance of about $8 million. This transaction would be accounted for as a purchase of assets. Under the agreement, Transcend will wind down its operations as a drug development company and no Transcend employees will be retained after the closing of the transaction. According to the terms of the agreement, Transcend will become a wholly owned subsidiary of the Company. Transcend stockholders will receive shares of KeraVision common stock with a value equal to the amount of net cash of Transcend as of the closing date plus a premium expected to be 30 percent. KeraVision's board members approved the transaction with Transcend because the merger, including the premium being paid over the net cash book value of the Transcend shares, provides KeraVision a source of cash on terms that are favorable to current financing options available to KeraVision. Stockholders representing a majority of the voting interest of Transcend have agreed to vote in favor of the merger. In addition, KeraVision will be entitled to a breakup fee of $500,000 if the agreement is terminated for certain reasons.

9. Subsequent Events

   In March 1999, KeraVision entered into a senior term loan agreement providing for borrowings of $5,000,000, which were advanced on March 25, 1999. Borrowings under the loan are secured by substantially all of KeraVision's assets except for intellectual property. In connection with the loan, KeraVision granted to the lender warrants to purchase 55,492 shares of the common stock at an exercise price of $10.8125, the closing price as of March 5, 1999, the date of the loan commitment. The respective warrants are exercisable for 7 years from the date of issuance. The Company will record the fair value of the warrants as additional interest expense to be amortized over the term of the related debt. The value of the immediately exercisable warrants will be determined using a Black Scholes valuation model, based on the contractual term of the warrants.

                                KERAVISION, INC.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
KeraVision, Inc.

   We have audited the accompanying consolidated balance sheets of KeraVision, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeraVision, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

February 3, 1999,
except for Note 9,
as to which the date
is March 25, 1999
San Jose, California

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                                 BALANCE SHEETS
                  (in thousands, except par value and shares)

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  2,643  $ 10,989
  Funds held in escrow.....................................    7,010       --
  Restricted cash..........................................      --      5,805
  Prepaid expenses and other current assets................       69       161
  Other assets.............................................       26        25
                                                            --------  --------
Total current assets.......................................    9,748    16,980
Property and equipment, net................................      --        111
Patents and licenses, net..................................      --        335
                                                            --------  --------
Total Assets............................................... $  9,748  $ 17,426
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable........................................... $     38  $    293
Accrued expenses...........................................      941     1,367
                                                            --------  --------
Total current liabilities..................................      979     1,660
Stockholders' equity:
  Common Stock, par value $0.01, 25,000,000 shares
   authorized, 5,917,026 and 5,758,649 shares issued and
   outstanding at December 31, 1998 and 1997,
   respectively............................................       59        58
  Additional paid-in capital...............................   38,083    38,395
  Deferred compensation....................................     (264)     (707)
  Deficit accumulated during the development stage.........  (29,109)  (21,980)
                                                            --------  --------
Total stockholders' equity.................................    8,769    15,766
                                                            --------  --------
Total liabilities and stockholders' equity................. $  9,748  $ 17,426
                                                            ========  ========

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                   Period
                                                              January 1, 1993
                                    Years ended December      (commencement of
                                             31,               operations) to
                                   -------------------------    December 31,
                                    1998     1997     1996          1998
                                   -------  -------  -------  ----------------
Research and development contract
 revenues and license fees........ $   --   $ 5,000  $   --       $ 11,095
Operating expenses:
  Research and development........   3,439    4,510    1,968        19,780
  General administration..........   4,038    3,339    1,834        13,596
  Loss on impairment and
   disposition of assets..........     365      --       --            365
                                   -------  -------  -------      --------
Total operating expenses..........   7,842    7,849    3,802        33,741
Other income (expense):
  Interest income.................     713      588       30         1,581
  Interest expense................     --       --      (355)         (532)
                                   -------  -------  -------      --------
                                       713      588     (325)        1,049
                                   -------  -------  -------      --------
Net loss.......................... $(7,129) $(2,261) $(4,127)     $(21,597)
                                   -------  -------  -------      --------
Accretion of redeemable noncon-
 vertible preferred stock.........     --      (178)  (5,080)
                                            -------  -------
Net loss to common stockholders... $(7,129) $(2,439) $(9,207)
                                   =======  =======  =======
Net loss per share--basic and di-
 luted............................ $ (1.23) $ (0.75) $(11.94)
                                   -------  =======  =======
Weighted average shares outstand-
 ing..............................   5,777    3,267      771
                                   =======  =======  =======


                            See accompanying notes.

                         TRANSCEND THERAPEUTICS, INC.
                     (A Company in the Development Stage)

       STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                        Series A               Series B                Series C                 Redeemable
                  Convertible Preferred Convertible Preferred   Convertible Preferred         Nonconvertible
                     Preferred Stock       Preferred Stock         Preferred Stock            Preferred Stock      Common Stock
                  --------------------- ----------------------- ------------------------   --------------------- ----------------
                  Number of             Number of                Number of                 Number of             Number of
                   Shares     Amount      Shares     Amount        Shares      Amount       Shares     Amount     Shares   Amount
                  --------- ----------- ----------------------- ------------  ----------   --------- ----------- --------- ------
Issuance of
Common Stock,
December 1992
($.01/share)....                                                                                                   44,109    441
Net loss........
                  --------- -----------  --------- ------------    ----------  ----------    -----   -----------  -------  -----
Balance at
December 31,
1993............                                                                                                   44,109    441
April 1994:
Issuance of
Series A
Redeemable
Convertible
Preferred Stock
($1.00/share)...
Issuance of
Redeemable
Nonconvertible
Preferred Stock
for technology
($1,000/share)..  6,500,000 $ 6,500,000                                                      9,000   $   489,124
Issuance of
Common Stock for
technology and
payment of
expenses
($.50/share)....                                                                                                  715,025  7,150
Issuance of
Series A
Preferred Stock
Warrants
($.01/share)....
Accretion of
Redeemable
Nonconvertible
Preferred
Stock...........                                                                                       1,110,816
Net loss........
                  --------- -----------  --------- ------------    ----------  ----------    -----   -----------  -------  -----
Balance at
December 31,
1994............  6,500,000   6,500,000                                                      9,000     1,599,940  759,134  7,591
Cancellation of
Cornell's common
shares..........                                                                                                   (7,025)   (70)
Extinguishment
of Series A
Preferred
Warrants........
Conversion of
options to
common shares...                                                                                                   11,197    112
Accretion of
Redeemable
Nonconvertible
Preferred
Stock...........                                                                                       1,481,088
Net loss........
                  --------- -----------  --------- ------------    ----------  ----------    -----   -----------  -------  -----
Balance at
December 31,
1995............  6,500,000   6,500,000                                                      9,000     3,081,028  763,306  7,633
Issuance of
Series A
Redeemable
Convertible
Preferred Stock
in January
1996............    130,000     130,000
Issuance of
Series A
Redeemable
Convertible
Preferred Stock
in lieu of
interest in
January, May and
September 1996
($1.00/share)...    496,437     496,437
Issuance of
Series B
Redeemable
Convertible
Preferred Stock
in lieu of
interest in
September 1996
($1.50/share)...                            24,109   $   36,164
Conversion of
Senior Secured
Convertible Note
to Series B
Redeemable
Convertible
Preferred Stock
in September
1996
($1.50/share)...                           666,666      999,999
Conversion of
Redeemable
Convertible
Senior Secured
Convertible Note
to Series A
Redeemable
Convertible
Preferred Stock
in September
1996
($1.00/share)...  2,000,000   2,000,000
Accretion of
Redeemable
Nonconvertible
Preferred
Stock...........                                                                                         999,734

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

 STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY--(Continued)

                        Series A                 Series B                 Series C               Redeemable
                  Convertible Preferred   Convertible Preferred    Convertible Preferred       Nonconvertible
                     Preferred Stock         Preferred Stock          Preferred Stock         Preferred Stock
                  ----------------------  -----------------------  -----------------------  ---------------------
                  Number of               Number of                Number of                Number of
                    Shares      Amount      Shares      Amount       Shares      Amount      Shares      Amount
                  ----------  ----------  -----------------------  ----------  -----------  ---------  ----------
Issuance of
Series C
Redeemable
Convertible
Preferred Stock
in September
1996
($2.35/share)...                                                      851,064  $ 2,000,000
Conversion of
Redeemable
Nonconvertible
Preferred Stock
to Series C
Redeemable
Convertible
Preferred Stock
in September
1996
($2.35/share)...                                                    3,404,255    8,000,000    (9,000)  (4,080,762)
Conversion of
Series A
Redeemable
Convertible
Warrants to
Series A
Preferred Stock
in September
1996
($.02/share)....     789,893      13,750
Exercise of
stock options...
Grant of stock
options.........
Amortization of
deferred
compensation
expense.........
Net loss........
                  ----------  ----------  ---------   -----------  ----------  -----------  --------   ----------
Balance at
December 31,
1996............   9,916,330   9,140,187    690,775     1,036,163   4,255,319   10,000,000       --           --
                  ----------  ----------  ---------   -----------  ----------  -----------  --------   ----------
Exercise of
stock options...
Issuance of
Redeemable
Nonconvertible
Preferred Stock
and Common Stock
warrants........                                                                             103,900      861,000
Accretion of
Redeemable
Nonconvertible
Preferred
Stock...........                                                                                          178,000
Sale of
Registered
Common Stock in
IPO.............
Conversion of
Series
Redeemable
Convertible
Preferred Stock
and Redeemable
Nonconvertible
Preferred Stock
into Common
Stock at IPO....  (9,916,330) (9,140,187)  (690,775)   (1,036,163) (4,255,319) (10,000,000) (103,900)  (1,039,000)
Amortization of
deferred
compensation....
Net loss........
                  ----------  ----------  ---------   -----------  ----------  -----------  --------   ----------
Balance at
December 31,
1997............         --          --         --            --          --           --        --           --
                  ----------  ----------  ---------   -----------  ----------  -----------  --------   ----------
Exercise of
stock options...
Stock option
grants..........
Amortization of
deferred
compensation....
Forfeiture of
compensatory
stock options...
Net loss........
                  ----------  ----------  ---------   -----------  ----------  -----------  --------   ----------
Balance at
December 31,
1998............         --   $      --         --    $       --          --   $       --        --    $      --
                  ==========  ==========  =========   ===========  ==========  ===========  ========   ==========
                    Common Stock
                  -----------------
                  Number of
                   Shares   Amount
                  --------- -------
Issuance of
Series C
Redeemable
Convertible
Preferred Stock
in September
1996
($2.35/share)...
Conversion of
Redeemable
Nonconvertible
Preferred Stock
to Series C
Redeemable
Convertible
Preferred Stock
in September
1996
($2.35/share)...
Conversion of
Series A
Redeemable
Convertible
Warrants to
Series A
Preferred Stock
in September
1996
($.02/share)....
Exercise of
stock options...     16,075     160
Grant of stock
options.........
Amortization of
deferred
compensation
expense.........
Net loss........
                  --------- -------
Balance at
December 31,
1996............    779,381   7,793
                  --------- -------
Exercise of
stock options...     57,099     571
Issuance of
Redeemable
Nonconvertible
Preferred Stock
and Common Stock
warrants........
Accretion of
Redeemable
Nonconvertible
Preferred
Stock...........
Sale of
Registered
Common Stock in
IPO.............  1,800,000  18,000
Conversion of
Series
Redeemable
Convertible
Preferred Stock
and Redeemable
Nonconvertible
Preferred Stock
into Common
Stock at IPO....  3,122,167  31,222
Amortization of
deferred
compensation....
Net loss........
                  --------- -------
Balance at
December 31,
1997............  5,758,647  57,586
                  --------- -------
Exercise of
stock options...    158,379     --
Stock option
grants..........
Amortization of
deferred
compensation....
Forfeiture of
compensatory
stock options...
Net loss........
                  --------- -------
Balance at
December 31,
1998............  5,917,026 $59,917
                  ========= =======

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

 STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY--(Continued)

                          Series A Preferred                 Cumulative                   Deficit
                            Stock Warrants                  Accretion on                Accumulated   Treasury Stock
                          -------------------  Additional    Redeemable                   During     ----------------
                          Number of             Paid-in    Nonconvertible    Deferred   Development  Number of
                          Warrants    Amount    Capital    Preferred Stock Compensation    Stage      Shares   Amount
                          ---------  --------  ----------  --------------- ------------ -----------  --------- ------
Issuance of Common
Stock, December 1992
($.01/share)............                       $     (436)
Purchase of Treasury
Stock...................                                                                $   (28,274)   4,959    $(2)
Net loss................
                          ---------  --------  ----------    -----------       ----     -----------    -----    ---
                                                     (436)                                  (28,274)
Balance at December 31,
1993....................                                                                               4,959     (2)
April 1994:
Issuance of Common Stock
from treasury for
services................                                                                               4,959      2
Issuance of Series A
Redeemable Convertible
Preferred Stock
($1.00/share)...........
Issuance of Redeemable
Nonconvertible Preferred
Stock for technology
($1,000/share)..........
Issuance of Common Stock
for technology and
payment of expenses
($.50/share)............                          350,363
Issuance of Series A
Preferred Stock Warrants
($.01/share)............  1,625,000  $ 16,250
Accretion of Redeemable
Nonconvertible Preferred
Stock...................                                     $(1,110,816)
Net loss................                                                                 (3,602,892)
                          ---------  --------  ----------    -----------       ----     -----------    -----    ---
Balance at December 31,
1994....................  1,625,000    16,250     349,927     (1,110,816)                (3,631,166)
Cancellation of
Cornell's common
shares..................                           (3,442)
Extinguishment of Series
A Preferred Warrants....   (250,000)   (2,500)      2,500
Conversion of options to
common shares...........                            5,486
Accretion of Redeemable
Nonconvertible Preferred
Stock...................                                      (1,481,088)
Net loss................                                                                 (4,449,987)
                          ---------  --------  ----------    -----------       ----     -----------    -----    ---
Balance at December 31,
1995....................  1,375,000    13,750     354,471     (2,591,904)                (8,081,153)     --     --
Issuance of Series A
Redeemable Convertible
Preferred Stock in
January 1996............
Issuance of Series A
Redeemable Convertible
Preferred Stock in lieu
of interest in January,
May and September 1996
($1.00/share)...........
Issuance of Series B
Redeemable Convertible
Preferred Stock in lieu
of interest in September
1996 ($1.50/share)......
Conversion of Senior
Secured Convertible Note
to Series B Redeemable
Convertible Preferred
Stock in September 1996
($1.50/share)...........
Conversion of Redeemable
Convertible Senior
Secured Convertible Note
to Series A Redeemable
Convertible Preferred
Stock in September 1996
($1.00/share)...........
Accretion of Redeemable
Nonconvertible Preferred
Stock...................                                        (999,734)

                         TRANSCEND THERAPEUTICS, INC.
                     (A Company in the Development Stage)

 STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)--
                                  (Continued)

                          Series A Preferred                   Cumulative                    Deficit
                            Stock Warrants                    Accretion on                 Accumulated    Treasury Stock
                          -------------------   Additional     Redeemable                     During     ----------------
                          Number of              Paid-in     Nonconvertible    Deferred    Development   Number of
                           Warrants   Amount     Capital     Preferred Stock Compensation     Stage       Shares   Amount
                          ----------  -------  ------------  --------------- ------------  ------------  --------- ------
Issuance of Series C
Redeemable Convertible
Preferred Stock in
September 1996
($2.35/share)...........
Conversion of Redeemable
Nonconvertible Preferred
Stock to Series C
Redeemable Convertible
Preferred Stock in
September 1996
($2.35/share)...........                                        (3,591,638)                  (7,510,876)
Conversion of Series A
Redeemable Convertible
Warrants to Series A
Preferred Stock in
September 1996
($.02/share)............  (1,375,000) (13,750)        7,877
Exercise of stock
options.................                                                     $(1,091,500)
Grant of stock options..                          1,091,500                      113,689
Amortization of deferred
compensation expense....
Net loss................                                                                     (4,126,930)
                          ----------  -------  ------------    -----------   -----------   ------------    -----    ----
Balance at December 31,
1996....................         --       --      1,453,848            --       (977,802)   (19,718,959)     --      --
                          ----------  -------  ------------    -----------   -----------   ------------    -----    ----
Exercise of stock
options.................                             31,710
Issuance of Redeemable
Nonconvertible Preferred
Stock and Common Stock
warrants................                              3,346                       (3,346)
Accretion of Redeemable
Nonconvertible Preferred
Stock...................                                          (178,000)
Sale of Registered
Common Stock in IPO.....                         15,722,000
Conversion of Series
Redeemable Convertible
Preferred Stock and
Redeemable
Nonconvertible Preferred
Stock into Common Stock
at IPO..................                         21,184,127        178,000
Amortization of deferred
compensation............                                                         273,897
Net loss................                                                                     (2,260,679)
                          ----------  -------  ------------    -----------   -----------   ------------    -----    ----
Balance at December 31,
1997....................         --       --     38,395,031            --       (707,251)   (21,979,636)     --      --
                          ----------  -------  ------------    -----------   -----------   ------------    -----    ----
Exercise of stock
options.................                             80,232
Grant of stock options..                             34,878
Amortization of deferred
compensation............                                                         238,369
Forfeiture of
compensatory stock
options.................                           (427,457)                     204,823
Net loss................                                                                     (7,128,836)
                          ----------  -------  ------------    -----------   -----------   ------------    -----    ----
Balance at December 31,
1998....................         --   $   --   $(38,082,684)           --      (264,059)   $(29,108,472)     --     $--
                          ==========  =======  ============    ===========   ===========   ============    =====    ====

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                     Period
                                                                January 1, 1993
                                                                (commencement of
                                          December 31,           operations) to
                                     -------------------------    December 31,
                                      1998     1997     1996          1998
                                     -------  -------  -------  ----------------
Operating activities:
Net loss...........................  $(7,129) $(2,261) $(4,127)     $(21,598)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
Depreciation.......................       42       25       13           101
Amortization.......................       50       54       54           253
Issuance of Preferred Stock in lieu
 of interest payments..............      --       --       533           533
Amortization of deferred
 compensation expense..............      238      274      114           626
Forfeiture of compensatory stock
 options...........................     (222)     --       --           (222)
Non-cash severance expense.........        8      --       --              8
Loss on disposition of property and
 equipment.........................       79      --       --             84
Impairment of intangible assets....      286      --       --            286
Expenses incurred with related
 party that were settled with the
 issuance of Common Stock..........      --       --       --            304
Change in operating assets and
 liabilities:
Restricted cash....................    5,805   (5,805)     --            --
Funds held in escrow...............   (7,010)     --       --         (7,010)
Prepaid expenses and other current
 assets............................       92     (121)      (1)          (69)
Other assets.......................       (1)      16       13           (22)
Accounts payable, deferred offering
 costs and accrued expenses........     (646)   1,036      146           940
Interest payable to related party..      --       --      (178)          --
                                     -------  -------  -------      --------
Net cash used in operating
 activities........................   (8,408)  (6,782)  (3,433)      (25,786)
Investing activities:
Purchase of property and
 equipment.........................      (52)     (90)      (8)         (229)
Proceeds from sale of equipment....       34      --         1            36
                                     -------  -------  -------      --------
Net cash used in investing
 activities........................      (18)     (90)      (7)         (193)
Financing activities:
Proceeds from issuance of debt.....      --       --     1,000         3,170
Payment on note payable to related
 party.............................      --       --       --           (170)
Offering costs.....................      --      (590)    (335)         (924)
Issuance of Series A Preferred
 Stock Warrants....................      --       --       --             16
Issuance of Series A Redeemable
 Convertible Preferred Stock.......      --       --       130         6,630
Issuance of Series C Redeemable
 Convertible Preferred Stock.......      --       --     2,000         2,000
Issuance of Redeemable Non-
 Convertible Preferred Stock.......      --     1,039      --          1,039
Issuance of Common Stock...........      --    16,740      --         16,740
Proceeds from exercise of stock
 options...........................       80       32        8           123
Purchase of treasury stock.........      --       --       --             (2)
                                     -------  -------  -------      --------
Net cash provided by financing
 activities........................       80   17,221    2,803        28,622
                                     -------  -------  -------      --------
Increase (decrease) in cash and
 cash equivalents..................   (8,346)  10,349     (637)        2,643
Cash and cash-equivalents at
 beginning of period...............   10,989      640    1,277           --
                                     -------  -------  -------      --------
Cash and cash-equivalents at end of
 period............................  $ 2,643  $10,989  $   640      $  2,643
                                     =======  =======  =======      ========
Supplemental Disclosures for Non-
 Cash Activities:
Non-Cash Financing Transactions....
Conversion of Senior Secured
 Convertible Notes to Series B
 Redeemable Convertible Preferred
 Stock.............................                    $ 1,000
Conversion of Senior Secured
 Convertible Notes to Series A
 Redeemable Convertible Preferred
 Stock.............................                    $ 2,000
Conversion of Series A Redeemable
 Convertible Stock Warrants to
 Series A Preferred Stock..........                    $    14

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Basis of Presentation

 Company

   Transcend Therapeutics, Inc. (the "Company") was incorporated on December 23, 1992, and began operations in January 1993. The Company is a development-stage enterprise, as defined in Statement of Financial Accounting Standards No. 7, and has been devoting its efforts to developing novel pharmaceuticals for the treatment of diseases caused by oxidative stress and resultant tissue damage, with a particular therapeutic focus on critical care. The Company had begun a Phase III clinical trial of its lead product candidate, Procysteine, to determine its safety and efficacy in the treatment of acute respiratory distress syndrome ("ARDS"). In 1998, the Company suspended the trial following a recommendation of an independent Safety Monitoring Board. The Safety Monitoring Board had determined, following a review of preliminary mortality data, that the incidence of all-cause mortality in patients receiving Procysteine was higher than the incidence in patients receiving a placebo. Subsequent to this recommendation, the Company ceased all of its developmental activities, and focused its efforts on securing an acquisition candidate. In December 1998, the Company agreed to be acquired by KeraVision, Inc. ("KeraVision").

2. Significant Accounting Policies

 Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Restricted Cash and Funds Held in Escrow

   Pursuant to the Development and License Agreement (the "BI Agreement") with Boehringer Ingelheim, GmbH ("BI") signed in February 1997, the Company was restricted as to the manner in which it can use certain proceeds the Company received from BI. According to the BI Agreement, the Company must use the BI license fee of $5,000,000 and an equity investment from BI of $5,000,000 (received in the Company's initial public offering) exclusively for ARDS development expenses. Through December 31, 1998, the Company has incurred $9.4 million of ARDS development expenses under the BI Agreement. On March 3, 1999, the Company and BI decided to terminate the BI Agreement by mutual consent. The parties released each other from any and all obligation under the BI Agreement and BI acknowledged the Company's sole ownership of any remaining restricted funds from the license fee and equity investment from BI. Consequently, none of the Company's cash is restricted exclusively for ARDS development expenses at December 31, 1998 (see Note 5).

   Pursuant to the pending merger agreement with KeraVision, the Company placed $7 million in an escrow account with a third-party escrow agent on December 22, 1998. Since Transcend alone may terminate the merger only in certain limited conditions, the Company recorded the $7 million, plus accrued interest thereon, as escrow cash at December 31, 1998.

 Cash and Cash Equivalents

   The Company considers all investments with an original maturity of three months or less on their acquisition date to be cash equivalents.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Property and Equipment

   Property and equipment are stated at cost. Depreciation has been provided using the straight-line method over the estimated useful lives of five years for all assets. During 1998, the Company recognized a loss on the disposal of its property and equipment (see Note 3).

   The cost and accumulated depreciation of property and equipment at December 31 are as follows:

                                                                  1998   1997
                                                                  ---- --------
      Property and equipment..................................... $--  $165,600
      Less accumulated depreciation..............................  --    54,992
                                                                  ---- --------
      Property and equipment, net................................ $--  $110,608
                                                                  ==== ========

 Intangible Assets

   Acquired patents and licenses are recorded at cost and have been amortized using the straight-line method over the estimated useful lives of the related assets, subject to the maximum legal life of the patents and licenses. The costs of internally generated patents or patent applications are expensed in the period incurred as research and development expenses. During 1998, the Company recognized an impairment charge on its intangible assets (see Note 3).

 Fair Value of Financial Instruments

   The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses. Fair value of issued equity instruments is based upon negotiated prices and includes cash and the fair value of other consideration received.

 Revenue Recognition

   Research and development contract revenues and license fees are recognized as earned and represent, in 1993, reimbursement of the Company's expenditures pursuant to the terms of an agreement with Clintec Nutrition Company ("Clintec") whereby the Company was reimbursed $6,095,000 for expenditures it incurred. In 1997, the Company recognized as revenue a non-refundable $5,000,000 license fee received from BI in exchange for which the Company granted BI exclusive rights to various patents related to intravenous Procysteine.

 Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its stock-based compensation plans. The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123").

 Net Loss Per Share

   Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential common shares to be issued upon exercise of stock options are anti-dilutive for the periods presented.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Income Taxes

   The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

3. Restructuring

   In the third quarter of fiscal 1998, the Company recorded a restructuring charge of approximately $520,000, which is included in general and administrative expenses. The charge related entirely to employee termination costs resulting from an employee reduction plan (the "Reduction Plan") approved in September 1998, in which ten employees and the Company's Chief Executive Officer were notified of their fixed benefit termination arrangement. In total, fifteen employees are subject to the Reduction Plan, which is expected to be complete in early 1999. In the fourth quarter of 1998, the remaining four employees were notified of their specific benefit arrangements. Approximately $490,000 in termination charges were accrued in the fourth quarter to cover those arrangements, including a probable commitment of up to approximately $400,000 in termination and bonus related benefits that are variable based on the Company's ability to find an acquisition partner. At December 31, 1998, approximately $578,000 of restructuring charges remained in accrued expenses.

   In the fourth quarter of 1998, following a clinical hold order by the Federal Drug Administration on human clinical testing of oral Procysteine for the treatment of amyotrophic lateral sclerosis, management ceased all development activities related to Procysteine and determined that the Company's patents and licenses related to Procysteine had declined in value. Management assessed the fair value of the patents and licenses, and concluded that there would be no future cash flows from these assets. Accordingly, the Company recognized an impairment loss of approximately $286,000, which represented the carrying value of the patents and licenses at the time of the assessment. In the third and fourth quarters of 1998, the Company recognized an aggregate impairment loss of $79,000 related to a write-down of property and equipment. A decision was made by management to dispose of all of the Company's property and equipment as a result of the Company's change in operational objectives discussed in Note 1. As a result, the projected future cash flows from the property and equipment were less than the carrying value of the assets, and an impairment loss was recognized to record the property and equipment at its fair value. As of December 31, 1998, the Company has disposed of all of its property and equipment.

   The recognition of these impairment losses was in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


4. Accrued Expenses

   Accrued expenses consist of the following at December 31:

                                                              1998      1997
                                                            -------- ----------
      Accrued clinical costs............................... $ 90,000 $1,172,000
      Accrued vacation.....................................   31,000     82,000
      Accrued termination costs............................  578,000        --
      Accrued exit costs...................................   67,000        --
      Accrued transaction costs............................   75,000        --
      Accrued other........................................  100,000    113,000
                                                            -------- ----------
      Total accrued expenses............................... $941,000 $1,367,000
                                                            ======== ==========

5. Senior Secured Convertible Notes

   On September 13, 1995, the Company sold Series A Notes in the aggregate principal amount of $2,000,000 to certain institutional investors. On May 29, 1996, the Company issued Series B Convertible Notes in the aggregate principal amount of $1,000,000 to certain institutional investors. The Series A Notes were convertible into shares of Series A Convertible Preferred Stock at one share per $5.00 of principal outstanding. The Series B Notes were convertible into shares of Series B Preferred stock at one share per $7.50 of principal outstanding.

   Prior to conversion, each note was to mature on January 15, 1997, bearing interest of 30% per annum, payable every four months beginning January 13, 1996. Interest payments were made in the form of Series A and B Convertible Preferred Stock. All principal and accrued interest were converted into shares of Series A and B Convertible Preferred Stock upon the closing of the issuance of the Series C Convertible Preferred Stock as described in Note 7.

6. Income Taxes

   As of December 31, 1998, the Company has net operating loss carryforwards of approximately $19,365,000. These loss carryforwards are available to reduce future federal and state income taxes payable to the extent permitted under the Internal Revenue Code, and expire in varying amounts through 2018.

   Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company believes that, based on a number of factors, including the Company's net losses incurred since its inception, the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that a full valuation allowance has been recorded. The Company has the following deferred tax assets at December 31:

                                                            1998        1997
                                                         ----------  ----------
      Deferred tax assets:
       Net operating loss............................... $7,700,000  $4,500,000
       Deferred compensation............................    300,000     155,000
       Other accruals...................................     20,000      41,000
       R&D tax credit...................................    540,000   2,550,000
                                                         ----------  ----------
      Total deferred tax assets.........................  8,560,000   7,246,000
      Valuation allowance............................... (8,560,000) (7,246,000)
                                                         ----------  ----------
      Deferred income taxes, net........................ $      -0-  $      -0-
                                                         ==========  ==========

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

7. Stockholders' Equity

 Common Stock

   On April 5, 1994, the Company acquired a direct license from Cornell Research Foundation ("Cornell") to the Procysteine and related technologies for the issue of 35,025 shares of Common Stock. In accordance with the same agreement, the Company issued 680,000 shares of Common Stock to Clintec as part consideration for the acquisition of the Procysteine and related technologies. The technology has been recorded at the Common Stock's fair value of $.50 per share at the time of the transaction.

   In relation to the acquisition of Covered Technology from Clintec on April 5, 1994, Clintec agreed to forgive and forever discharge the Company from any obligation to repay an outstanding amount due for expenses incurred of $304,446 due to Clintec. The Company recorded this amount as a contribution to capital during 1994.

   In August 1996, the Company's Board of Directors approved a one-for-five reverse stock split of its Common Stock. There was a delay in filing the necessary amendments to the Company's charter and the split was not effective until February 1997. All common share and per share amounts have been adjusted retroactively to reflect the stock split.

   In July 1997, the Company completed its initial public offering of 1,800,000 shares of Common Stock. In connection with the completion of the offering, the Company converted all of its outstanding shares of Series A, B and C Convertible Preferred Stock and Redeemable Non-Convertible Preferred Stock to an aggregate of 3,122,167 shares of Common Stock.

   The Company has reserved 51,950 shares of Common Stock for issuance upon exercise of Common Stock warrants, and 833,145 shares of Common Stock for issuance upon exercise of stock options granted under the 1994 Equity Incentive Plan.

 Common Stock Warrants

   On October 28, 1994, as additional consideration for the execution of the lease on the Company's office space, the Company issued Common Stock warrants to its lessor to purchase 5,000 shares of Common Stock, exercisable through October 28, 1999, at $5.00 per share. These warrants were canceled in 1998 in connection with the termination of the Company's office lease (see Note 9).

   At December 31, 1998, the Company has Common Stock warrants outstanding to purchase 51,950 shares of Common Stock, exercisable through March 3, 2002, at $10.00 per share to certain affiliated parties.

 Preferred Stock

   The Company's Board of Directors is authorized to issue up to 5,000,000 additional shares of Preferred Stock in one or more series, without further stockholder approval. Each such series of Preferred Stock would have such number of shares, designations, preferences, voting powers, qualifications and special and relative rights or privileges that the Board of Directors may from time to time determine, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights. Mandatory redeemable preferred stock is recorded upon issuance at fair value, net of issuance costs, and periodically accreted to redemption value using the interest method.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Series A Redeemable Convertible Preferred Stock

   During 1994, the Company sold 6,500,000 shares of Series A Redeemable Convertible Preferred Stock ("Series A Stock") for $6,500,000. The Series A Stock was converted into 1,983,255 shares of Common Stock upon the closing of the Company's Initial Public Offering in July 1997.

 Series B and C Redeemable Convertible Preferred Stock

   On September 3, 1996, the Company sold an aggregate of 851,064 shares of its Series C Convertible Preferred Stock to a group of investors for $2.0 million. As part of the same transaction, the sole holder (Clintec) of 9,000 shares of the Company's Redeemable Non-convertible Preferred Stock exchanged such shares for 3,404,255 shares of Series C Convertible Preferred Stock. In addition, $3.1 million in aggregate principal amount of, and interest on, the Series A Notes and Series B Notes were converted into an aggregate of 2,098,631 shares of Series A Convertible Preferred Stock and 690,775 shares of Series B Convertible Preferred Stock. The notes were scheduled to mature on January 15, 1997, bearing interest of 30% per annum.

   The Series B and C Preferred Stock were converted into 138,155 and 896,861 shares of Common Stock, respectively, of the Company upon the closing of the initial public offering in July 1997.

Series A Redeemable Convertible Preferred Warrant Shares

   In conjunction with the issuance of the Series A Redeemable Convertible Preferred Stock, the Company sold 1,625,000 warrants to purchase Series A Redeemable Convertible Preferred Stock at a price per share equal to the lesser of (i) the per share purchase price of the securities issued in the next financing round or (ii) $5.00. During 1995, 250,000 warrant shares were canceled by the Company in accordance with the terms and conditions stipulated in the April 4, 1994 Series A Preferred Stock Purchase Warrants agreement, as a result of not participating in the private placement offering in September 1995.

   In connection with the issuance of the Series C Convertible Preferred Stock, the holders of the Series A Preferred Stock warrants (Series A warrants) elected to surrender the Series A warrants and receive Series A
Convertible Preferred Stock equivalent to the difference between the deemed fair market value of the Series C Preferred Stock ($2.35 per share) and the exercise price of the Series A warrants ($1.00 per share) multiplied by the outstanding Series A warrants (1,375,000). The resulting aggregate fair market value of the Series A Preferred Stock warrants received converted into 789,983 shares of Series A Convertible Preferred Stock and were issued upon the net exercise of such warrants.

   All of the outstanding shares of Series A, B and C Convertible Preferred Stock were converted into Common Stock upon the closing of the Company's initial public offering in July 1997.

 Redeemable Nonconvertible Preferred Stock

   The Company had issued 9,000 shares of Redeemable Nonconvertible Preferred Stock to Clintec as part consideration for the acquisition of the Procysteine and related technologies at its fair value of approximately $500,000 on April 5, 1994. The Redeemable Nonconvertible Preferred Stock was redeemable, upon certain conditions at the option of the holder, at a price of $1,000 per share plus any unpaid dividends which accrued at a rate of $70 per share per annum. The Redeemable Nonconvertible Preferred Stock had a liquidation preference over Common Stock of $1,000 per share, plus any accrued, but unpaid, dividends. As part of the September 3, 1996 financing transaction, the holders exchanged the Redeemable Nonconvertible Preferred Stock for 3,404,255 of Series C Preferred Stock valued at $8 million by the Company. The Company recorded

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

the difference of approximately $4 million between the carrying value of the Redeemable Nonconvertible Preferred Stock and the value of the Series C Preferred Stock issued in exchange thereof as a charge to accumulated deficit and an adjustment to net loss to common stockholders in 1996.

   In February 1997, the Company issued 1,039,000 shares of Redeemable Non-convertible Preferred Stock and warrants to purchase 51,950 shares of Common Stock. The shares of Redeemable Non-convertible Preferred Stock were exchanged for 103,896 shares of Common Stock upon the closing of the initial public offering in July 1997.

8. Stock Option Plan

   In 1994, the Company adopted its 1994 Equity Incentive Plan (the "Plan"), as amended in 1998. The Plan authorizes the Board of Directors to grant stock options to purchase up to an aggregate of 1,075,891 shares of Common Stock. Stock options granted under the Plan may qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. The price at which shares may be purchased with an option shall be specified by the Board at the date the option is granted, but in the case of an incentive stock option, shall not be less than the fair market value on the date of grant. The duration of any option shall be specified by the Board, but no option designated as an incentive stock option may be exercised beyond ten years from the date of grant. Options granted under the Plan vest ratably over two to four years beginning after one year of service.

   During fiscal year 1996, the Company recorded an increase to additional-paid-in capital and a corresponding charge to deferred compensation to recognize the aggregate difference between the deemed fair market value for accounting purposes of the stock options at the date of grant and the option exercise price. The deferred compensation is being amortized over the option vesting period. During the year ended December 31, 1998, the Company reversed compensation expense related to the amortization of deferred compensation as a result of forfeited stock options. In addition, during the year ended December 31, 1998, the Company settled a $30,000 liability with third party vendor through the issuance of stock options. The fair value of the stock options, as calculated using the Black-Scholes pricing model, resulted in additional expense of $4,877 during 1998. If the proposed merger between the Company and KeraVision is consummated, all of the stock options and warrants of the Company outstanding at the time of the merger will be canceled.

   The following table presents the activity of the Plan for the years ended December 31:

                                                1998               1997
                                          ------------------ -----------------
                                                    Weighted          Weighted
                                                    Average           Average
                                                    Exercise          Exercise
                                           Shares    Price   Shares    Price
                                          --------  -------- -------  --------
Outstanding options at beginning of
 year....................................  639,424   $5.25   370,324   $1.19
Granted..................................    7,000    0.70   353,568    8.45
Exercised................................ (158,377)   0.52   (57,099)   0.54
Terminated............................... (329,004)   7.67   (27,369)   0.99
                                          --------   -----   -------   -----
Options outstanding at end of year.......  159,043   $4.74   639,424   $5.25
                                          ========   =====   =======   =====
Exercisable at end of year...............  111,430   $3.38   221,519   $1.06
                                          --------           -------
Available for grant at end of year.......  674,102            52,098
                                          ========           =======
Weighted average fair value per share of
 options granted during the year.........            $4.93             $2.93
                                                     =====             =====

                         TRANSCEND THERAPEUTICS, INC.
                     (A Company in the Development Stage)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   The weighted average remaining contractual life of options outstanding at December 31, 1998 is 6.4 years.

   Pro forma information is required by SFAS 123, and has been determined as if the Company has accounted for employee stock options under the fair value method. The pro forma net loss to common stockholders for the years ended December 31, 1998, 1997 and 1996 was approximately $(7,451,000), $(2,600,000)
and $(9,300,000), respectively. The pro forma net loss per share-basic and diluted to Common stockholders for the years ended December 31, 1998, 1997 and 1996 was $(1.25), $(0.80) and $(12.06), respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period, and is net of the amount recorded for amortization of deferred compensation expense by the Company.

   The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with an estimated weighted-average life of three to six years from the date of grant, assuming a risk free interest rate of 5% to 7% and a volatility factor of .23 on the expected market price of the Company's common stock. At this time management does not expect to pay any dividends to stockholders during the vesting period of the options, and therefore, has excluded such assumption from determining fair value of the options.

   The effects on 1998, 1997 and 1996 pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one, two and three years of option grants under the Plan.

9. Commitments and Contingencies

   The Company leases office space and other equipment under various noncancelable operating leases. Rent expense recognized under these leases amounted to approximately $233,000, $203,000 and $199,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

   The Company's office lease was scheduled to expire in fiscal 1999. However, in November 1998, the Company and its lessor terminated the office lease effective on December 31, 1998. At December 31, 1998, the Company is no longer obligated to pay any amounts under its terminated office lease.

   At December 31, 1998, the Company has recognized a liability of approximately $67,000 to settle its commitment with respect to certain equipment operating leases. The Company has no other future minimum lease payments under noncancelable lease agreements.

   The Company must pay KeraVision a $500,000 termination fee if the merger agreement is terminated by KeraVision for cause.

10. Defined Contribution Plan

   The Company had a defined contribution 401 (k) plan (the "Defined Contribution Plan"), which covered substantially all employees. The Defined Contribution Plan permitted participants to make contributions from 1% to 15% of their compensation. In addition, the Company could have contributed to the Defined Contribution Plan at its discretion. The Company made no contributions to the Defined Contribution Plan during the years ended December 31, 1998, 1997 and 1996, respectively. The Company terminated the Defined Contribution Plan effective November 30, 1998 and all funds were dispersed to the employees in accordance with Internal Revenue Service guidelines governing defined contribution plan terminations.

                          TRANSCEND THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Transcend Therapeutics, Inc.

   We have audited the accompanying balance sheets of Transcend Therapeutics, Inc. (a company in the development stage) (the Company) as of December 31, 1998 and 1997, and the related statements of operations, redeemable preferred stock and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 and the period January 1, 1993 (commencement of operations) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transcend Therapeutics, Inc. (a company in the development stage) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and the period January 1, 1993 (commencement of operations) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
March 4, 1999

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                KERAVISION, INC.

                          KVTT ACQUISITION CORPORATION

                                      AND

                          TRANSCEND THERAPEUTICS, INC.

                         Dated as of December 22, 1998

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
 ARTICLE I THE MERGER...................................................   1


    1.1  The Merger....................................................    1
    1.2  Effective Time; Closing.......................................    1
    1.3  Effect of the Merger..........................................    2
    1.4  Certificate of Incorporation; Bylaws..........................    2
    1.5  Directors and Officers........................................    2
    1.6  Effect on Capital Stock.......................................    2
    1.7  Surrender of Certificates.....................................    3
    1.8  No Further Ownership Rights in Company Common Stock...........    4
    1.9  Lost, Stolen or Destroyed Certificates........................    4
    1.10 Tax and Accounting Consequences...............................    5
    1.11 Taking of Necessary Action; Further Action....................    5


 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...................   5


    2.1  Organization of Company.......................................    5
    2.2  Company Capital Structure.....................................    5
    2.3  Obligations With Respect to Capital Stock.....................    5
    2.4  Authority.....................................................    6
    2.5  SEC Filings; Company Financial Statements.....................    7
    2.6  Absence of Certain Changes or Events..........................    7
    2.7  Taxes.........................................................    8
    2.8  Title to Properties; Absence of Liens and Encumbrances........    9
    2.9  Intellectual Property.........................................    9
    2.10 Compliance; Permits; Restrictions.............................   11
    2.11 Litigation....................................................   11
    2.12 Brokers' and Finders' Fees....................................   12
    2.13 Employee Benefit Plans........................................   12
    2.14 Environmental Matters.........................................   15
    2.15 Agreements, Contracts and Commitments.........................   15
    2.16 Change of Control Payments....................................   16
    2.17 Statements; proxy statement/prospectus........................   16
    2.19 Board Approval................................................   17
    2.20 Fairness Opinion..............................................   17
    2.21 Section 203 of the Delaware General Corporation Law Not
         Applicable....................................................   17
    2.22 Customs.......................................................   17


 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....  17


    3.1  Organization of Parent and Merger Sub.........................   17
    3.2  Parent and Merger Sub Capital Structure.......................   18
    3.3  Authority.....................................................   18
    3.4  SEC Filings; Parent Financial Statements......................   19
    3.5  Absence of Certain Changes or Events..........................   19
    3.6  Statements; proxy statement/prospectus........................   19
    3.7  Valid Issuance................................................   20


 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  20


    4.1  Conduct of Business by Company................................   20
    4.2  Conduct of Business by Parent.................................   22
    4.3  No Right to Continued Employment or Benefits..................   22


                                                                          Page
                                                                          ----
 ARTICLE V ADDITIONAL AGREEMENTS........................................   22



    5.1  Proxy statement/prospectus; Registration Statement; Other
         Filings.......................................................    22
    5.2  Meeting of Company Stockholders...............................    23
    5.3  Confidentiality; Access to Information........................    23
    5.4  No Solicitation...............................................    24
    5.5  Public Disclosure.............................................    24
    5.6  Reasonable Efforts Notification...............................    24
    5.7  Third-Party Consents..........................................    25
    5.8  Indemnification...............................................    25
    5.9  Nasdaq Listing................................................    26
    5.10 Affiliate Agreements..........................................    26
    5.11 Regulatory Filings; Reasonable Efforts........................    26
    5.12 Updates to Net Cash...........................................    26


 ARTICLE VI CONDITIONS TO THE MERGER....................................   27


    6.1  Conditions to Obligations of Each Party to Effect the Merger..    27
    6.2  Additional Conditions to Obligations of Company...............    27
    6.3  Additional Conditions to the Obligations of Parent and Merger
         Sub...........................................................    28


 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................   28


    7.1  Termination...................................................    28
    7.2  Notice of Termination Effect of Termination...................    30
    7.3  Fees and Expenses.............................................    30
    7.4  Amendment.....................................................    30
    7.5  Extension; Waiver.............................................    30


 ARTICLE VIII GENERAL PROVISIONS........................................   31


    8.1  Non-Survival of Representations and Warranties................    31
    8.2  Notices.......................................................    31
    8.3  Interpretation of Knowledge...................................    32
    8.4  Counterparts..................................................    32
    8.5  Entire Agreement; Third-Party Beneficiaries...................    32
    8.6  Severability..................................................    32
    8.7  Other Remedies; Specific Performance..........................    33
    8.8  Governing Law.................................................    33
    8.9  Rules of Construction.........................................    33
    8.10 Assignment....................................................    33

                               INDEX OF EXHIBITS

 Exhibit A Form of Voting Agreement


 Exhibit B Form of Affiliate Agreement


 Exhibit C Form of Escrow Agreement

                    GREEMENT AND PLAN OF REORGANIZATION

   This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 22, 1998, among KeraVision, Inc., a Delaware corporation ("Parent"), KVTT Acquisition Corporation., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Transcend Therapeutics, Inc., a Delaware corporation ("Company").

                                    RECITALS

   A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("Delaware Law"), Parent and Company intend to enter into a business combination transaction.

   B. The board of directors of Company (i) has determined that the Merger (as defined in Section 1.1) is advisable, fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

   C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company constituting holders of a majority of the outstanding shares of Company Common Stock (the "Affiliates") are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Voting Agreements").

   D. As a condition to the Merger, each Company Affiliate (as defined in Section 5.10) shall enter into an Affiliate Agreement in substantially the form attached hereto as Exhibit B (the "Affiliate Agreements").

   E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company, Parent and Chase Manhattan Bank and Trust Company are entering into an Escrow Agreement in substantially the form attached hereto a Exhibit C (the "Escrow Agreement").

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the

Merger (the "Closing") shall take place at the offices of Venture Law Group, A Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Transcend Therapeutics, Inc."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

   1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

    (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive a number (the "Exchange Ratio") of shares of Common Stock of Parent (the "Parent Common Stock") calculated as described in Section 1.6(e) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
  Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

    (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Stock Options and Warrants. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's Amended and Restated 1994 Equity Incentive Plan (the "Plan") and all warrants to purchase Company Common Stock shall be canceled.

    (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.00l par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (e) Calculation of Exchange Ratio. The Exchange Ratio shall equal the quotient obtained by dividing (i) the quotient obtained by dividing (A) Company's Net Cash (as defined in Section 2.5(c)) plus the Premium (defined below) by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time by (ii) the average closing price of Parent's Common Stock as reported on the Nasdaq National Market System ("Nasdaq") for the ten trading days prior to (but not including) the third trading day before the Closing Date (the "Parent Closing Price"). The Premium shall equal twenty percent (20%) of Net Cash; provided, however, that if the Parent Closing Price is greater than $9 1/16, then the Premium shall equal the percentage of Net Cash equal to the lesser of (i) twenty percent (20%) plus one-third of the percentage increase of the KeraVision Closing Price above $9 1/16 or (ii) thirty percent (30%). For example, if the KeraVision Closing Price is $10 1/2, then the Premium shall equal 25.29%, calculated as follows:

     (1) $10.5 - $9.0625 = $1.4375           (difference between Parent Closing
                                             Price and $9 1/16)
     (2) ($1.4375 / $9.0625) * 100 = 15.862% (percentage increase of Parent
                                             Closing Price above $9 1/16)
     (3) 15.862% / 3 = 5.29%                 (one-third of percentage increase
                                             calculated in (2))
     (4) 20% + 5.29% = 25.29%                (twenty percent plus (3))

    (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

    (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Closing Price.

   1.7 Surrender of Certificates.

    (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

    (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

    (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to
  Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to
  Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d).

    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

    (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) No Liability. Notwithstanding anything to the contrary in this
  Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to
Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall not constitute a reorganization within the meaning of
Section 368 of the Code, provided that no party makes any representation to any other party or its Shareholders as to the tax consequences of the Merger or commits to take any action to effect the foregoing intent except as may be expressly provided herein.

   1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

   Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Company to Parent dated as of the date hereof (the "Company Disclosure Letter"), as follows:

   2.1 Organization of Company.

    (a) Company (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii), except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

    (b) Company has no subsidiaries and has never had any subsidiaries.

    (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company, each as amended to date, and each such instrument is in full force and effect. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   2.2 Company Capital Structure. The authorized capital stock of Company consists of 25,000,000 shares of Common Stock, $0.01 par value per share, of which there were 5,763,091 shares issued and outstanding as of November 30, 1998, and 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound and were issued in compliance with applicable federal and state securities laws. As of November 30, 1998, Company had reserved an aggregate of 665,745 shares of Company Common Stock, net of exercises, for issuance pursuant to the Plan. As of November 30, 1998, there were options outstanding to purchase an aggregate of 201,800 shares of Company Common Stock pursuant to the Plan.

   2.3 Obligations With Respect to Capital Stock. There are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 of the Company Disclosure

Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

   2.4 Authority.

    (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Company and, upon execution and delivery by Parent and Merger Sub, shall constitute a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or by which Company or any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company is a party or by which Company or its or any of their respective assets are bound or affected. The Company Disclosure Letter list all consents, waivers and approvals under any of Company's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the proxy statement/prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country, and
  (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   2.5 SEC Filings; Company Financial Statements.

    (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since July 2, 1997. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
  (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Company and its subsidiaries as at the respective dates thereof and the results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The unaudited balance sheet of Company contained in the Company Disclosure Letter as of November 30, 1998 is hereinafter referred to as the "Company Balance Sheet." Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Company Balance Sheet, (ii) those not required under GAAP to be set forth in the Company Balance Sheet, (iii) those incurred in the ordinary course of business since the date of the Company Balance Sheet and consistent with past practice and (iv) those incurred in connection with the execution and delivery of this Agreement.

    (c) Section 2.5(c) of the Company Disclosure Letter contains an itemized calculation of Company's Net Cash position as of November 30, 1998 (as updated through the Closing Date, "Net Cash"). Net Cash is calculated by subtracting from Company's cash balances (as shown on the Company Balance Sheet) all restricted cash, current liabilities and other such liabilities as set forth in the Section 2.5(c) of the Company Disclosure Letter. Except as set forth on Section 2.5(c) of the Company Disclosure Letter, to Company's reasonable knowledge, there are no actual or potential obligations by Company to pay any cash to any third party.

    (d) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 8.3(c)) on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Company's capital stock, (iv) any granting by Company of any increase in compensation or fringe benefits, or any payment by Company of any bonus, or any granting by Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company into any licensing or other agreement with regard to the acquisition or disposition of any material Company Intellectual Property (as defined in Section 2.9) or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

   2.7 Taxes.

    (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) Tax Returns and Audits.

      (i) Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Company with any Tax authority, except such Returns which are not material to Company, and have paid all Taxes shown to be due on such Returns.

      (ii) Company as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

      (iii) Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (iv) No audit or other examination of any Return of Company by any Tax authority is presently in progress, nor has Company been notified of any request for such an audit or other examination.

      (v) No adjustment relating to any Returns filed by Company has been proposed in writing formally or informally by any Tax authority to Company or any representative thereof.

      (vi) Company has no liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company in the ordinary course.

      (vii) There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

      (viii) Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

      (ix) Company is not a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

      (x) Except as may be required as a result of the Merger, Company has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing T.

      (xi) Company's assets are not tax exempt use property within the meaning of Section 168(h) of the Code.

      (xii) The Company Disclosure Letter lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting Company.

   2.8 Title to Properties; Absence of Liens and Encumbrances.

    (a) Company owns no real property and has never owned any real property. The Company Disclosure Letter lists all real property leases to which Company is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $15,000.

    (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

    "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world;
  (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

    "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company.

    "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

    "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

    (a) No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

    (b) To Company's knowledge, each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

    (c) Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale of any products or the provision of any services by Company.

    (d) Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

    (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or
  (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

    (f) Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

    (g) The Company Disclosure Letter lists all material contracts, licenses and agreements to which Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course), or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

    (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term any of, such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

    (i) The operation of the business of Company as such business has been conducted, including Company's design, development, manufacture, marketing and sale of the products or services of Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

    (j) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

    (k) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

    (l) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

   2.10 Compliance; Permits; Restrictions.

    (a) Company is not in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or any of its properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened. Company is not aware of any facts or circumstances concerning Company that could reasonably be expected to give rise to any investigation of Company by any Government Entity. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

    (b) Company holds, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "Company Permits"). Company is in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to Company.

   2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material effect. Company is not aware of any facts or circumstances concerning Company that could reasonably be expected to give rise to any claim, suit, action or proceeding against Company by any third party. Except for the United States Food and Drug Administration and similar agencies of foreign governments, no Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, manufacture, offer or sell any of its products in the present manner or style thereof.

   Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA Office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "Government Audit"). To Company's knowledge, no Government Audit is threatened, and in the event of such Government Audit, to the knowledge of Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. Company is not aware of any facts or circumstances concerning Company that could reasonably be expected to give rise to any Government Audit. For each item disclosed in the Company Schedule pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

   2.12 Brokers' and Finders' Fees. Except for fees payable to EVEREN Securities, Inc. pursuant to an engagement letter dated August 20, 1998, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.13 Employee Benefit Plans.

  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.13(a)(i) below (which definition shall apply only to this Section 2.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
    (o) of the Code and the regulations issued thereunder;

      (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

      (iii) "COBRA" shall mean the Consolidated Omnibus Budget
    Reconciliation Act of 1985, as amended;

      (iv) "DOL" shall mean the Department of Labor;

      (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

      (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant;

      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (ix) "IRS" shall mean the Internal Revenue Service;

      (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

      (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

      (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) Schedule. The Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each material Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

    (c) Documents. Company has provided or made available to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;
  (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

    (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, or is maintained pursuant to a standardized prototype plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company

  Employee Plan can be amended, terminated or otherwise discontinued immediately prior to the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event or benefits accrued through the date of such amendment, termination or discontinuance); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) Multiemployer Plans. At no time has Company contributed to or been required to contribute to any Multiemployer Plan.

    (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute. Except for obligations set forth on Schedule 2.5(c), Parent shall incur no liability with respect to or on account of any Company Employee Plan, including without limitation liabilities Company may have to employees or former employees under all Company Employee Plans, or to any employee as a result of termination of employment by Company.

    (h) Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i) Effect of Transaction.

      (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

    (j) Employment Matters. Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

    (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

   2.14 Environmental Matters.

    (a) Hazardous Material. Except as would not result in material liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Company or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party involving Company or its properties, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company has at any time owned, operated, occupied or leased.

    (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate)
  (i) Company has not transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) Permits. Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Company Environmental Permits") necessary for the conduct of Company's Hazardous Material Activities (if any) and other businesses of Company as such activities and businesses are currently being conducted.

    (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company in a writing delivered to Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company. To Company's knowledge, there is no fact or circumstance which is reasonably likely to involve Company in any environmental litigation or impose upon Company any material environmental liability.

   2.15 Agreements, Contracts and Commitments. Company is not a party to or is bound by:

    (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's board of directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

    (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with Phase III clinical trials of Procysteine;

    (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

    (e) ny agreement, contract or commitment currently in force relating to the disposition or acquisition by Company after the date of this Agreement of a material amount of assets or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

    (f) ny joint marketing or development agreement currently in force under which Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of thirty (30) days or less, or any material agreement pursuant to which Company has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company and which may not be canceled without penalty upon notice of thirty (30) days or less;

    (g) any agreement, contract or commitment currently in force under which Company is required to pay any fees, costs or expenses related to the preparation, filing, prosecution or maintenance of any patent applications in the United States or elsewhere;

    (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology;

    (i) any agreement, contract or commitment currently in force under which Company is required to pay any amount in connection with the completion, continuation or termination of any clinical studies or trials; or

    (j) any agreement, contract or commitment currently in force under which Company is required to pay any third party any amount in connection with any financing, merger, acquisition, joint development, or other strategic partnering activity.

   Neither Company, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments listed in Section 2.16 of the Company Disclosure Letter (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

   2.16 Change of Control Payments. The Company Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

   2.17 Statements; proxy statement/prospectus. The information supplied by Company for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to (a) the stockholders of Company in connection with the meeting of Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "proxy statement/prospectus") shall not, on the date the proxy statement/prospectus is first mailed to Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement/prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the proxy statement/prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   2.19 Board Approval. The board of directors of Company has, as of the date of this Agreement, unanimously (i) approved the Merger and the execution and delivery of this Agreement, (ii) declared that the Merger is advisable and
(iii) recommended that the stockholders of Company approve and adopt this Agreement and approve the Merger.

   2.20 Fairness Opinion. Company's board of directors has received a written opinion from EVEREN Securities, Inc. dated as of the date hereof, to the effect that as of the date hereof, the Merger and the Exchange Ratio are fair to Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

   2.21 Section 203 of the Delaware General Corporation Law Not Applicable. The board of directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

   2.22 Customs. Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company imports into the United States or into any other country (the "Imported Goods"). To Company's knowledge, there are currently no material claims pending against Company by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub, jointly and severally, represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), as follows:

   3.1 Organization of Parent and Merger Sub.

    (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii), except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

    (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation, Certificate of Designation of Rights Preferences and Privileges of Series B Convertible Preferred Stock (the "Certificate of Designation") and Bylaws of Parent, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, Certificate of Designation or Bylaws or equivalent governing instruments.

   3.2 Parent and Merger Sub Capital Structure. The authorized capital stock of Parent consists of 30,000,000 shares of Common Stock, of which there were 12,748,179 shares issued and outstanding as of November 6, 1998 and 2,000,000 shares of Preferred Stock, 30,000 of which have been designated Series A Preferred Stock, none of which are issued and outstanding, and 662,500 of which have been designated Series B Convertible Preferred Stock, 562,000 of which are issued and outstanding. As of November 6, 1998, there were outstanding options to purchase 1,425,565 shares of Parent Common Stock. Except as described herein and as set forth in Section 3.2 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnerships interests or similar ownership interest of Parent. All outstanding shares of Parent Common Stock and Series B Convertible Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation, Certificate of Designation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed on or about December 17, 1998 for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

   3.3 Authority.

    (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, as applicable, this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation, Certificate of Designation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, (iv) such filings as are required by the Nasdaq National Market or other exchange to permit the trading of shares of Parent Company stock issued in connection with the Merger (subject to the terms of the Affiliate Agreements) and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   3.4 SEC Filings; Parent Financial Statements.

    (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
  (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of December 31, 1997, is hereinafter referred to as the "Parent Balance Sheet."

   3.5 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been any Material Adverse Effect on Parent. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Parent Balance Sheet, (ii) those not required under GAAP to be set forth in the Parent Balance Sheet, (iii) those incurred in the ordinary course of business since the date of the Parent Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution and delivery of this Agreement.

   3.6 Statements; proxy statement/prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at, the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the proxy statement/prospectus shall not, on the date the proxy statement/prospectus is first mailed to Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement/prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

   3.7 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable, and (b) will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in a manner consistent with the winding down of Company and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes and pay or perform other material obligations when due. In addition, Company will promptly notify Parent of any material event involving its business or operations.

   In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights;

    (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of; in lieu of or in substitution for any capital stock;

    (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

    (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except for the destruction of Procysteine according to terms or agreements disclosed to Parent prior to such destruction;

    (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

    (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

    (1) Except for payments listed on Schedule 2.5(c) of the Company Disclosure Letter, make any payments individually in excess of $25,000 or in the aggregate in excess of $50,000;

    (m) except in the ordinary course of business, modify, amend or terminate any Company Contract or waive, release or assign any material rights or claims thereunder;

    (n) enter into any contracts, agreements, or obligations that would be required to be included in Section 2.15 of the Company Disclosure Letter as a Company Contract;

    (o) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

    (p) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

    (q) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other action or omit to take any action if any such other action or omission would have the effect of increasing the Tax liability of Company or Parent; or

    (r) agree in writing or otherwise to take any of the actions described in
  Article 4 (a) through (r) above.

   4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Article 4 of the Parent Disclosure Letter, without the prior written consent of Company (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not, except for the payment of dividends to the holders of Parent's Series B Convertible Preferred Stock pursuant to the Certificate of Designation, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any capital stock.

   4.3 No Right to Continued Employment or Benefits. Parent does not intend to offer employment to any employees of Company. No provision in this Agreement shall create any third party beneficiary or other right in any person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued employment with Company (or any affiliate of Company) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Parent or any affiliate of Company or Parent. Except for costs and liabilities that are included in the calculation of Net Cash, there are no costs and liabilities arising as a result of the termination and/or transfer of Company's employees, including without limitation, with respect to any employee benefits, the Company Employee Plans, vacation and sick pay accruals, salaries and bonuses, and any severance or termination arrangements.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings.

    (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the proxy statement/prospectus and Parent will prepare and file with the SEC the Registration Statement in which the proxy statement/prospectus will be included as a prospectus; provided, however, that the proxy statement/prospectus shall not be filed with the SEC until Company has received a final report from its auditors for Company's financial statements for the period ended November 30, 1998 and any contingencies regarding such financial statements have been finally resolved. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Company will cause the proxy statement/prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the proxy statement/prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the proxy statement/prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the proxy statement/prospectus, the Registration Statement or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

    (b) Notwithstanding Section 5.1(a) of this Agreement, in the event that the Registration Statement has not been declared effective by the SEC and the proxy statement/prospectus mailed to Company's stockholders by February 12, 1999, Parent, in its sole discretion, may delay the effectiveness of the Registration Statement until the earlier of (i) the date Parent files its Form 10-k for the year ended December 31, 1998, with the SEC or (ii) April 15, 1999, provided, that Parent shall have filed a Form 12b-25 with the SEC pursuant to the Exchange Act and such From 12b-25 shall be effective in order for Parent to delay effectiveness of the Registration Statement beyond March 31, 1999. Company shall mail the proxy statement/prospectus to Company stockholders as soon as practicable after the effective date of the Registration Statement.

   5.2 Meeting of Company Stockholders.

    (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 35 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Company will use its commercially reasonable efforts to solicit from its stockholders proxies. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement/prospectus is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or if, as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the proxy statement/prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.4(c)), or by any withdrawal, amendment or modification of the recommendation of the board of directors of Company with respect to the Merger.

    (b) The board of directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting. The Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting.

   5.3 Confidentiality; Access to Information.

    (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of November 30, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

    (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 No Solicitation.

    (a) Company and its officers, directors, employees or other agents of Company (i) shall not, directly or indirectly, take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or which could reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.4(c)), (ii) shall not, directly or indirectly, subject to the terms of the immediately following sentence, engage in negotiations or discussions with, or disclose any nonpublic information relating to Company to, or afford access to the properties, books or records of Company to, any person with regard to an Acquisition Proposal and (iii) shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person, firm or entity conducted heretofore with respect to any of the foregoing; provided, however, that nothing herein shall prohibit the Company board of directors from taking and disclosing to Company's stockholders a position with respect to a tender offer as required under Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

    (b) Company shall notify Parent promptly (and, in any event, no later than 48 hours), orally and in writing, after receipt by Company (or its advisors) of any Acquisition Proposal or obtaining actual knowledge that any person is submitting an Acquisition Proposal or any request for non-public information relating to Company or for access to the properties, books or records of Company by any person that has advised Company that it may be considering making, or that has made, an Acquisition Proposal and will keep Parent informed of the status and details of any such Acquisition Proposal, notice, request or any correspondence or communications related thereto and shall provide Parent with a written summary in reasonable detail of such Acquisition Proposal, notice or request or correspondence or communications related thereto (including the identity of the offeror and a summary of the terms and conditions of such Acquisition Proposal).

    (c) For purposes of this Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, a merger or other business combination involving Company or the acquisition of 35% or more of the outstanding shares of capital stock of Company, or the sale or transfer of all or substantially all of the assets (excluding the sale or disposition of assets in the ordinary course of business) of Company, other than the transactions contemplated by this Agreement.

   5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.6 Reasonable Efforts Notification.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable action necessary to cause the conditions precedent set forth in Article VI to be satisfied,
  (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third-Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   5.8 Indemnification.

    (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

    (b) For a period of five years after the Effective Time, Parent will, and will cause the Surviving Corporation to use its commercially reasonable efforts to, maintain in effect, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 125% of such annual premium).

   5.9 Nasdaq Listing. Parent agrees to authorize, prior to the Effective Time, for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

   5.10 Affiliate Agreements. Set forth on the Company Disclosure Letter is a list of the Affiliates (each a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed Affiliate Agreement, each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

   5.11 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Company shall file a final clinical report with the United States Food and Drug Administration ("FDA") and shall provide Parent a copy of such report. Company shall take all such actions as are required to terminate any obligations to file any reports with the FDA or equivalent foreign agencies.

   5.12 Updates to Net Cash. Within fifteen (15) days of the end of each month following the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Company shall provide Parent a Statement of Net Cash in the form of Section 2.5(c) of the Company Disclosure Letter, stating Company's Net Cash as of the last day of the month just ended. Company shall provide Parent a final statement of Net Cash in the same form as used in
Section 2.5(c) of the Company Disclosure Letter on the Closing Date, showing Company's Net Cash as of such date. Each statement of Net Cash provided under this Section 5.12 shall be accompanied by a certificate signed by the President of Company certifying that such statement is true and correct and accurately reflects Company's Net Cash as of such date. Parent has the right to have its auditors review such updates, and Company shall reasonably cooperate with such review.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

    (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC.

    (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

    (d) Listing of Shares. The shares of Parent Common Stock issuable, and reserved for issuance, in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of insurance.

   6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

    (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

    (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except where the failure to do so would not (individually or in the aggregate) have a Material Adverse Effect on Parent and Merger Sub, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

    (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

    (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the President of Company.

    (b) Agreements and Covenants. Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, except where the failure to do so would not (individually or in the aggregate) have a Material Adverse Effect on Company, and Parent shall have received a certificate to such effect signed on behalf of Company by the President of Company.

    (c) Material Adverse Effect. No Material Adverse Effect with respect to Company and its subsidiaries shall have occurred since the date of this Agreement.

    (d) Affiliate Agreements. Each of the persons set forth on Section 5.10 of the Company Disclosure Letter shall have entered into an Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

    (e) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(e).

    (f) Termination. Company shall have obtained notices of termination in form acceptable to Parent of the agreements, contracts, licenses or leases set forth on Schedule 6.3(f).

    (g) Company shall provide a certificate of destruction or a bill of sale in form satisfactory to Parent for all Procysteine owned or controlled by Company, in bulk form or otherwise.

    (h) Company shall provide evidence of abandonment or a bill of sale of all Company Registered Intellectual Property in form satisfactory to Parent.

    (i) Company shall have entered into severance agreements acceptable to Parent with any and all employees.

    (j) The costs associated or incurred in connection with any actions or inactions required by this Agreement shall be included in the calculation of Net Cash.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

    (a) by mutual written consent duly authorized by the Boards of Directors of both Parent and Company;

    (b) by either Company or Parent if the Merger shall not have been consummated by March 31, 1999 (the "Closing Deadline"); provided, however, that if the Registration Statement shall not have been declared effective, or the proxy statement/prospectus shall not have been mailed to Company stockholders, by February 12, 1999, then the Closing Deadline shall be May 31, 1999, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

    (d) by Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof;

    (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

    (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Termination Event (as defined below) shall have occurred;

    (g) by Company if the conditions set forth in Section 6.2(a) or Section 6.2(b) are not satisfied as of the date of this Agreement or the earlier of
  (i) the Closing Date, provided that if such failure is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(g)(i) for thirty days after delivery of written notice from Company to Parent of such failure setting forth a description of such failure in reasonable detail, provided Parent continues to exercise commercially reasonable efforts to cure such failure (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if Company shall have violated the conditions of Section 6.3(a) or Section 6.3(b) of this Agreement, materially breached this Agreement or if such failure by Parent is cured during such thirty day period), or (ii) the Closing Deadline; or

    (h) by Parent if the conditions set forth in Section 6.3(a) or Section 6.3(b) are not satisfied as of the date of this Agreement or the earlier of
  (i) the Closing Date, provided that if such failure is curable by Company, then Parent may not terminate this Agreement under this Section 7.1(h)(i) for thirty days after delivery of written notice from Parent to Company of such failure setting forth a description of such failure in reasonable detail, provided Company continues to exercise commercially reasonable efforts to cure such failure (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if Parent shall have violated the conditions of Section 6.2(a) or Section 6.2(b) of this Agreement, materially breached this Agreement or if such failure by Company is cured during such thirty day period), or (ii) the Closing Deadline.

   For the purposes of this Agreement, a "Termination Event" shall be deemed to occur if Company shall not have held the Company Stockholder's Meeting by the Closing Deadline.

   For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the proxy statement/prospectus the unanimous recommendation of the board of directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the board of directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; or (vii) Company shall have otherwise breached its obligations under Sections 5.2 and/or 5.4 hereof.

   7.2 Notice of Termination Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

    (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the proxy statement/prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(d), (e), (f), provided that the Registration Statement shall have been declared effective by April 15, 1999, or (h), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $500,000 in immediately available funds (the "Termination Fee"); provided, however, that such payment shall not be due if in the case of termination under Section 7.1(d), the failure to obtain the required stockholder approval is primarily the result of a Material Adverse Effect on Parent. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Except as provided by law, payments pursuant to this Section 7.3(b) are the sole remedy for termination or breach of this Agreement.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:

      KeraVision, Inc.
      48630 Milmont Drive
      Fremont, California 94538
      Attention: Mark Fischer-Colbrie
      Telephone No.: (510) 353-3008
      Telecopy No.: (510) 353-3030

      with a copy to:

      Venture Law Group
      A Professional Corporation
      2800 Sand Hill Road
      Menlo Park, California 94025
      Attention: Michael W. Hall
      Telephone No.: (650) 854-4488
      Telecopy No.: (650) 233-8386

    (b) if to Company, to:

      Transcend Therapeutics, Inc.
      640 Memorial Drive
      Cambridge, Massachusetts 02139
      Attention: B. Nicholas Harvey
      Telephone No.: (617) 374-1211
      Telecopy No.: (617) 374-1202

      with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
      Attention: Steven D. Singer
      Telephone No.: (617) 526-6439
      Telecopy No.: (617) 526-5000

   Notices by personal delivery or via nationally recognized overnight delivery service shall be effective on receipt. Telecopied notices shall be effective on the date of receipt if received by 5:00 p.m. local time where received, and on the next business day if received thereafter.

   8.3 Interpretation of Knowledge.

    (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitations." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or Controller of such party, has actual knowledge of such matter.

    (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events, violations, inaccuracies, circumstances and effects that (i) are caused by conditions affecting the United States economy as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the Merger. With respect to Company, a Material Adverse Effect shall have occurred if Net Cash as of the Closing Date is less than $7 million, regardless of how caused.

    Notwithstanding anything to the contrary herein, no change, event, violation, inaccuracy, circumstance or effect arising from or relating to Company's clinical trials shall constitute a Material Adverse Effect with respect to Company, except to the extent such change, event violation, inaccuracy, circumstance or effect is based on events taking place after, or based on information materially different from that given to Parent by Company on or before, the date of this Agreement.

    (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in lull force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                   * * * * *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          KERAVISION, INC.

                                                   /s/ Thomas M. Loarie
                                          By: _________________________________

                                                     Thomas M. Loarie
                                          Name: _______________________________

                                                      Chairman & CEO
                                          Title: ______________________________

                                          KVTT ACQUISITION CORPORATION

                                                   /s/ Thomas M. Loarie
                                          By: _________________________________

                                                     Thomas M. Loarie
                                          Name: _______________________________

                                                      Chairman & CEO
                                          Title: ______________________________

                                          TRANSCEND THERAPEUTICS, INC.

                                                  /s/ B. Nicholas Harvey
                                          By: _________________________________

                                                    B. Nicholas Harvey
                                          Name: _______________________________

                                                         President
                                          Title: ______________________________


                   SIGNATURE PAGE TO REORGANIZATION AGREEMENT

                                                                       EXHIBIT A

                                VOTING AGREEMENT

   This Voting Agreement (the "Agreement") is made and entered into as of December 1998 between KeraVision, Inc., a Delaware corporation ("Acquiror"), and the undersigned stockholder ("Holder") of Transcend Therapeutics, Inc., a Delaware corporation ("Target").

                                    RECITALS

   Pursuant to an Agreement and Plan of Reorganization dated as of December   ,
1998 (the "Merger Agreement") by and among Acquiror, KVTT Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror "Sub"), and Target, Sub is merging with and into Target (the "Acquisition") and Target, as the surviving corporation of the Acquisition, will thereby become a wholly owned subsidiary of Acquiror. In order to induce Acquiror to enter into the Merger Agreement, Target has agreed to use its commercially reasonable efforts to solicit the proxies of certain significant stockholders of Target on behalf of Acquiror, and to cause certain significant stockholders of Target to execute and deliver to Acquiror Voting Agreements in the form hereof. The Holder is the beneficial owner (as defined in Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $.01 par value per share, of Target as is indicated on the final page of this Agreement (the "Shares").

   In consideration of the execution of the Merger Agreement by Acquiror, Holder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Target acquired by Holder hereafter and prior to the Expiration Date (as defined in Section 1(a) below), and agrees to vote the Shares and any other such shares of capital stock of Target so as to facilitate consummation of the Acquisition.

                                   AGREEMENT

   The parties agree as follows:

   1. Agreement to Retain Shares.

    (a) Transfer and Encumbrance. Holder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 1 (b)) or otherwise dispose of or encumber the Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) three months after the date of termination of the Merger Agreement; provided, however, that Holder may, upon prior written notice to the Parent, effect such a transaction with any corporation or other organization that owns fifty percent or more of the equity interests of the Holder, or of which the Holder owns fifty percent or more of the equity interests.

    (b) New Shares. Holder agrees that any shares of capital stock of Target that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

   2. Agreement to Vote Shares. At every meeting of the stockholders of Target called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, Holder shall vote the Shares and any New Shares

(i) in favor of approval of the Merger Agreement and the Acquisition and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Target and any person or entity other than Acquiror or any other action or agreement t that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or which could result in any of the conditions to Target's obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind Holder as a stockholder of Target only with respect to the specific matters set forth herein.

   3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Holder agrees to deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in
Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule l3d-3 under the Exchange Act) by Holder set forth therein.

   4. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Acquiror that Holder (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Target other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

   5. Consent and Waiver. Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreement to which Holder is a party or pursuant to any rights Holder may have.

   6. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

   7. Miscellaneous.

    (a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8(a) shall be binding upon the parties and their respective successors and assigns.

    (b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

    (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

    (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in -construing or interpreting this Agreement.

    (e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

    (f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and
  (iii) the balance of the Agreement shall be enforceable in accordance with its terms.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   The parties have caused this Agreement to be duly executed on the date first above written.

                                          KERAVISION, INC.

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          Address: ____________________________

                                                _______________________________

                                          [STOCKHOLDER]

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          Holder's Address for Notice:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Shares beneficially owned:

                                          Class of Shares            Number
                                          ---------------            -------
                                          Common Stock.............. 798,744

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                                     TARGET

   The undersigned stockholder of Transcend Therapeutics, Inc., a Delaware corporation ("Target"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints the members of the Board of Directors of KeraVision, Inc., a Delaware corporation ("Acquiror"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Target that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Target issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Target as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the expiration Date (as defined below).

   This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is granted pursuant to that certain Voting Agreement of even date herewith, by and between Acquiror and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, of even date herewith, by and among Target, Acquiror and KVTT Acquisition Corporation, a Delaware corporation ("Sub") and wholly owned subsidiary of Acquiror (the "Merger Agreement"). The Merger Agreement provides for the merger of Sub with and into Target (the "Acquisition"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) the date of termination of the Voting Agreement.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Target and in every written consent in lieu of such meeting (i) in favor of approval of the Acquisition and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or which could result in any of the conditions to Target's obligations under the Merger Agreement not being fulfilled. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law) and shall expire on the Expiration Date.

   Dated: December   , 1998

                                          [STOCKHOLDER]

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          Holder's Address for Notice:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Shares beneficially owned:

                                          Class of Shares            Number
                                          ---------------            -------
                                          Common Stock.............. 798,744

                                                                       EXHIBIT B

                          AFFILIATE LOCK-UP AGREEMENT

                                December  , 1998

KeraVision, Inc.
48630 Milmont Drive
Fremont, California 94538

Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Reorganization (the "Merger Agreement") by and among KeraVision, Inc. a Delaware corporation ("Acquiror"), KVTT Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Sub") and Transcend Therapeutics, Inc., a Delaware corporation ("Target"), Acquiror will acquire Target.

   For purposes of this Agreement "Affiliate" shall mean an affiliate of Target, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission.

   In consideration of the Acquiror's agreement to effect the Merger Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Acquiror, it will not, during the period commencing on the Closing Date (as defined in the Merger Agreement) of the Merger and ending on the date 180 days thereafter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Acquiror ("Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), or (2) enter into any swap or similar agreement that transfers, in whole or in part, the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to transfers, without consideration, of Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock, to family members or to one or more trusts established for the benefit of one or more family members, or to any corporation or other organization that owns fifty percent or more of the equity interests of the undersigned, or of which the undersigned owns fifty percent or more of the equity interests, in each case which shall be permitted at any time, provided that each and every transferee executes and delivers to Acquiror an agreement whereby such transferee agrees to be bound by all of the terms and provisions of this Agreement.

   Notwithstanding anything to the contrary herein, if the Closing Date shall not have occurred prior to the Closing Deadline (as defined in the Merger Agreement) this Agreement shall be of no further force and effect.

   The undersigned understands that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Common Stock or other securities of the Company held by the undersigned except in compliance with this Agreement.

                                          Very truly yours,

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________
                                                     (if applicable)

cc: ChaseMellon Shareholder Services

                                                                       EXHIBIT C

                                ESCROW AGREEMENT

   This Escrow Agreement (the "Agreement") is entered into as of December 22, 1998, by and among KeraVision, Inc., a Delaware corporation (the "Acquiror"), Transcend Therapeutics, Inc., a Delaware corporation (the "Target"), and Chase Manhattan Bank and Trust (the "Escrow Agent").

                                    RECITALS

   Acquiror, KKTV Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (the "Merger Sub") and Target have entered into an Agreement and Plan of Reorganization dated as of December 22, 1998 (the "Merger Agreement"), pursuant to which Acquiror will acquire Target through the merger of Merger Sub with and into Target (the "Merger"). As a condition to entering into the Merger Agreement, the Acquiror and Target have agreed that the Escrow Fund provided for hereby will be established and maintained for the Escrow Period (as defined below) on the terms and conditions set forth herein. The parties desire to establish the terms and conditions pursuant to which such Escrow Fund will be established and maintained.

                                   AGREEMENT

   The parties agree as follows:

   1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

   2. Escrow and Indemnification.

    (a) Escrow Fund. Upon execution of the Merger Agreement, Target shall deposit with the Escrow Agent to hold on behalf of Target subject to the terms and conditions of this Agreement: $7,000,000 in cash (the "Escrow Fund"). The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in escrow subject to the terms and conditions of this Agreement.

    (b) Investment of Escrow Fund. During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent, in a time deposit or demand deposit or cash escrow account with the Escrow Agent. Such investment shall earn interest at a rate tied to the average LIBOR, less 0.5% (i.e., 50 basis points). Such interest will be computed daily and credited to the account monthly. At any time during the term of this Agreement, the Acquiror and Target shall be permitted to change the investment of the Escrow Fund with joint advance written notice to the Escrow Agent.

   The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment liquidated prior to its maturity in accordance with this Escrow Agreement or for the failure of the Company to give the Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon.

   3. Administration of Escrow Fund. Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period (as defined in Section 4 below), shall treat such fund as a trust fund in accordance with the terms of this Agreement and the Merger Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

   4. Release of Escrow Fund. Subject to the following requirements, the Escrow Fund shall remain in existence from the date hereof until the Escrow. Termination Date (the "Escrow Period"), which shall be earliest date to occur of:

    (a) the Closing Date of the Merger, at which time the Escrow Fund shall be delivered to the Acquiror, as evidenced by a certified copy of the Certificate of Merger as filed with the Delaware Secretary of State;

    (b) receipt by the Escrow Agent of the written consent of the Acquiror to terminate the Escrow Fund and deliver the Escrow Fund to the Target; or

    (c) termination of the Merger Agreement, as evidenced by a certificate signed by an executive officer of both parties, at which time the Escrow Fund shall be delivered to Target; provide, however, that in the event that the Escrow Agent shall receive a certificate signed by an executive officer of Acquiror certifying that the Merger Agreement has been terminated pursuant to Section 7.1(d), (e), (f) or (h) thereof, then the Escrow Agent shall deliver to Acquiror $500,000 of the Escrow Fund and deliver the remainder of the Escrow Fund to Target, and provide, further, that Acquiror shall have given Target twenty-four hours advance written notice prior to delivering such certificate to the Escrow Agent.

    (d) In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

    (e) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

   5. Escrow Agent's Duties.

    (a) Acquiror and Target acknowledge and agree that Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which Escrow Agent may receive after the date of this Agreement that are signed by an officer of Acquiror and Target; (ii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve expense or liability unless it shall have been furnished with indemnity reasonably acceptable to it; and (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person.

    (b) Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, except as provided in Section 4, and except for orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or written decision of arbitrator. In case Escrow Agent obeys or complies with any such order, judgment or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

    (c) Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents, or papers deposited or called for hereunder.

    (d) Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with Escrow Agent.

    (e) Neither Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct Subject to Section 5(g) below, Acquiror and Target (collectively, the "Indemnifying Parties" ) covenant and agree to jointly and severally indemnify Escrow Agent and hold it harmless from and against any fee, loss, liability or expense (including reasonable attorney's fees and expenses) (a "Loss") incurred by Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by Escrow Agent's gross negligence, bad faith or willful misconduct; provided, however, that indemnification for Escrow Agent's standard fees and expenses set forth on the fee schedule attached hereto as Exhibit A shall be borne exclusively by Acquiror, and provided further that the indemnity agreement contained in this Section 5(e) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Acquiror and Target.

     Anything in this Agreement to the contrary not withstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

    (f) To the extent that Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. Subject to Section 5(g) below, Indemnifying Parties agree to jointly and severally indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against Escrow Agent on any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalty or other expense shall arise out of or be caused by the actions of, or a failure to act by, Escrow Agent.

    (g) Subject to the foregoing, each of the Indemnifying Parties shall contribute to the Indemnification Liability in such proportion as is appropriate to reflect the relative fault of each individual Indemnifying Party, including up to all such Indemnification Liability in the case of any tax liability arising from failure to provide correct information with respect to any taxes pursuant to Section 5(f) above. In all cases where there is no such basis for allocating contribution for such Indemnification Liability or except as otherwise provided in Section 5(e), one half of the total Indemnification Liability shall be paid by the Target, and one half of the total Indemnification Liability shall be paid by Acquiror out of the Escrow Fund.

    (h) Escrow Agent may resign at any time upon giving at least 30 days' written notice to Acquiror and Target; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Acquiror and Target shall use their best efforts to mutually agree upon a successor agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Target with the consent of Acquiror, which shall not be unreasonably withheld, shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. If no successor escrow agent is named, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement. The provisions of paragraphs 5(e) and 5(f) shall survive the resignation or removal of Escrow Agent or the termination of this Agreement.

   6. Fees, Expenses and Taxes. The party hereto receiving the Escrow Fund agrees to pay or reimburse Escrow Agent for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A. The Escrow Agent shall be entitled to reimbursement upon 30 days' written notice for all expenses incurred in connection with Sections 5(e) and 5(f) above, and payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. Taxes incurred with respect to the earnings of the Escrow Fund and payments made hereunder shall be borne by the party to whom such earnings are distributed (or to be distributed) or to whom such payment is made.

   7. Miscellaneous.

    (a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the Acquiror, the Target and the Escrow Agent, or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

    (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

   If it further understood that any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

    (c) Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

    (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

    (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    (f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

   If to Acquiror:

    KeraVision, Inc.
    48630 Milmont Drive
    Fremont, California 94538
    Attn: Mark Fischer-Colbrie
    (P) (510) 353-3008
    (F) (510) 353-3030

    with a copy to:

    Venture Law Group, A Professional Corporation
    2800 Sand Hill Road
    Menlo Park, CA 94025
    Attn: Michael W. Hall
    (P) (650) 854-4488
    (F) (650) 233-8386

   If to Target:

    Transcend Therapeutics, Inc.
    640 Memorial Drive
    Cambridge, Massachusetts 02139
    Attn: B. Nicholas Harvey
    (P) (617) 374-1211
    (F) (617) 374-1202

    with a copy to:

    Hale and Dorr LLP
    60 State Street
    Boston, Massachusetts 02109
    Attn: Steven D. Singer
    (P) (617) 526-6000
    (F) (617) 526-5000

   If to the Escrow Agent:

    Chase Manhattan Bank and Trust Company,
    National Association
    101 California Street, Suite 2725
    San Francisco, CA 94111
    Attn: Mitch Gardner
    (P) 415-954-9561
    (F) 415-693-8850

    (g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

    (h) Entire Agreement. Except asset forth in the Merger Agreement, this Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

    (i) Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.


                            [Signature Page Follows]

   The parties have executed this Agreement as of the date first above written.

                                          ACQUIROR:

                                          KeraVision, Inc.

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          TARGET:

                                          Transcend Therapeutics, Inc.

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          ESCROW AGENT:

                                          Chase Manhattan Bank and Trust,
                                           National Association

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                       SIGNATURE PAGE TO ESCROW AGREEMENT

                                                                         ANNEX B
December 21, 1998

Board of Directors
Transcend Therapeutics, Inc.
640 Memorial Drive, 3rd Floor West
Cambridge, MA 02139

Gentlemen:

   We understand that Transcend Therapeutics, Inc. ("Transcend," "TSND" or the "Company") has agreed to sell 100% of its outstanding capital stock to KeraVision, Inc. ("KeraVision") for $10.2 million, or $1.72 per share (the "Merger Consideration") based on KeraVision's closing price of $10.38 on December 15, 1998 (the "Transaction"). Under the terms of the Transaction, each TSND share will be exchanged for 0.166 shares of KeraVision stock. Under the proposed terms, the purchase price per share is subject to adjustment to the extent KeraVision's average closing share price is above $9.0625 for the ten day period ending the day before the closing of the Transaction. Regardless of the movement of KeraVision's share price, Transcend shareholders will receive no less than a 20% premium and no more than a 30% premium to the Net Cash/1/ per TSND share at closing, currently estimated to be $1.38 per share. Upon closing of the Transaction, TSND shareholders will own approximately 6.1% of the combined entity on a fully diluted basis.

   The Company's warrant and option holders will be required to exercise their positions into common stock prior to the Transaction. For the purpose of our analysis, we have assumed that the fully diluted number of Transcend shares outstanding after the exercise of all in-the-money options and warrants is 5,935,426.

   The Company expects to execute an agreement and plan of merger (the "Merger Agreement") and announce the Transaction at 4:00pm EST on December 21, 1998. The transaction is expected to close in February 1999 following the completion of Transcend's shareholder approval and regulatory clearance. No executive officers or directors of Transcend will become executive officers or directors of KeraVision following the Transaction.

   Transcend has retained EVEREN Securities, Inc. ("EVEREN") to render an opinion (the "Opinion") to the board of directors of Transcend as to whether the consideration paid to Transcend shareholders in the Transaction is fair, from a financial point of view, as of the date hereof. This Opinion does not constitute a recommendation to Transcend or any Transcend shareholder.

   In formulating the Opinion, EVEREN has:

    (i) reviewed the draft Agreement and Plan of Merger in substantially final form by and between Transcend and KeraVision;

    (ii) reviewed Transcend's definitive proxy statement filed on June 23, 1998, annual report on Form 10-K for the year ended December 31, 1997, and Forms 10-Q for the three month period ended March 31, 1998, the six month period ended June 30, 1998, and the nine month period ended September 30, 1998;

    (iii) reviewed certain non-public operating and financial information, including projections relating to Transcend's business prepared by management of Transcend;

    (iv) met with certain members of Transcend's management to discuss its operations, financial statements and projections, and future prospects;

--------
/1/Net Cash is defined as cash available at closing after satisfaction of all liabilities associated with terminating Transcend's operations and transaction expenses

Transcend Therapeutics, Inc.
December 21, 1998
Page 2


    (v) reviewed KeraVision's definitive proxy statement dated May 5, 1998, annual reports on Form 10-K for the year ended December 31, 1997, and Forms 10-Q for the three month period ended March 31, 1998, the six month period ended June 30, 1998, and the nine month period ended September 30, 1998;

    (vi) reviewed certain non-public operating and financial information, including internal management reports, relating to KeraVision's business prepared by management of KeraVision;

    (vii) met with certain members of KeraVision's management to discuss its operations, financial statements, and future prospects;

    (viii) interviewed certain members of KeraVision's financial auditors to discuss the financial controls, financial condition and results of operations;

    (ix) reviewed the historical stock prices and reported traded volumes of Transcend's and KeraVision's common shares; and

    (x) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of Transcend and KeraVision. We have further relied upon the assurances of each management team that they are unaware of any factors that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any independent valuation or appraisal of the assets of Transcend or KeraVision.

   In arriving at our Opinion, we have considered such factors as we have deemed relevant including, but not limited to, the following: (i) the historical stock price performance of Transcend; (ii) the absence of ongoing business of Transcend; (iii) the current book value of Transcend; (iv) comparable merger transaction premiums; (v) the historical stock price performance of KeraVision; (vi) the valuation of KeraVision using the discounted earnings method; and (vii) a comparable company analysis of KeraVision.

   As our Opinion has taken into consideration forward looking valuation techniques such as discounted earnings analysis, we have assumed that the financial projections which we reviewed were reasonably prepared using assumptions reflecting the best currently available estimates and judgments of the future financial performance of each company. Our Opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion which may come or be brought to our attention after the date of this Opinion.

   As our Opinion is based upon the share price of KeraVision as of the date hereof, any material change in stock price may cause EVEREN to withdraw its Opinion.

   We have acted as financial advisor to the board of directors of Transcend in connection with this Opinion and will receive a fee for our services. We are also serving as financial advisor to Transcend in connection with the Transaction and will receive a success fee upon its completion. Pursuant to the terms of an engagement letter dated August 20, 1998 (the "Engagement Letter"), Transcend has agreed to pay EVEREN an aggregate cash fee of $325,000 plus reimbursement of out-of-pocket expenses. Of such fee, (i) $50,000 was paid to EVEREN upon execution of the Engagement Letter; (ii) $50,000 becomes payable upon the completion of due diligence and the execution of the Merger Agreement;
(iii) $150,000 becomes payable upon the delivery of the Opinion to Transcend's board of directors, and (iv) the remaining $75,000 of such fee shall be payable at the closing of the Transaction.

Transcend Therapeutics, Inc.
December 21, 1998
Page 3


   It is understood that this Opinion will be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Transaction and that this Opinion constitutes our express written approval for that purpose. However, no summary of, or excerpt from, this Opinion may be used, and no published public reference (other than as provided in the preceding sentence) to this Opinion letter may be made without our prior express written approval, which shall not be unreasonably withheld.

   This Opinion does not constitute a recommendation to any shareholder of Transcend as to how such shareholder should vote, or as to any other actions which such shareholder should take in conjunction with the Transaction. This Opinion relates solely to the question of fairness to the Transcend shareholders, from a financial point of view, of the Merger Consideration as currently proposed. Further, we express no Opinion herein as to the structure, terms or effect of any other aspect of the Transaction, including, without limitation, any effects resulting from the application of any bankruptcy, fraudulent conveyance or other federal or state insolvency law or of any pending or threatened litigation affecting Transcend or KeraVision.

   Based on the foregoing, we are of the opinion that the consideration to be paid to Transcend shareholders in the Transaction which will result in Transcend shareholders receiving $1.72 per Transcend share in KeraVision common stock is fair, from a financial point of view, to the shareholders of Transcend as of the date hereof.

Very truly yours,

EVEREN Securities, Inc.

        /s/ Kathryn Burrer Hyer
By: _________________________________
          Kathryn Burrer Hyer
           Managing Director

                                                                         ANNEX C
                        DELAWARE GENERAL CORPORATION LAW

                                  SECTION 262

   (S) 262. Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title) , (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall also be made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The cost of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

   Subsection (a) of Section 145 of the Delaware General Corporate Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
(b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.
Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

   The Registrant's Amended and Restated Certificate of Incorporation limits the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the DGCL and provides for the indemnification of directors, officers and employees of the Registrant to the fullest extent permitted by law.

   The Registrant's Amended and Restated Bylaws also provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary under the DGCL. The Registrant has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require the Registrant to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

   The Registrant believes that the limitation provision in its Amended and Restated Certificate of Incorporation and the indemnification provisions in its Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements will facilitate the Registrant's ability to continue to attract and retain qualified individuals to serve as directors of the Registrant. It is the opinion of the Commission that indemnification provisions such as those contained in the Certificate, the Bylaws and these agreements have no effect on a director's or officer's liability under the federal securities laws.

   The Registrant has also obtained directors and officers' liability insurance covering, subject to exceptions, actions taken by the Registrant's directors and officers in their capacities as such. Under the Merger Agreement, for a period of five years after the Effective Time (as defined in the Merger Agreement), KeraVision will use commercially reasonable efforts to maintain (subject to conditions on the amount of premiums required to be paid) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Transcend's directors' and officers' liability insurance policy with coverage in amount at least as favorable as Transcend's existing coverage. Additionally, the Merger Agreement requires that KeraVision will fulfill and honor in all respects the obligations of Transcend under any indemnification agreements between Transcend and its directors and officers as of the Effective Time (as defined in the Merger Agreement, and any provisions under Transcend's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in effect as of December 22, 1998. Transcend's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions having an effect similar to those set forth in the Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws with regard to the limitation on a director's liability and the indemnification of directors.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

   Exhibit
   Number  Description
   ------- -----------
     2.1   Agreement and Plan of Reorganization by and among KeraVision, Inc.,
           KVTT Acquisition Corporation and Transcend Therapeutics, Inc., dated as of December 22, 1998(13)

     3.1   Amended and Restated Certificate of Incorporation of Registrant(1)

     3.2   Amended and Restated Bylaws of Registrant(14)

     4.1 Preferred Shares Rights Agreement, dated as of August 18, 1997, between Registrant and Bank Boston, N.A. (7)

     4.2   Investor's Rights Agreement dated as of June 12, 1998(13)

     4.3   Certificate of Designation of Rights, Preferences and Privileges of
           Series B Convertible Preferred Stock of KeraVision, Inc.(15)

   **5.1 Opinion of Latham & Watkins as to the legality of the securities being registered


    *8.1 Opinion of Hale and Dorr LLP as to United States federal tax consequences of the merger

    10.1   Form of Indemnification Agreements for directors and officers(1)



    10.2   1997 Employee Stock Option Plan(1)(2)
    10.3   1987 Stock Option Plan and forms of agreements thereunder(1)(2)

    10.4 Form of Change of Control Agreement entered into between Registrant and Chief Executive Officer in May 1997(2)(8)

    10.5 Form of Change of Control Agreement entered into between Registrant and Executive Officers in May 1997(2)(8)

   Exhibit
   Number  Description
   ------- -----------
    10.6   1995 Stock Plan, as amended(2)(9)

    10.7   1995 Directors' Option Plan and form of subscription agreement(4)(2)

    10.8   401(k) Plan(1)(2)

    10.9   Fremont Office Lease dated August 20, 1993(1)

    10.10  Kilmer License Agreement, dated December 31, 1992(1)

    10.11  Manufacturing Agreement dated October 1, 1992(1)(3)

    10.12 Form of Warrant for Series D Preferred Stock between Registrant and holders of Common Stock of Registrant(1)

    10.13  Promissory Notes, dated January 29, 1988, March 8, 1988, March 8,
           1989, October 30, 1991, April 12, 1993 and November 7, 1993,
           executed by Thomas Loarie in favor of Registrant and all amendments thereto(9)

    10.14  Promissory Notes, dated September 17, 1990, October 30, 1991,
           October 30, 1991, and November 7, 1993, executed by Thomas
           Silvestrini in favor of Registrant and all amendments thereto(9)

    10.15  Promissory Note, dated November 7, 1993, executed by Mark Fischer-
           Colbrie in favor of Registrant and all amendments thereto(10)

    10.16  Promissory Notes, dated March 8, 1988, March 8, 1988, March 8, 1989,
           October 30, 1991, and November 7, 1993, executed by Darlene
           Crockett-Billig in favor of Registrant and all amendments thereto(9)

    10.17  Consulting Agreement dated January 19, 1994 between Registrant and
           John R. Gilbert, and all amendments thereto(1)

    10.18 Information and Registration Rights Agreement between Registrant and holders of the Preferred Stock of the Registrant, dated as of November 19, 1992(1)

    10.19  Consulting Agreement dated January 1, 1996 between Registrant and
           John R. Gilbert(4)

    10.20  Employment Agreement dated January 1997 between Registrant and
           Thomas M. Loarie(2)(6)

    10.21 Distribution Agreement dated as of October 31, 1996 by and between Registrant and AM Peschke, a German corporation(5)(6)
    10.22 Promissory Notes, dated April 1, 1998, executed by Thomas Loarie in favor of Registrant(11)

    10.23  Promissory Note, dated April 1, 1998, executed by Mark Fischer-
           Colbrie in favor of Registrant(11)

    10.24 Promissory Note, dated April 1, 1998, executed by Thomas Silvestrini in favor of Registrant(11)

    10.25 Promissory Note, dated September 1, 1998 executed by Thomas Loarie in favor of Registrant(12)

    10.26  Promissory Note, dated September 1, 1998 executed by Darlene
           Crockett-Billig in favor of Registrant(12)

    10.27  Promissory Note, dated September 1, 1998 executed by Thomas
           Silvestrini in favor of Registrant(12)

    10.28  Promissory Note, dated September 1, 1998 executed by Mark Fischer-
           Colbrie in favor of Registrant(12)

    10.29 Master loan and security agreement dated as of March 25, 1999 between Registrant in favor of Transamerica Business Credit
           Corporation(13)

   Exhibit
    Number  Description
   -------  -----------
     10.30  Agreement with A.M. Pappas & Associates dated January 20, 1998 (14)

   * 10.31 Termination Agreement with Boehringer Ingelheim International GmbH and Transcend Therapeutics, Inc. dated March 2, 1999

   ** 23.1  Consent of Ernst & Young LLP, independent auditors (regarding
            KeraVision)

   ** 23.2  Consent of Ernst & Young LLP, independent auditors (regarding
            Transcend)

   ** 23.3  Consent of Latham & Watkins (included in Exhibit 5.1)

   ** 23.4  Consent of EVEREN Securities, Inc.

    * 23.5  Consent of Hale and Dorr LLP (included in Exhibit 8.1)
    * 24.1  Power of Attorney
   ** 99.1  Form of Proxy Card of Transcend Therapeutics, Inc.

--------

*   previously filed

**  filed herewith
 (1) Incorporated by reference to identically numbered exhibits filed in Registrant's Registration Statement on Form S-1 and Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto (File No. 33-92880), which became effective on July 27, 1995.
 (2) Management contract or compensatory plan or arrangement.
 (3) Confidential treatment has been granted with respect to portions of this Exhibit by the Securities and Exchange Commission by order dated July 27, 1995.
 (4) Incorporated by reference to identically numbered exhibits filed in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
 (5) Confidential treatment has been sought with respect to portions of this Exhibit.
 (6) Incorporated by reference to identically numbered exhibits filed in Registrant's Form 10-K for the year ended December 31, 1996.
 (7) Incorporated by reference to identically numbered exhibit filed in Registrant's Registration on Form 8-A which became effective on August 25, 1997.
 (8) Incorporated by reference to exhibits 10.23 and 10.24 filed in Registrant's Form 10-K for the year ended December 31, 1997.
 (9) Incorporated by reference to identically numbered exhibits filed in Registrant's Registration Statement on Form S-1 (File No. 33-92880), which became effective on July 27, 1995, and amendments thereto filed in Registrant's Form 10-K for the year ended December 31, 1996.
(10) Incorporated by reference to identically numbered exhibits filed in Registrant's Registration Statement on Form S-1 (File No. 33-92880), which became effective on July 27, 1995, and amendments thereto filed in Registrant's Form 10-K for the year ended December 31, 1997.
(11) Incorporated by reference to Exhibits 10.25 through 10.27 filed in Registrant's Form 10-Q for the quarterly period ended March 31, 1998.
(12) Incorporated by reference to Exhibits 10.28 through 10.31 filed in Registrant's Form 10-Q for the quarterly period ended September 30, 1998.
(13) Incorporated by reference to identically numbered exhibits filed in Registrant's Form 10-K for the year ended December 31, 1998.

(14) Incorporated by reference to identically numbered exhibits filed in Registrant's Form 10-K/A filed with the Securities and Exchange Commission on May 3, 1999.
(15) Incorporated by reference to Exhibit 3.3 filed in Registrant's Form 10-K for the year ended December 31, 1998.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 5, 1999.

                                          KERAVISION, INC.

                                                   /s/ Thomas M. Loarie
                                          By: _________________________________
                                                      Thomas M. Loarie
                                               Chairman, President and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Thomas M. Loarie            President, Chief Executive     May 5, 1999
______________________________________  Officer and Chairman of
           Thomas M. Loarie             the board of directors
                                        (Principal Executive
                                        Officer)

     /s/ Mark Fischer-Colbrie          Vice President Finance and     May 5, 1999
______________________________________  Administration and Chief
         Mark Fischer-Colbrie           Financial Officer
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)
                                       Director                       May 5, 1999
______________________________________
           Charles Crocker

                  *                    Director                       May 5, 1999
______________________________________
           John R. Gilbert

                                       Director                       May 5, 1999
______________________________________
         Lawrence A. Lehmkuhl

                  *                    Director                       May 5, 1999
______________________________________
            Kathy LaPorte

                  *                    Director                       May 5, 1999
______________________________________
         Kshitij Mohan, Ph.D.

                                       Director                       May 5, 1999
______________________________________
           Arthur M. Pappas


              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    Director                       May 5, 1999
______________________________________
             Peter Wilson


       /s/ Mark Fischer-Colbrie
 *By:  ____________________________
           Mark Fischer-Colbrie
             Attorney-In-Fact